Table of Contents

United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended June 30, 2025

My Racehorse CA LLC

(Exact name of issuer as specified in its charter)

Nevada	83-0848007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2456 Fortune Dr., Suite 110, Lexington, KY 40509

(Full mailing address of principal executive offices)

888-697-2234

(Issuer’s telephone number, including area code)

TABLE OF CONTENTS

MY RACEHORSE CA LLC

i

Use of Terms

Except as otherwise indicated by the context and for the purposes of this Semi-Annual Report only, references in this Semi-Annual Report to “we,” “us,” “our”, “MRH”, “our company”, or the “Company” refer to My Racehorse CA LLC, a Nevada series limited liability company.

Special Note Regarding Forward Looking Statements

Certain information contained in this Semi-Annual Report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company’s development plans for our business; our strategies and business outlook; anticipated development of the Company, the Manager, each Series of the Company and the MyRacehorse™ Platform (defined below), future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words like “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, but the absence of these words does not mean that a statement is not forward-looking. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” included in our Offering Statement on Form 1-A (the “Offering Statement”; file no. 024-12611) filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2025, and qualified by the Commission on May 29, 2025, as amended and supplemented by post-qualification amendments to date, and matters described in this Semi-Annual Report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Semi-Annual Report will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements, and should not make an investment decision based solely on these forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Although the forward-looking statements in this Semi-Annual Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. The projections, estimates and expectations are presented in this Semi-Annual Report only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our management’s own assessment of our business, the industry in which we work and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the Company cannot guarantee future results, and the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this Semi-Annual Report, in the Offering Statement (and as amended and supplemented by post-qualification amendments to date) and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

ii

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company was formed in the State of Nevada as a series limited liability company on December 27, 2016. Since our inception, we have been engaged primarily in acquiring a collection of horses for use in racing (each, an “Underlying Asset”). The Company, through individual Series, takes ownership in a particular racehorse or group of racehorses (all of the series of the Company offered in such racehorse(s) may collectively be referred to herein as the “Series”, and each, individually, as a “Series”; The interests of all Series in such racehorse(s) may collectively be referred to herein as the “Interests”, and each, individually, as an “Interest”). By doing so, the Company’s goal is to democratize the ownership of such racehorses, and allow fans to experience the thrill, perks and benefits of racehorse ownership at a fraction of the historical cost. This includes everything from the behind the scenes engagements with the racehorse, the jockey and trainers as well as exclusive on-track experiences, and a portion of financial gains that the ownership in such racehorse potentially creates if its breeding rights are sold, if it wins a “purse” at a racing event, if marketing or sponsorship ads are sold, or if it is claimed or sold.

We are managed by Experiential Squared, Inc. (“Experiential” or the “Manager”), a Delaware corporation incorporated in 2016. Experiential provides expert horse racing management services and owns and operates a mobile app-based crowd-funding platform called MyRacehorse™ (the MyRacehorse™ platform and any successor platform used by the Company for the offer and sale of Series interests, is referred to as the “MyRacehorse™ Platform”), which is licensed to the Company pursuant to the terms of that certain Management Services Agreement (the “Management Agreement”), through which Investors may indirectly invest, through Series of the Company’s interests, in fractional racehorse ownership interests that have been historically difficult to access for many market participants. Through the use of the MyRacehorse™ Platform, Investors can browse and screen racehorses, make potential investments in such racehorses, and sign legal documents electronically. It is the intent of the Company and its Manager to manage and retain decision-making authority over the initial due diligence and subsequent training, maintenance and upkeep of the racehorses.

Experiential employs a team of horse racing experts that has allowed the Company to become one of the most successful horse racing stables in the United States over the past few years. The team has collectively over 100 years of experience buying, managing, and analyzing racehorses. This depth of expertise has led to over 220 wins since launching the stable in June of 2018 through June 2025. The wins have been achieved at the highest level in US horse racing including winning the Breeders’ Cup Classic, Breeders’ Cup Sprint, The Preakness Stakes and the Kentucky Derby. Experiential is considered a highly active racing manager through its strategically located staff in California, New York, and Kentucky (the three major markets for horse racing) and other racing markets as well. Experiential is in daily contact with the trainers and partners regarding all aspects of the racehorses under their management. Experiential also has retained a world-renowned resident veterinarian to actively review the horses in their stable for health and performance. In addition, they have access to several premium data sources that allows their horse racing experts to review speed figures, race results, pedigrees, and conditions to maximize performance of their bloodstock.

We have completed many offerings of Interests as set forth in the table below under “Operating Results” and continue to launch subsequent offerings for other series on an ongoing basis. The information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is in relation to the Company as a whole, which is made up of a number of separate series and Underlying Assets. The purchase of membership interests in a Series of the Company is an investment only in such Series and not an investment in the Company as a whole or any other Series.

As of June 30, 2025, officers of the Manager have loaned the Company a total of $374,374 (excluding accrued interest) in connection with the acquisition of these Underlying Assets. See Note 4 to Unaudited Financial Statements as of June 30, 2025 – Advances from Manager and Note 7 - Related Party Transactions of the Notes to the Financial Statements for more information regarding the loans/advances from officers of the Manager or the Manager.

There is limited historical financial information about us upon which to base an evaluation of our performance. We are an emerging growth business with limited operating history, and we are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business, and our planned principal operations have only recently commenced. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

1

Operating Results

As of June 30, 2025, the following Series and related race horses have been created and either have or are currently being offered pursuant to either (i) Rule 506(c) of Regulation D, (ii) a California intrastate permit or (iii) the Offering Statement:

Series Name	Interests Offered (1)	Interests Sold (1)	Interests Remaining (1)	Asset Cost/Interest (2)	Operating Expense Reserve/Interest (2)	Due Diligence Fee/Interest (2)	Owed to Series (3)	Owed to Experiential (4)	Paid to Experiential (5)	Price Per Interest (6)	$ Sold (7)	$ Offered (7)	$ Remaining (7)
Authentic	12,500	12,500	–	$151.54	$23.56	$30.90	$0.00	$0.00	$386,250.00	$206.00	$2,575,000.00	$2,575,000.00	$0.00
The Filly Four	8,000	8,000	–	$105.00	$48.00	$27.00	$0.00	$0.00	$216,000.00	$180.00	$1,440,000.00	$1,440,000.00	$0.00
Seize the Grey Broodmare Band	5,000	5,000	–	$124.53	$49.37	$61.08	$0.00	$0.00	$305,400.00	$235.00	$1,175,000.00	$1,175,000.00	$0.00
Chad Brown Bundle	5,000	5,000	–	$120.69	$78.21	$35.10	$0.00	$0.00	$175,500.00	$234.00	$1,170,000.00	$1,170,000.00	$0.00
The New York Bundle	5,100	5,100	–	$90.90	$83.47	$50.63	$0.00	$0.00	$258,213.00	$225.00	$1,147,500.00	$1,147,500.00	$0.00
Black Tie Optional	5,000	5,000	–	$115.25	$47.77	$64.98	$0.00	$0.00	$324,900.00	$228.00	$1,140,000.00	$1,140,000.00	$0.00
The Incredi-Bundle	10,200	10,200	–	$60.38	$23.32	$24.30	$0.00	$0.00	$247,860.00	$108.00	$1,101,600.00	$1,101,600.00	$0.00
Rosie's Alibi	10,000	10,000	–	$62.50	$26.75	$15.75	$0.00	$0.00	$157,500.00	$105.00	$1,050,000.00	$1,050,000.00	$0.00
The Royal Duet	5,100	5,100	–	$113.78	$42.77	$45.45	$0.00	$0.00	$231,795.00	$202.00	$1,030,200.00	$1,030,200.00	$0.00
Trust But Verify	13,333	12,221	1,112	$37.46	$17.59	$21.95	$19,560.08	$41,655.52	$268,250.95	$77.00	$941,017.00	$1,026,641.00	$85,624.00
Native Brew	5,000	5,000	–	$81.03	$43.38	$49.59	$0.00	$0.00	$247,950.00	$174.00	$870,000.00	$870,000.00	$0.00
Balletic	10,000	10,000	–	$45.00	$23.00	$12.00	$0.00	$0.00	$120,000.00	$80.00	$800,000.00	$800,000.00	$0.00
Munny Problem	10,000	10,000	–	$34.65	$21.84	$22.51	$0.00	$0.00	$225,100.00	$79.00	$790,000.00	$790,000.00	$0.00
Misstrial	10,000	10,000	–	$34.58	$21.19	$22.23	$0.00	$0.00	$222,300.00	$78.00	$780,000.00	$780,000.00	$0.00
Authentic Spirit	9,000	9,000	–	$46.10	$19.78	$19.12	$0.00	$0.00	$172,080.00	$85.00	$765,000.00	$765,000.00	$0.00
Collusion Illusion	25,000	25,000	–	$22.00	$3.50	$4.50	$0.00	$0.00	$112,500.00	$30.00	$750,000.00	$750,000.00	$0.00
Big Mel	6,000	6,000	–	$89.00	$14.00	$18.00	$0.00	$0.00	$108,000.00	$121.00	$726,000.00	$726,000.00	$0.00
Commissioned	5,000	5,000	–	$62.24	$40.72	$41.04	$0.00	$0.00	$205,200.00	$144.00	$720,000.00	$720,000.00	$0.00
Catalyst	6,500	6,500	–	$58.28	$21.55	$23.17	$0.00	$0.00	$150,605.00	$103.00	$669,500.00	$669,500.00	$0.00
Lady Blitz	5,000	5,000	–	$67.20	$35.88	$29.92	$0.00	$0.00	$149,600.00	$133.00	$665,000.00	$665,000.00	$0.00
Elite Heat	5,000	5,000	–	$51.66	$42.72	$37.62	$0.00	$0.00	$188,100.00	$132.00	$660,000.00	$660,000.00	$0.00
Legitify	5,000	5,000	–	$63.39	$35.81	$28.80	$0.00	$0.00	$144,000.00	$128.00	$640,000.00	$640,000.00	$0.00
Secret Crush	10,000	10,000	–	$31.50	$18.10	$14.40	$0.00	$0.00	$144,000.00	$64.00	$640,000.00	$640,000.00	$0.00
Seize the Grey	5,000	5,000	–	$63.00	$35.43	$28.57	$0.00	$0.00	$142,850.00	$127.00	$635,000.00	$635,000.00	$0.00
Simply Enchanting	6,000	6,000	–	$54.74	$21.98	$22.28	$0.00	$0.00	$133,680.00	$99.00	$594,000.00	$594,000.00	$0.00
Pioneer Prince	4,000	4,000	–	$72.03	$43.97	$29.00	$0.00	$0.00	$116,000.00	$145.00	$580,000.00	$580,000.00	$0.00
Seismic Beauty	5,100	5,100	–	$63.39	$22.29	$26.32	$0.00	$0.00	$134,232.00	$112.00	$571,200.00	$571,200.00	$0.00
Wayne O	6,000	6,000	–	$75.00	$6.00	$14.00	$0.00	$0.00	$84,000.00	$95.00	$570,000.00	$570,000.00	$0.00
Classic Colts Package	40	40	–	$11,046.00	$1,983.00	$1,209.00	$0.00	$0.00	$48,360.00	$14,238.00	$569,520.00	$569,520.00	$0.00
Real Savvy	3,750	3,750	–	$75.60	$39.10	$33.30	$0.00	$0.00	$124,875.00	$148.00	$555,000.00	$555,000.00	$0.00
Search Engine	5,100	5,100	–	$62.50	$27.60	$15.90	$0.00	$0.00	$81,090.00	$106.00	$540,600.00	$540,600.00	$0.00
Lane Way	6,000	6,000	–	$61.00	$15.50	$13.50	$0.00	$0.00	$81,000.00	$90.00	$540,000.00	$540,000.00	$0.00

2

Who Runs the World	5,100	5,100	–	$60.00	$28.40	$15.60	$0.00	$0.00	$79,560.00	$104.00	$530,400.00	$530,400.00	$0.00
Chasing Time	10,000	10,000	–	$25.00	$19.20	$7.80	$0.00	$0.00	$78,000.00	$52.00	$520,000.00	$520,000.00	$0.00
Here's the Kicker	13,333	13,333	–	$19.69	$10.54	$8.77	$0.00	$0.00	$116,930.41	$39.00	$519,987.00	$519,987.00	$0.00
Carrothers	5,100	5,100	–	$60.20	$25.65	$15.15	$0.00	$0.00	$77,265.00	$101.00	$515,100.00	$515,100.00	$0.00
Classic Cut	10,000	10,000	–	$24.00	$19.35	$7.65	$0.00	$0.00	$76,500.00	$51.00	$510,000.00	$510,000.00	$0.00
American Heiress	5,100	5,100	–	$72.00	$13.00	$15.00	$0.00	$0.00	$76,500.00	$100.00	$510,000.00	$510,000.00	$0.00
Future Stars Stable	10,000	10,000	–	$33.55	$8.95	$7.50	$0.00	$0.00	$75,000.00	$50.00	$500,000.00	$500,000.00	$0.00
Show Your Cards	3,000	3,000	–	$92.20	$39.80	$33.00	$0.00	$0.00	$99,000.00	$165.00	$495,000.00	$495,000.00	$0.00
Cable Boss	5,100	5,100	–	$55.00	$27.45	$14.55	$0.00	$0.00	$74,205.00	$97.00	$494,700.00	$494,700.00	$0.00
Tap the Gavel	10,000	10,000	–	$23.00	$18.65	$7.35	$0.00	$0.00	$73,500.00	$49.00	$490,000.00	$490,000.00	$0.00
Monomoy Girl	10,200	10,200	–	$29.41	$9.69	$6.90	$0.00	$0.00	$70,380.00	$46.00	$469,200.00	$469,200.00	$0.00
NY Exacta	2,000	2,000	–	$107.50	$86.30	$34.20	$0.00	$0.00	$68,400.00	$228.00	$456,000.00	$456,000.00	$0.00
Iron Works	5,100	5,100	–	$55.00	$20.65	$13.35	$0.00	$0.00	$68,085.00	$89.00	$453,900.00	$453,900.00	$0.00
Magical Ways	6,000	6,000	–	$40.00	$23.75	$11.25	$0.00	$0.00	$67,500.00	$75.00	$450,000.00	$450,000.00	$0.00
Going to Vegas	5,100	5,100	–	$50.00	$23.10	$12.90	$0.00	$0.00	$65,790.00	$86.00	$438,600.00	$438,600.00	$0.00
Kanthari	5,100	5,100	–	$57.50	$14.75	$12.75	$0.00	$0.00	$65,025.00	$85.00	$433,500.00	$433,500.00	$0.00
Adaay in Asia	5,100	5,100	–	$42.00	$21.55	$18.45	$0.00	$0.00	$94,095.00	$82.00	$418,200.00	$418,200.00	$0.00
Moonlit Courage	5,000	5,000	–	$23.05	$37.13	$22.82	$0.00	$0.00	$114,100.00	$83.00	$415,000.00	$415,000.00	$0.00
Isle Blue	5,100	5,100	–	$41.34	$21.43	$18.23	$0.00	$0.00	$92,973.00	$81.00	$413,100.00	$413,100.00	$0.00
Love Like Lucy	5,100	5,100	–	$31.50	$23.55	$21.95	$0.00	$0.00	$111,945.00	$77.00	$392,700.00	$392,700.00	$0.00
A Day to Remember	5,500	5,500	–	$34.57	$20.45	$15.98	$0.00	$0.00	$87,890.00	$71.00	$390,500.00	$390,500.00	$0.00
Solar Strike	6,000	6,000	–	$40.30	$14.69	$10.01	$0.00	$0.00	$60,060.00	$65.00	$390,000.00	$390,000.00	$0.00
Mo Mischief	5,100	5,100	–	$50.00	$14.00	$11.00	$0.00	$0.00	$56,100.00	$75.00	$382,500.00	$382,500.00	$0.00
Micro Share	5,100	5,100	–	$45.00	$17.90	$11.10	$0.00	$0.00	$56,610.00	$74.00	$377,400.00	$377,400.00	$0.00
Provocateur	4,100	4,100	–	$60.00	$17.35	$13.65	$0.00	$0.00	$55,965.00	$91.00	$373,100.00	$373,100.00	$0.00
Star Six Nine	10,000	10,000	–	$14.00	$17.45	$5.55	$0.00	$0.00	$55,500.00	$37.00	$370,000.00	$370,000.00	$0.00
Mystical Belle	300	300	–	$567.00	$381.00	$252.00	$0.00	$0.00	$75,600.00	$1,200.00	$360,000.00	$360,000.00	$0.00
Vow	2,000	2,000	–	$70.00	$82.15	$26.85	$0.00	$0.00	$53,700.00	$179.00	$358,000.00	$358,000.00	$0.00
Laforgia	10,200	10,200	–	$22.50	$7.25	$5.25	$0.00	$0.00	$53,550.00	$35.00	$357,000.00	$357,000.00	$0.00
Sirius Pursuit	3,000	2,997	3	$42.00	$42.37	$33.63	$127.11	$126.00	$100,789.11	$118.00	$353,646.00	$354,000.00	$354.00
Fireball Birdie	2,550	2,550	–	$66.60	$39.58	$30.82	$0.00	$0.00	$78,591.00	$137.00	$349,350.00	$349,350.00	$0.00
Sweet Voyage	3,750	3,750	–	$36.88	$35.20	$20.92	$0.00	$0.00	$78,450.00	$93.00	$348,750.00	$348,750.00	$0.00
Hero Status	6,000	6,000	–	$27.00	$22.30	$8.70	$0.00	$0.00	$52,200.00	$58.00	$348,000.00	$348,000.00	$0.00
Fancy Quality	3,000	3,000	–	$47.82	$39.75	$25.43	$0.00	$0.00	$76,290.00	$113.00	$339,000.00	$339,000.00	$0.00
Cornice Traverse	750	750	–	$200.00	$179.95	$67.05	$0.00	$0.00	$50,287.50	$447.00	$335,250.00	$335,250.00	$0.00
Straight No Chaser	2,000	2,000	–	$55.00	$86.10	$24.90	$0.00	$0.00	$49,800.00	$166.00	$332,000.00	$332,000.00	$0.00
One Fast Dream	2,000	2,000	–	$55.50	$76.50	$33.00	$0.00	$0.00	$66,000.00	$165.00	$330,000.00	$330,000.00	$0.00
Regal Rebel	2,000	2,000	–	$60.00	$80.25	$24.75	$0.00	$0.00	$49,500.00	$165.00	$330,000.00	$330,000.00	$0.00

3

Miss Sakamoto	6,000	6,000	–	$25.00	$20.90	$8.10	$0.00	$0.00	$48,600.00	$54.00	$324,000.00	$324,000.00	$0.00
Storm Shooter	2,000	2,000	–	$90.00	$48.00	$24.00	$0.00	$0.00	$48,000.00	$162.00	$324,000.00	$324,000.00	$0.00
Tufnel	5,200	5,200	–	$30.00	$22.70	$9.30	$0.00	$0.00	$48,360.00	$62.00	$322,400.00	$322,400.00	$0.00
Action Bundle	10,000	10,000	–	$4.50	$21.85	$4.65	$0.00	$0.00	$46,500.00	$31.00	$310,000.00	$310,000.00	$0.00
Stay Fabulous	2,500	2,500	–	$49.95	$49.25	$24.80	$0.00	$0.00	$62,000.00	$124.00	$310,000.00	$310,000.00	$0.00
Mo Temptation	3,500	3,500	–	$34.58	$35.02	$17.40	$0.00	$0.00	$60,900.00	$87.00	$304,500.00	$304,500.00	$0.00
Naismith	2,000	2,000	–	$75.00	$54.20	$22.80	$0.00	$0.00	$45,600.00	$152.00	$304,000.00	$304,000.00	$0.00
Can't Hush This	1,800	1,800	–	$110.00	$29.40	$24.60	$0.00	$0.00	$44,280.00	$164.00	$295,200.00	$295,200.00	$0.00
War Safe	2,000	2,000	–	$45.00	$79.10	$21.90	$0.00	$0.00	$43,800.00	$146.00	$292,000.00	$292,000.00	$0.00
Duke of Love	2,000	2,000	–	$42.50	$78.20	$21.30	$0.00	$0.00	$42,600.00	$142.00	$284,000.00	$284,000.00	$0.00
Mrs Whistler	2,000	2,000	–	$40.00	$76.45	$20.55	$0.00	$0.00	$41,100.00	$137.00	$274,000.00	$274,000.00	$0.00
Salute to America	1,000	1,000	–	$80.00	$152.05	$40.95	$0.00	$0.00	$40,950.00	$273.00	$273,000.00	$273,000.00	$0.00
My Eyes On You	5,100	3,307	1,793	$34.57	$21.91	$22.52	$39,284.63	$61,984.01	$74,473.64	$79.00	$261,253.00	$402,900.00	$141,647.00
Phantom Ride	3,000	3,000	–	$33.60	$33.60	$16.80	$0.00	$0.00	$50,400.00	$84.00	$252,000.00	$252,000.00	$0.00
Malibu Mayhem	650	650	–	$140.00	$188.10	$57.90	$0.00	$0.00	$37,635.00	$386.00	$250,900.00	$250,900.00	$0.00
Edge Racing Summer Fun-d	50	50	–	$3,400.00	$1,100.00	$500.00	$0.00	$0.00	$25,000.00	$5,000.00	$250,000.00	$250,000.00	$0.00
Popular Demand	1,020	1,020	–	$145.00	$63.00	$36.00	$0.00	$0.00	$36,720.00	$244.00	$248,880.00	$248,880.00	$0.00
A Mo Reay	820	820	–	$200.00	$55.85	$45.15	$0.00	$0.00	$37,023.00	$301.00	$246,820.00	$246,820.00	$0.00
Inspector	1,200	1,200	–	$78.75	$82.85	$40.40	$0.00	$0.00	$48,480.00	$202.00	$242,400.00	$242,400.00	$0.00
Forbidden Kingdom	1,020	1,020	–	$150.00	$44.65	$34.35	$0.00	$0.00	$35,037.00	$229.00	$233,580.00	$233,580.00	$0.00
Celestial Moon	20	20	–	$7,993.15	$2,056.85	$1,450.00	$0.00	$0.00	$29,000.00	$11,500.00	$230,000.00	$230,000.00	$0.00
Got Stormy	5,100	5,100	–	$24.51	$13.74	$6.75	$0.00	$0.00	$34,425.00	$45.00	$229,500.00	$229,500.00	$0.00
Thirteen Stripes	1,000	1,000	–	$100.00	$94.65	$34.35	$0.00	$0.00	$34,350.00	$229.00	$229,000.00	$229,000.00	$0.00
Man Among Men	820	820	–	$180.00	$52.05	$40.95	$0.00	$0.00	$33,579.00	$273.00	$223,860.00	$223,860.00	$0.00
Infinite Empire	820	820	–	$180.00	$52.05	$40.95	$0.00	$0.00	$33,579.00	$273.00	$223,860.00	$223,860.00	$0.00
Normandy Queen	15	15	–	$10,198.15	$2,451.85	$1,850.00	$0.00	$0.00	$27,750.00	$14,500.00	$217,500.00	$217,500.00	$0.00
Cumberland Falls	2,500	2,500	–	$21.69	$47.11	$17.20	$0.00	$0.00	$43,000.00	$86.00	$215,000.00	$215,000.00	$0.00
Always Hopeful	1,020	1,020	–	$80.00	$90.85	$30.15	$0.00	$0.00	$30,753.00	$201.00	$205,020.00	$205,020.00	$0.00
Helicopter Money	3,000	3,000	–	$13.13	$40.47	$13.40	$0.00	$0.00	$40,200.00	$67.00	$201,000.00	$201,000.00	$0.00
Sixtythreecaliber	1,000	1,000	–	$125.00	$39.05	$28.95	$0.00	$0.00	$28,950.00	$193.00	$193,000.00	$193,000.00	$0.00
Carpe Vinum	600	600	–	$200.00	$72.00	$48.00	$0.00	$0.00	$28,800.00	$320.00	$192,000.00	$192,000.00	$0.00
Tizamagician	600	600	–	$185.00	$87.00	$48.00	$0.00	$0.00	$28,800.00	$320.00	$192,000.00	$192,000.00	$0.00
Celebrity News	1,200	1,200	–	$50.00	$82.60	$23.40	$0.00	$0.00	$28,080.00	$156.00	$187,200.00	$187,200.00	$0.00
Time is Magic	12	12	–	$10,500.00	$2,400.00	$2,100.00	$0.00	$0.00	$25,200.00	$15,000.00	$180,000.00	$180,000.00	$0.00
Deep Cover	800	800	–	$100.00	$87.00	$33.00	$0.00	$0.00	$26,400.00	$220.00	$176,000.00	$176,000.00	$0.00
Frosted Oats	4,100	4,100	–	$25.00	$10.70	$6.30	$0.00	$0.00	$25,830.00	$42.00	$172,200.00	$172,200.00	$0.00
Tepeu	20	20	–	$5,500.00	$1,846.00	$1,154.00	$0.00	$0.00	$23,080.00	$8,500.00	$170,000.00	$170,000.00	$0.00
Amandrea	550	550	–	$210.00	$40.00	$45.00	$0.00	$0.00	$24,750.00	$295.00	$162,250.00	$162,250.00	$0.00
Bajan Bashert	16	16	–	$7,000.00	$1,600.00	$1,400.00	$0.00	$0.00	$22,400.00	$10,000.00	$160,000.00	$160,000.00	$0.00
Gentleman Gerry	20	20	–	$5,000.00	$1,750.00	$1,000.00	$0.00	$0.00	$20,000.00	$7,750.00	$155,000.00	$155,000.00	$0.00

4

In Due Time	20	20	–	$4,750.00	$1,739.00	$1,011.00	$0.00	$0.00	$20,220.00	$7,500.00	$150,000.00	$150,000.00	$0.00
Tonality	20	20	–	$3,975.00	$2,730.00	$795.00	$0.00	$0.00	$15,900.00	$7,500.00	$150,000.00	$150,000.00	$0.00
Heaven Street	20	20	–	$5,300.00	$1,200.00	$1,000.00	$0.00	$0.00	$20,000.00	$7,500.00	$150,000.00	$150,000.00	$0.00
Lazy Daisy	1,250	1,250	–	$90.00	$7.00	$18.00	$0.00	$0.00	$22,500.00	$115.00	$143,750.00	$143,750.00	$0.00
Inalattetrouble	4,100	4,100	–	$19.50	$10.25	$5.25	$0.00	$0.00	$21,525.00	$35.00	$143,500.00	$143,500.00	$0.00
National Road	20	20	–	$5,000.00	$1,000.00	$1,000.00	$0.00	$0.00	$20,000.00	$7,000.00	$140,000.00	$140,000.00	$0.00
Pep Rally	20	20	–	$4,500.00	$1,600.00	$900.00	$0.00	$0.00	$18,000.00	$7,000.00	$140,000.00	$140,000.00	$0.00
Golden Quality	20	20	–	$4,500.00	$1,550.00	$950.00	$0.00	$0.00	$19,000.00	$7,000.00	$140,000.00	$140,000.00	$0.00
Above Suspicion	820	820	–	$105.00	$38.65	$25.35	$0.00	$0.00	$20,787.00	$169.00	$138,580.00	$138,580.00	$0.00
Jai Ho	10	10	–	$9,646.90	$1,923.70	$1,929.40	$0.00	$0.00	$19,294.00	$13,500.00	$135,000.00	$135,000.00	$0.00
Annahilate	450	450	–	$165.00	$90.00	$45.00	$0.00	$0.00	$20,250.00	$300.00	$135,000.00	$135,000.00	$0.00
Flamekeeper	13	13	–	$6,360.00	$2,368.00	$1,272.00	$0.00	$0.00	$16,536.00	$10,000.00	$130,000.00	$130,000.00	$0.00
Yes This Time	10	10	–	$10,000.00	$793.00	$2,159.00	$0.00	$0.00	$21,590.00	$12,952.00	$129,520.00	$129,520.00	$0.00
Demogorgon	20	20	–	$4,500.00	$917.00	$983.00	$0.00	$0.00	$19,660.00	$6,400.00	$128,000.00	$128,000.00	$0.00
Walk the Talk	12	12	–	$7,000.00	$1,987.00	$1,513.00	$0.00	$0.00	$18,156.00	$10,500.00	$126,000.00	$126,000.00	$0.00
Vertical Threat	600	600	–	$100.00	$78.50	$31.50	$0.00	$0.00	$18,900.00	$210.00	$126,000.00	$126,000.00	$0.00
Ancient Royalty	900	900	–	$85.00	$33.15	$20.85	$0.00	$0.00	$18,765.00	$139.00	$125,100.00	$125,100.00	$0.00
Dancing Crane	20	20	–	$4,250.00	$926.00	$924.00	$0.00	$0.00	$18,480.00	$6,100.00	$122,000.00	$122,000.00	$0.00
Dolce Notte	820	820	–	$90.00	$35.80	$22.20	$0.00	$0.00	$18,204.00	$148.00	$121,360.00	$121,360.00	$0.00
Vino Grigio	20	20	–	$2,782.00	$2,661.60	$556.40	$0.00	$0.00	$11,128.00	$6,000.00	$120,000.00	$120,000.00	$0.00
Power Up Paynter	600	600	–	$100.00	$61.00	$29.00	$0.00	$0.00	$17,400.00	$190.00	$114,000.00	$114,000.00	$0.00
Sweet as Sin	110	110	–	$410.00	$390.58	$232.41	$0.00	$0.00	$25,565.10	$1,032.99	$113,628.90	$113,628.90	$0.00
Captain Sparrow	10	10	–	$7,717.50	$1,939.00	$1,543.50	$0.00	$0.00	$15,435.00	$11,200.00	$112,000.00	$112,000.00	$0.00
Daddy's Joy	600	600	–	$80.00	$73.00	$27.00	$0.00	$0.00	$16,200.00	$180.00	$108,000.00	$108,000.00	$0.00
Howboutdemapples	600	600	–	$100.00	$47.05	$25.95	$0.00	$0.00	$15,570.00	$173.00	$103,800.00	$103,800.00	$0.00
Boppy	750	750	–	$60.00	$54.75	$20.25	$0.00	$0.00	$15,187.50	$135.00	$101,250.00	$101,250.00	$0.00
Spun Intended	10	10	–	$6,890.60	$1,731.30	$1,378.10	$0.00	$0.00	$13,781.00	$10,000.00	$100,000.00	$100,000.00	$0.00
Halofied	20	20	–	$2,750.00	$1,660.00	$590.00	$0.00	$0.00	$11,800.00	$5,000.00	$100,000.00	$100,000.00	$0.00
Sunsanddrinkinhand	20	20	–	$3,500.00	$781.10	$718.90	$0.00	$0.00	$14,378.00	$5,000.00	$100,000.00	$100,000.00	$0.00
Interstellar	12	12	–	$5,000.00	$1,750.00	$1,000.00	$0.00	$0.00	$12,000.00	$7,750.00	$93,000.00	$93,000.00	$0.00
Sun Valley Road	750	750	–	$50.00	$52.85	$18.15	$0.00	$0.00	$13,612.50	$121.00	$90,750.00	$90,750.00	$0.00
Blue Devil	5,100	1,112	3,988	$36.75	$21.38	$16.87	$85,263.44	$146,559.00	$18,759.44	$75.00	$89,100.00	$382,500.00	$293,400.00
Motion Emotion	1,020	1,020	–	$24.51	$46.89	$12.60	$0.00	$0.00	$12,852.00	$84.00	$85,680.00	$85,680.00	$0.00
Social Dilemma	510	510	–	$49.02	$92.93	$25.05	$0.00	$0.00	$12,775.50	$167.00	$85,170.00	$85,170.00	$0.00
Quantum Theory	1,800	1,800	–	$25.00	$14.95	$7.05	$0.00	$0.00	$12,690.00	$47.00	$84,600.00	$84,600.00	$0.00
Lookwhogotlucky	410	410	–	$115.00	$59.25	$30.75	$0.00	$0.00	$12,607.50	$205.00	$84,050.00	$84,050.00	$0.00
Sacred Beauty	410	410	–	$80.00	$53.45	$23.55	$0.00	$0.00	$9,655.50	$157.00	$64,370.00	$64,370.00	$0.00
Escape Route	10	10	–	$4,512.80	$733.00	$1,049.20	$0.00	$0.00	$10,492.00	$6,295.00	$62,950.00	$62,950.00	$0.00
Madiera Wine	20	20	–	$1,750.00	$375.50	$374.50	$0.00	$0.00	$7,490.00	$2,500.00	$50,000.00	$50,000.00	$0.00
Squared Straight	150	150	–	$150.00	$79.50	$40.50	$0.00	$0.00	$6,075.00	$270.00	$40,500.00	$40,500.00	$0.00

5

Bella Chica	100	100	–	$250.00	$73.00	$57.00	$0.00	$0.00	$5,700.00	$380.00	$38,000.00	$38,000.00	$0.00
Miss Puzzle	125	125	–	$109.84	$102.66	$37.50	$0.00	$0.00	$4,687.50	$250.00	$31,250.00	$31,250.00	$0.00
Two Trail Sioux 17K	1	1	–	$24,750.00	$4,970.00	$0.00	$0.00	$0.00	$0.00	$29,720.00	$29,720.00	$29,720.00	$0.00
Kichiro	200	200	–	$77.50	$33.00	$19.50	$0.00	$0.00	$3,900.00	$130.00	$26,000.00	$26,000.00	$0.00
Sigesmund	200	200	–	$50.00	$35.00	$15.00	$0.00	$0.00	$3,000.00	$100.00	$20,000.00	$20,000.00	$0.00
Forever Rose	0	–	0	$99.24	$50.36	$37.40	$0.00	$0.00	$0.00	$187.00	$0.00	$0.00	$0.00
Ishvana 21	–	–	–	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Restless Rider 23	–	–	–	$60.51	$24.57	$33.92	$0.00	$0.00	$0.00	$119.00	$0.00	$0.00	$0.00
Stirred 23	–	–	–	$64.38	$42.87	$42.75	$0.00	$0.00	$0.00	$150.00	$0.00	$0.00	$0.00
Wildcat Gaze 23	–	–	–	$55.50	$84.64	$55.86	$0.00	$0.00	$0.00	$196.00	$0.00	$0.00	$0.00
Raging Inferno	–	–	–	$587.78	$518.22	$294.00	$0.00	$0.00	$0.00	$1,400.00	$0.00	$0.00	$0.00
Palace Foal	–	–	–	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Amers	75	75	–	$82.00	$37.00	$21.00	$0.00	$0.00	$1,575.00	$140.00	$10,500.00	$10,500.00	$0.00
Bullion	25	25	–	$240.00	$0.00	$230.00	$0.00	$0.00	$5,750.00	$470.00	$11,750.00	$11,750.00	$0.00
Cairo Kiss	80	80	–	$347.50	$124.25	$83.25	$0.00	$0.00	$6,660.00	$555.00	$44,400.00	$44,400.00	$0.00
Dancing Destroyer	250	250	–	$71.50	$47.50	$21.00	$0.00	$0.00	$5,250.00	$140.00	$35,000.00	$35,000.00	$0.00
Kiana's Love	200	200	–	$55.00	$47.00	$18.00	$0.00	$0.00	$3,600.00	$120.00	$24,000.00	$24,000.00	$0.00
Madarnas	50	50	–	$204.00	$93.00	$53.00	$0.00	$0.00	$2,650.00	$350.00	$17,500.00	$17,500.00	$0.00
Major Implications	20	20	–	$128.00	$67.00	$35.00	$0.00	$0.00	$700.00	$230.00	$4,600.00	$4,600.00	$0.00
Moonless Sky	200	200	–	$60.00	$33.50	$16.50	$0.00	$0.00	$3,300.00	$110.00	$22,000.00	$22,000.00	$0.00
Night of Idiots	80	80	–	$112.00	$100.00	$38.00	$0.00	$0.00	$3,040.00	$250.00	$20,000.00	$20,000.00	$0.00
Nileist	45	45	–	$260.00	$190.00	$80.00	$0.00	$0.00	$3,600.00	$530.00	$23,850.00	$23,850.00	$0.00
Noble Goddess	300	300	–	$62.00	$31.00	$17.00	$0.00	$0.00	$5,100.00	$110.00	$33,000.00	$33,000.00	$0.00
Sauce on Side	125	125	–	$130.00	$74.00	$36.00	$0.00	$0.00	$4,500.00	$240.00	$30,000.00	$30,000.00	$0.00
Shake It Up Baby	250	250	–	$44.00	$66.50	$19.50	$0.00	$0.00	$4,875.00	$130.00	$32,500.00	$32,500.00	$0.00
Soul Beam	65	65	–	$355.00	$163.50	$91.50	$0.00	$0.00	$5,947.50	$610.00	$39,650.00	$39,650.00	$0.00
Street Band	50	50	–	$918.00	$127.00	$185.00	$0.00	$0.00	$9,250.00	$1,230.00	$61,500.00	$61,500.00	$0.00
Swiss Minister	50	50	–	$150.00	$88.00	$42.00	$0.00	$0.00	$2,100.00	$280.00	$14,000.00	$14,000.00	$0.00
Takeo Squared	100	100	–	$153.00	$76.00	$41.00	$0.00	$0.00	$4,100.00	$270.00	$27,000.00	$27,000.00	$0.00
Tavasco Road	80	80	–	$128.00	$67.00	$35.00	$0.00	$0.00	$2,800.00	$230.00	$18,400.00	$18,400.00	$0.00
Utalknboutpractice	100	100	–	$165.00	$90.00	$45.00	$0.00	$0.00	$4,500.00	$300.00	$30,000.00	$30,000.00	$0.00
Zestful	100	100	–	$194.00	$78.00	$48.00	$0.00	$0.00	$4,800.00	$320.00	$32,000.00	$32,000.00	$0.00
New York Claiming Package	510	510	–	$72.00	$54.00	$14.00	$0.00	$0.00	$7,140.00	$140.00	$71,400.00	$71,400.00	$0.00

(1)	Denotes total membership interests offered, sold to date and remaining to be sold in each series.
(2)	Denotes the “Cash Portion of the Asset Cost”, “Cash Reserves for Operating Expenses”, and “Due Diligence Fee” per membership interest sold.
(3)	Denotes the amount of cash held in reserve attributable to such series after deduction of “Due Diligence Fee.”
(4)	Denotes the amount owed the Manager for any loans extended on behalf of a series.
(5)	Denotes the amount of “Due Diligence Fee” or other “Management Fee” paid to Manager.
(6)	Price per membership interest of each series.
(7)	Denotes total dollar amount offered, sold to date and remaining to be sold in each series.

Revenues

Revenues are generated at the Series level. During the six-month periods ended June 30, 2025, and June 30, 2024, the Company generated $1,597,555 and $2,238,531 in revenues, respectively. The decrease in revenue is attributed to certain Series’ Underlying Asset winning horse race purse winnings. In this period, the significant winnings of the Series Straight No Chaser generated total revenue of $1,214,965 which did not fully offset Series Smart Shopping 2024 winnings of $1,740,570. Some of the Company’s horses (as more particularly described in the Offering Statement under the “Use of Proceeds” section for each Underlying Asset) have not yet begun racing, and thus, may begin to generate revenue when their racing careers commence.

During the six-month periods ended June 30, 2025, and June 30, 2024, the Company incurred costs of revenue – horse expenses of $1,555,318 and $2,098,097 respectively. The decrease in costs of revenue of $542,779 – horse expenses is attributed to the Company’s decrease in stable size and therefore the costs related to veterinary costs, transportation, jockey fees, etc. as directly related to the revenue-driving activities of such series of horses.

6

The revenues generated, and costs of revenue incurred, on a series-by-series basis as of June 30, 2025, and June 30, 2024 are as follows:

	Revenues		Cost of Revenues
Series Name	30-Jun-25	30-Jun-24	30-Jun-25	30-Jun-24
Series Action Bundle	$–	$–	$–	$–
Series Adaay in Asia	$–	$4,896	$–	$(28,322)
Series Adjust 20	$–	$3,900	$–	$(12,627)
Series Alliford Bay 21	$22,896	$375	$(23,313)	$(12,773)
Series Amandrea	$–	$–	$–	$–
Series Ambleside Park 19	$–	$–	$–	$–
Series Amers	$–	$–	$–	$–
Series Apple Down Under 19	$–	$–	$–	$–
Series Arch Support 20	$780	$–	$(13,691)	$(9,661)
Series Ari the Adventurer 19	$–	$49,930	$–	$(45,252)
Series Athenian Beauty 19	$–	$–	$–	$–
Series Authentic	$–	$–	$(19,046)	$(62,979)
Series Awe Hush 19	$–	$–	$–	$–
Series Bajan Bashert	$–	$–	$–	$(13,556)
Series Balletic	$–	$–	$–	$(17,715)
Series Bella Chica	$–	$–	$–	$–
Series Big Mel	$–	$–	$–	$–
Series Black Escort 19	$–	$–	$–	$–
Series Blip Says Bye 23	$–	$–	$(38,958)	$–
Series Blue Curl 22	$–	$–	$(13,540)	$(18,286)
Series Blue Devil	$27,675	$–	$(30,512)	$(15,829)
Series Brandy 22	$–	$–	$(9,808)	$(38,185)
Series Bullion	$–	$–	$–	$–
Series Cairo Kiss	$–	$–	$–	$–
Series Carrothers	$–	$–	$–	$–
Series Cayala 19	$–	$–	$–	$–
Series Celestial Moon	$–	$–	$–	$(19,898)
Series Chad Brown Bundle	$–	$–	$–	$(27,824)
Series Claire De Lune 22	$3,100	$–	$(43,128)	$(10,565)
Series Classic Cut	$–	$20,040	$(20,670)	$(29,907)
Series Classofsixtythree 19	$–	$–	$–	$–
Series Co Cola 19	$–	$–	$–	$–
Series Collusion Illusion	$–	$–	$–	$–
Series Consecrate 19	$–	$–	$–	$–
Series Courtisane 19	$–	$–	$–	$–
Series Crown It 21	$25,050	$4,860	$(34,499)	$(24,008)

7

Series Daddys Joy	$–	$–	$–	$–
Series Dancing Crane	$–	$–	$–	$–
Series Daring Dancer 20	$–	$–	$–	$–
Series De Mystique 17	$–	$–	$–	$–
Series Deep Cover	$–	$–	$–	$–
Series Demogorgon	$–	$–	$–	$–
Series Desire Street 19	$–	$–	$–	$–
Series Echo Warrior 19	$–	$23,000	$–	$(30,551)
Series Edge Classic Colts Package	$30,089	$1,631	$(35,721)	$(31,168)
Series Edge Racing Summer Fun-d	$–	$–	$–	$–
Series Elarose 21	$–	$27,375	$(19,326)	$(48,208)
Series Enchante 21	$4,388	$54,460	$(12,161)	$(46,365)
Series Escape Route	$–	$18,440	$–	$(27,322)
Series Essential Rose 20	$–	$43,170	$–	$(61,038)
Series Exonerated 19	$–	$–	$–	$–
Series Eyepopnruby 23	$–	$–	$(11,014)	$–
Series Fenwick Hall 20	$–	$–	$–	$–
Series Flora Dora 20	$–	$–	$–	$(8,857)
Series Forever Rose	$–	$4,881	$–	$(6,289)
Series Formidable Kitt 22	$7,420	$–	$(47,460)	$–
Series Frosted Oats	$–	$–	$–	$–
Series Future Stars Stable	$–	$5,042	$–	$(9,523)
Series Gentleman Gerry	$–	$–	$–	$–
Series Giant Mover 21	$2,638	$138	$1,707	$(5,370)
Series Going to Vegas	$–	$–	$–	$–
Series Got Stormy	$–	$–	$–	$–
Series Grand Traverse Bay 19	$–	$–	$–	$–
Series Grand Traverse Bay 20	$–	$–	$–	$–
Series Great Hot 23	$–	$–	$(7,444)	$–
Series Heaven Street	$–	$–	$–	$–
Series Helicopter Money	$–	$–	$–	$–
Series High Speed Goldie 21	$–	$–	$–	$(21,213)
Series Im A Looker 20	$–	$31,680	$–	$(42,336)
Series Into Summer 19	$–	$–	$–	$–
Series Ishvana 21	$–	$–	$–	$(1,378)
Series Just Like Lucy 23	$–	$–	$(10,083)	$–
Series Just Louise 19	$–	$255	$–	$(24,177)
Series Keertana 18	$–	$–	$–	$–
Series Kiana's Love	$–	$–	$–	$–
Series Kichiro	$–	$–	$–	$–

8

Series Kindle 21	$26,400	$–	$(22,685)	$(16,772)
Series Knarsdale 21	$90,188	$–	$(60,478)	$(18,768)
Series Lane Way	$–	$26,000	$–	$(46,609)
Series Latte Da 19	$–	$–	$–	$–
Series Lazy Daisy	$–	$–	$–	$–
Series Le Relais 20	$–	$–	$–	$–
Series Lost Empire 19	$–	$–	$–	$–
Series Lovesick 21	$32,163	$–	$(35,366)	$(25,224)
Series Madarnas	$–	$–	$–	$–
Series Madiera Wine	$–	$–	$–	$–
Series Magic Belle 23	$–	$–	$(19,818)	$–
Series Major Implications	$–	$–	$–	$–
Series Malibu Bonnie 23	$–	$–	$(32,253)	$–
Series Man Among Men	$–	$20,672	$–	$(16,840)
Series Margaret Reay 19	$–	$–	$–	$–
Series Margarita Friday 19	$1,214,965	$10,770	$(432,789)	$(61,577)
Series Martita Sangrita 17	$–	$–	$–	$–
Series Mayan Milagra 19	$–	$–	$–	$–
Series Midnight Sweetie 19	$–	$–	$–	$–
Series Miss Puzzle	$–	$–	$–	$–
Series Miss Sakamoto	$–	$432	$–	$(7,761)
Series Mo Mischief	$–	$–	$–	$–
Series Mo Temptation	$–	$–	$–	$(22,946)
Series Monomoy Girl	$–	$–	$–	$–
Series Moonbow 20	$–	$16,358	$–	$(22,802)
Series Moonless Sky	$–	$–	$–	$–
Series More Than Magic 21	$384	$–	$(6,256)	$(9,462)
Series Motion Emotion	$–	$–	$–	$–
Series Mrs Whistler	$–	$–	$–	$–
Series My Fast One 20	$–	$1,900	$–	$(3,890)
Series Naismith	$–	$–	$–	$–
Series National Road	$–	$–	$–	$–
Series New York Claiming Package	$–	$–	$–	$–
Series Night of Idiots	$–	$–	$–	$–
Series Nileist	$–	$–	$–	$–
Series Noble Goddess	$–	$–	$–	$–
Series Northern Smile 20	$–	$1,140	$–	$(10,117)
Series NY Exacta	$–	$–	$–	$–

9

Series Ocean Magic 18	$–	$–	$–	$–
Series One Last Night 21	$–	$–	$(9,300)	$(14,769)
Series Our Jenny B 21	$8,030	$–	$(32,116)	$(19,763)
Series Our Miss Jones 19	$–	$–	$–	$–
Series Patsys Kim 21	$–	$–	$–	$(33,032)
Series Popular Demand	$–	$–	$–	$–
Series Power Up Paynter	$–	$–	$–	$–
Series Queen Amira 19	$–	$–	$–	$–
Series Race Hunter 19	$20,565	$23,588	$(32,573)	$(34,709)
Series Restless Rider 23	$–	$–	$(2,877)	$–
Series Salute to America	$–	$–	$–	$–
Series Sarrocchi 21	$–	$2,800	$–	$(30,542)
Series Sauce on Side	$–	$–	$–	$–
Series Savvy Sassy 22	$–	$–	$(30,705)	$(24,804)
Series Seeking a Star 23	$–	$–	$(17,664)	$–
Series Shake It Up Baby	$–	$–	$–	$–
Series Sigesmund	$–	$–	$–	$–
Series Silverpocketsfull 19	$–	$–	$–	$–
Series Smart Shopping 21	$–	$1,740,570	$(32,939)	$(550,990)
Series Social Dilemma	$–	$–	$–	$–
Series Song of Bernadette 20	$–	$556	$–	$(10,116)
Series Song of the Lark 21	$1,262	$15,288	$(14,952)	$(20,446)
Series Soul Beam	$–	$–	$–	$–
Series Spanxamillion 23	$–	$–	$(42,811)	$–
Series Speightstown Belle 19	$–	$–	$–	$–
Series Spirit 20	$–	$61,748	$–	$(28,910)
Series Squared Straight	$–	$–	$–	$–
Series Stay Fabulous	$–	$–	$–	$–
Series STG Broodmare Band	$–	$–	$(77,638)	$–
Series Stirred 23	$–	$–	$(1,782)	$–
Series Storm Shooter	$–	$–	$–	$–
Series Street Band	$–	$–	$–	$–
Series Stylishly 23	$–	$–	$(40,077)	$–
Series Sunny 18	$–	$–	$–	$–
Series Sunsanddrinkinhand	$–	$–	$–	$–
Series Sweet Sweet Annie 19	$–	$–	$–	$(8,861)
Series Swiss Minister	$–	$–	$–	$–
Series Takeo Squared	$–	$–	$–	$–
Series Tamboz 21	$21,752	$5,685	$(24,112)	$(26,527)
Series Tapitry 19	$–	$–	$–	$–

10

Series Tavasco Road	$–	$–	$–	$–
Series Tell All 19	$–	$–	$–	$–
Series Tell the Duchess 19	$3,855	$–	$(43,211)	$(44,113)
Series Thank You Note 23	$–	$–	$(24,187)	$–
Series The Filly Four	$–	$–	$–	$–
Series The Incredi-Bundle	$31,064	$–	$(41,097)	$(51,872)
Series The New York Bundle	$22,991	$–	$(66,495)	$(79,526)
Series The Royal Duet	$–	$4,700	$–	$(48,427)
Series Thirteen Stripes	$–	$–	$–	$–
Series Timeless Trick 20	$–	$–	$–	$–
Series Tizamagician	$–	$–	$–	$–
Series Trust But Verify	$–	$–	$(18,487)	$–
Series Tufnel	$–	$11,060	$–	$(35,147)
Series Twirl Girl 21	$–	$675	$–	$(21,050)
Series Two Trail Sioux 17	$–	$–	$–	$–
Series Two Trail Sioux 17K	$–	$–	$–	$–
Series Utalknboutpractice	$–	$–	$–	$–
Series Vertical Threat	$–	$–	$–	$–
Series Vow	$–	$517	$–	$(694)
Series War Safe	$–	$–	$–	$–
Series Wayne O	$–	$–	$–	$–
Series Who Runs the World	$–	$–	$–	$–
Series Whosbeeninmybed 19	$–	$–	$–	$147
Series Wildcat Gaze 23	$–	$–	$(285)	$–
Series Without Delay 19	$–	$–	$–	$–
Series Wonder Upon a Star 19	$–	$–	$–	$–
Series Yes This Time	$–	$–	$–	$–
Series You Make Luvin Fun 19	$–	$–	$–	$–
Series Zestful	$–	$–	$–	$–
	$1,597,655	$2,238,531	$(1,555,319)	$(2,098,097)

Operating Expenses

From its formation in December 2016 until the Company commenced its planned principal operations in 2018, the Company’s efforts were focused on the development of its business model, the offering structure and marketing for fundraising. Since commencing principal operations, the Company has been focused on the business of owning, training and racing horses. During the six-month periods ending June 30, 2025, and June 30, 2024, the Company incurred $2,076,204 and $2,996,765 in operating expenses, respectively, a decrease of $920,560, related to depreciation, and loss/(gain) on horse retirement. The decrease was primarily driven by a significant gain on the retirement of Series Margarita Friday, and a decrease in depreciation expense during the period offset by increased diligence fees behind an increase in Series sales in 2025.

11

Operating Expenses for the Company including all of the Series for the six-month periods ended June 30, 2025, and June 30, 2024, are as follows:

Total Operating Expense
	30-Jun-25	30-Jun-24	Difference	Change
General and Administrative (1)	$292,816	$292,699	$117	0%
Management Fees	$1,632,711	$890,060	$742,650	83%
Depreciation	$1,202,956	$1,808,784	$(605,827))	-33%
Loss/(Gain) on Horse Retirement	$(1,052,279)	$5,221	$(1,057,501)	-20253%
Total:	$2,076,204	$2,996,765	$(920,561)	-31%

Operating Expenses - Overview

During the six-month periods ended June 30, 2025, and June 30, 2024, at the close of the respective offerings for the Series listed in the table below, each individual Series became responsible for operating expenses. All operating expenses are incurred on the books by the Series. The operating expenses for each Series are as follows:

		Operating Expenses
Series Name	Underlying Asset	30-Jun-25	30-Jun-24
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$74,415
Series Adjust 20	Jai Ho	$–	$28,447
Series Alliford Bay 21	Sweet Voyage	$24,600	$26,450
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$12,058	$12,467
Series Ari the Adventurer 19	Kanthari	$–	$31,697
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$1,959	$159,910
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$20,617
Series Balletic	Balletic	$–	$84,200
Series Bella Chica	Bella Chica	$–	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$103,861	$–
Series Blue Curl 22	Isle Blue	$38,711	$65,457
Series Blue Devil	Blue Devil	$36,120	$54,789
Series Brandy 22	Authentic Spirit	$207,284	$70,850

12

Series Bullion	Bullion	$–	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$28,594
Series Chad Brown Bundle	Chad Brown Bundle	$–	$50,479
Series Claire De Lune 22	Moonlit Courage	$23,715	$13,303
Series Classic Cut	Classic Cut	$3,600	$45,600
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$26,895	$27,795
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–
Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Echo Warrior 19	Hero Status	$–	$17,789
Series Edge Classic Colts Package	The Classic Colt Package	$70,625	$66,658
Series Edge Racing Summer Fun-d	Summer Fun	$–	$–
Series Elarose 21	Secret Crush	$78,400	$57,950
Series Enchante 21	Simply Enchanting	$54,445	$53,598
Series Escape Route	Escape Route	$–	$100
Series Essential Rose 20	Rosie's Alibi	$–	$113,388
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$92,640	$–
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$12,717
Series Forever Rose	Forever Rose	$–	$22,090
Series Formidable Kitt 22	Elite Heat	$47,543	$–
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$25,338
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Giant Mover 21	$21,250	$10,293

13

Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$10,327	$–
Series Heaven Street	Heaven Street	$–	$–
Series Helicopter Money	Helicopter Money	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$16,880
Series Im A Looker 20	Pioneer Prince	$–	$49,235
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$(66,015)
Series Just Like Lucy 23	Love Like Lucy	$128,690	$–
Series Just Louise 19	Forbidden Kingdom	$–	$152,010
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$29,557	$30,500
Series Knarsdale 21	Seismic Beauty	$56,400	$57,343
Series Lane Way	Lane Way	$–	$4,900
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$47,352	$49,360
Series Madarnas	Madamas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$99,411	$–
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$93,681	$–
Series Man Among Men	Man Among Men	$–	$90,217
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$(971,566)	$18,784
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$41,860
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$(23,411)
Series Monomoy Girl	Monomoy Girl	$–	$–

14

Series Moonbow 20	Cumberland Falls	$–	$10,483
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$39,083	$23,650
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$(34,488)
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Neleist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$(24,971)
Series NY Exacta	NY Exacta	$–	$–
Series One Last Night 21	Fancy Quality	$21,379	$32,816
Series Our Jenny B 21	Vino Grigio	$11,167	$8,667
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Palace Foal	Palace Foal	$–	$–
Series Patsys Kim 21	Lady Blitz	$–	$61,475
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$(36,400)	$32,696
Series Restless Rider 23	Restless Rider	$36,750	$–
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$(63,183)
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$50,885	$55,100
Series Seeking a Star 23	Sirius Pursuit	$43,578	$–
Series Shake It Up Baby	Shake IT Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Smart Shopping 21	Seize the Grey	$32,916	$225,965
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$54,538
Series Song of the Lark 21	Fireball Birdie	$30,393	$32,225
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$164,208	$–
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$20,253

15

Series Squared Straight	Squared Straight	$–	$–
Series Stay Fabulous	Stay Fabulous	$–	$(6,750)
Series STG Broodmare Band	The STG Broodmare Band	$419,924	$–
Series Stirred 23	Stirred 23	$14,210	$–
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$87,040	$–
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$7,105
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$63,319	$65,169
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$2,400	$31,855
Series Thank You Note 23	Commissioned	$247,747	$–
Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$107,146	$355,948
Series The New York Bundle	The New York Bundle	$67,989	$281,487
Series The Royal Duet	The Royal Duet	$–	$96,945
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$330,792	$–
Series Tufnel	Tufnel	$–	$38,150
Series Twirl Girl 21	Tonality	$–	$12,500
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$15,038
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$67,443
Series Wildcat Gaze 23	Wildcat Gaze 23	$3,850	$–
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestfull	$–	$–
		$2,076,204	$2,996,764

16

Operating Expenses – General and Administrative

For the six-months period ended June 30, 2025, and June 30, 2024, the Company incurred general and administrative fees of $292,816 and $292,699, respectively, an increase of $117.

The general and administrative fees incurred on a series-by-series basis as of June 30, 2025, and June 30, 2024 are as follows:

Series Name	Underlying Asset	30-Jun-25	30-Jun-24
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$5,450
Series Adjust 20	Jai Ho	$–	$1,950
Series Alliford Bay 21	Sweet Voyage	$3,600	$5,450
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$2,900	$800
Series Ari the Adventurer 19	Kanthari	$–	$3,600
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$1,959	$21,000
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$1,950
Series Balletic	Balletic	$–	$5,450
Series Bella Chica	Bella Chica	$–	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$3,707	$–
Series Blue Curl 22	Isle Blue	$3,600	$7,850
Series Blue Devil	Blue Devil	$3,600	$5,450
Series Brandy 22	Authentic Spirit	$5,752	$7,850
Series Bullion	Bullion	$–	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$1,950
Series Chad Brown Bundle	Chad Brown Bundle	$–	$5,450

17

Series Claire De Lune 22	Moonlit Courage	$4,507	$2,450
Series Classic Cut	Classic Cut	$3,600	$3,600
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$1,400	$2,300
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–
Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Echo Warrior 19	Hero Status	$–	$3,600
Series Edge Classic Colts Package	The Classic Colt Package	$575	$1,325
Series Edge Racing Summer Fun-d	Summer Fun	$–	$–
Series Elarose 21	Secret Crush	$4,900	$5,450
Series Enchante 21	Simply Enchanting	$4,575	$3,728
Series Escape Route	Escape Route	$–	$100
Series Essential Rose 20	Rosie's Alibi	$–	$4,013
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$1,200	$–
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$2,300
Series Forever Rose	Forever Rose	$–	$2,400
Series Formidable Kitt 22	Elite Heat	$3,600	$–
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$5,268
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$1,450	$2,400
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$400	$–
Series Heaven Street	Heaven Street	$–	$–
Series Helicopter Money	Helicopter Money	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$3,100

18

Series Im A Looker 20	Pioneer Prince	$–	$5,485
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$1,200
Series Just Like Lucy 23	Love Like Lucy	$1,200	$–
Series Just Louise 19	Forbidden Kingdom	$–	$10,041
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$3,307	$4,250
Series Knarsdale 21	Seismic Beauty	$4,507	$5,450
Series Lane Way	Lane Way	$–	$3,500
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$3,600	$5,450
Series Madarnas	Madamas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$1,200	$–
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$3,600	$–
Series Man Among Men	Man Among Men	$–	$7,230
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$155,309	$4,250
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$3,195
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$5,450
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$4,119
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$4,550	$2,650
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$1,200
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–

19

Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Neleist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$3,135
Series NY Exacta	NY Exacta	$–	$–
Series One Last Night 21	Fancy Quality	$2,400	$5,450
Series Our Jenny B 21	Vino Grigio	$2,500	$–
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Palace Foal	Palace Foal	$–	$–
Series Patsys Kim 21	Lady Blitz	$–	$5,475
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$3,600	$3,775
Series Restless Rider 23	Restless Rider	$–	$–
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$6,776
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$3,635	$7,850
Series Seeking a Star 23	Sirius Pursuit	$3,600	$–
Series Shake It Up Baby	Shake IT Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Smart Shopping 21	Seize the Grey	$19,109	$8,428
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$5,450
Series Song of the Lark 21	Fireball Birdie	$3,618	$5,450
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$3,600	$–
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$5,993
Series Squared Straight	Squared Straight	$–	$–
Series Stay Fabulous	Stay Fabulous	$–	$–
Series STG Broodmare Band	The STG Broodmare Band	$3,000	$–
Series Stirred 23	Stirred 23	$–	$–
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$3,707	$–
Series Sunny 18	Solar Strike	$–	$–

20

Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$(350)
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$3,600	$5,450
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$2,400	$20,625
Series Thank You Note 23	Commissioned	$107	$–
Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$4,508	$5,450
Series The New York Bundle	The New York Bundle	$3,635	$5,450
Series The Royal Duet	The Royal Duet	$–	$5,450
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$1,200	$–
Series Tufnel	Tufnel	$–	$5,450
Series Twirl Girl 21	Tonality	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$2,857
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$4,831
Series Wildcat Gaze 23	Wildcat Gaze 23	$–	$–
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestfull	$–	$–
		$292,816	$292,699

21

Operating Expenses – Management Fee

For the six-months period ended June 30, 2025, and June 30, 2024, the Company incurred Management Fee expenses of $1,632,711 and $890,061, respectively, an increase of $742,650. The increase is due primarily to the increase of offerings in this period relative to the prior period.

The Management Fee expenses on a series-by-series basis as of June 30, 2025, and June 30, 2024 are as follows:

Series Name	Underlying Asset	30-Jun-25	30-Jun-24
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$33,265
Series Adjust 20	Jai Ho	$–	$–
Series Alliford Bay 21	Sweet Voyage	$–	$–
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$–	$–
Series Ari the Adventurer 19	Kanthari	$–	$4,645
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$–	$138,910
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–
Series Balletic	Balletic	$–	$–
Series Bella Chica	Bella Chica	$–	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$100,154	$–
Series Blue Curl 22	Isle Blue	$–	$22,496
Series Blue Devil	Blue Devil	$1,282	$18,102
Series Brandy 22	Authentic Spirit	$–	$–
Series Bullion	Bullion	$–	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–
Series Claire De Lune 22	Moonlit Courage	$–	$7,000
Series Classic Cut	Classic Cut	$–	$–
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Consecrate 19	Sacred Beauty	$–	$–

22

Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$–	$–
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–
Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Echo Warrior 19	Hero Status	$–	$2,300
Series Edge Classic Colts Package	The Classic Colt Package	$–	$–
Series Edge Racing Summer Fun-d	Summer Fun	$–	$–
Series Elarose 21	Secret Crush	$–	$–
Series Enchante 21	Simply Enchanting	$–	$–
Series Escape Route	Escape Route	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$82,940	$–
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–
Series Forever Rose	Forever Rose	$–	$–
Series Formidable Kitt 22	Elite Heat	$–	$–
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$494
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$–
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$6,375	$–
Series Heaven Street	Heaven Street	$–	$–
Series Helicopter Money	Helicopter Money	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$118,962	$–

23

Series Just Louise 19	Forbidden Kingdom	$–	$25
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$–	$–
Series Knarsdale 21	Seismic Beauty	$–	$–
Series Lane Way	Lane Way	$–	$1,400
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$–	$158
Series Madarnas	Madamas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$80,100	$–
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$35,081	$–
Series Man Among Men	Man Among Men	$–	$2,067
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$185,625	$–
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$72
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$–	$–
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$(420)
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Neleist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–

24

Series Northern Smile 20	Pep Rally	$–	$–
Series NY Exacta	NY Exacta	$–	$–
Series One Last Night 21	Fancy Quality	$–	$–
Series Our Jenny B 21	Vino Grigio	$–	$–
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Palace Foal	Palace Foal	$–	$–
Series Patsys Kim 21	Lady Blitz	$–	$–
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$–	$2,359
Series Restless Rider 23	Restless Rider	$36,750	$–
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$–
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$–	$–
Series Seeking a Star 23	Sirius Pursuit	$39,978	$–
Series Shake It Up Baby	Shake IT Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Smart Shopping 21	Seize the Grey	$–	$165,037
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–
Series Song of the Lark 21	Fireball Birdie	$–	$–
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$99,775	$–
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$–
Series Squared Straight	Squared Straight	$–	$–
Series Stay Fabulous	Stay Fabulous	$–	$–
Series STG Broodmare Band	The STG Broodmare Band	$318,091	$–
Series Stirred 23	Stirred 23	$14,210	$–
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$–	$–
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–

25

Series Tamboz 21	Catalyst	$–	$–
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$–
Series Thank You Note 23	Commissioned	$217,529	$–
Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$–	$247,860
Series The New York Bundle	The New York Bundle	$(0)	$244,239
Series The Royal Duet	The Royal Duet	$–	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$292,008	$–
Series Tufnel	Tufnel	$–	$–
Series Twirl Girl 21	Tonality	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$52
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–
Series Wildcat Gaze 23	Wildcat Gaze 23	$3,850	$–
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestfull	$–	$–
		$1,632,711	$890,060

Operating Expenses – Depreciation

For the six-months period ended June 30, 2025, and June 30, 2024, the depreciation was $1,202,956and $1,808,784, respectively, a decrease of $605,827. The decrease is based on the value of the assets under management relative to the prior period. The method of calculating depreciation remained unchanged during the current period.

26

The depreciation on a series-by-series basis as of June 30, 2025 and June 30, 2024 are as follows:

Series Name	Underlying Asset	30-Jun-25	30-Jun-24
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$35,700
Series Adjust 20	Jai Ho	$–	$11,055
Series Alliford Bay 21	Sweet Voyage	$21,000	$21,000
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$9,158	$11,667
Series Ari the Adventurer 19	Kanthari	$–	$23,452
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$–	$–
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$18,667
Series Balletic	Balletic	$–	$78,750
Series Bella Chica	Bella Chica	$–	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$–	$–
Series Blue Curl 22	Isle Blue	$35,111	$35,111
Series Blue Devil	Blue Devil	$31,238	$31,238
Series Brandy 22	Authentic Spirit	$52,500	$63,000
Series Bullion	Bullion	$–	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$26,644
Series Chad Brown Bundle	Chad Brown Bundle	$–	$45,029
Series Claire De Lune 22	Moonlit Courage	$19,208	$3,853
Series Classic Cut	Classic Cut	$–	$42,000
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$25,495	$25,495
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–

27

Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Echo Warrior 19	Hero Status	$–	$11,889
Series Edge Classic Colts Package	The Classic Colt Package	$21,620	$65,333
Series Edge Racing Summer Fun-d	Summer Fun	$–	$–
Series Elarose 21	Secret Crush	$33,833	$52,500
Series Enchante 21	Simply Enchanting	$49,870	$49,870
Series Escape Route	Escape Route	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$109,375
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$8,500	$–
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$10,417
Series Forever Rose	Forever Rose	$–	$19,690
Series Formidable Kitt 22	Elite Heat	$43,943	$–
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$(0)
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$2,970	$7,893
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$3,552	$–
Series Heaven Street	Heaven Street	$–	$–
Series Helicopter Money	Helicopter Money	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$13,780
Series Im A Looker 20	Pioneer Prince	$–	$43,750
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$1,245
Series Just Like Lucy 23	Love Like Lucy	$8,528	$–
Series Just Louise 19	Forbidden Kingdom	$–	$–
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$26,250	$26,250
Series Knarsdale 21	Seismic Beauty	$51,893	$51,893

28

Series Lane Way	Lane Way	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$43,752	$43,752
Series Madarnas	Madamas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$18,111	$–
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$55,000	$–
Series Man Among Men	Man Among Men	$–	$–
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$–	$14,534
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$10,585
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$16,538
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$8,334
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$5,717	$21,000
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$4,824
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Neleist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$4,052
Series NY Exacta	NY Exacta	$–	$–
Series One Last Night 21	Fancy Quality	$10,361	$27,366
Series Our Jenny B 21	Vino Grigio	$8,667	$8,667
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Palace Foal	Palace Foal	$–	$–

29

Series Patsys Kim 21	Lady Blitz	$–	$56,000
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$–	$26,562
Series Restless Rider 23	Restless Rider	$–	$–
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$38,293
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$47,250	$47,250
Series Seeking a Star 23	Sirius Pursuit	$–	$–
Series Shake It Up Baby	Shake IT Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Smart Shopping 21	Seize the Grey	$5,250	$52,500
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$49,088
Series Song of the Lark 21	Fireball Birdie	$26,775	$26,775
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$60,833	$–
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$13,910
Series Squared Straight	Squared Straight	$–	$–
Series Stay Fabulous	Stay Fabulous	$–	$–
Series STG Broodmare Band	The STG Broodmare Band	$98,833	$–
Series Stirred 23	Stirred 23	$–	$–
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$83,333	$–
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$7,455
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$59,719	$59,719
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$11,230
Series Thank You Note 23	Commissioned	$30,111	$–

30

Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$102,638	$102,638
Series The New York Bundle	The New York Bundle	$64,354	$74,417
Series The Royal Duet	The Royal Duet	$–	$91,495
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$37,583	$–
Series Tufnel	Tufnel	$–	$32,700
Series Twirl Girl 21	Tonality	$–	$12,500
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$132
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$9,925
Series Wildcat Gaze 23	Wildcat Gaze 23	$–	$–
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestfull	$–	$–
		$1,202,956	$1,808,784

Operating Expenses – Loss on Horse Retirement

For the six-months period ended June 30, 2025, and June 30, 2024, the loss/(gain) on horse retirement was $(1,052,279) and $5,221, respectively, a decrease of $1,057,500 The decrease is due primarily to a gain on the sale of breeding rights for Series Margarita Friday 19 for

31

The loss on horse retirement on a series-by-series basis as of June 30, 2025, and June 30, 2024 are as follows:

Series Name	Underlying Asset	30-Jun-25	30-Jun-24
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–
Series Adjust 20	Jai Ho	$–	$15,441
Series Alliford Bay 21	Sweet Voyage	$–	$–
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$–	$–
Series Ari the Adventurer 19	Kanthari	$–	$–
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$–	$–
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–
Series Balletic	Balletic	$–	$–
Series Bella Chica	Bella Chica	$–	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$–	$–
Series Blue Curl 22	Isle Blue	$–	$–
Series Blue Devil	Blue Devil	$–	$–
Series Brandy 22	Authentic Spirit	$149,032	$–
Series Bullion	Bullion	$–	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–
Series Claire De Lune 22	Moonlit Courage	$–	$–
Series Classic Cut	Classic Cut	$–	$–
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$–	$–
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–

32

Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Echo Warrior 19	Hero Status	$–	$–
Series Edge Classic Colts Package	The Classic Colt Package	$48,430	$–
Series Edge Racing Summer Fun-d	Summer Fun	$–	$–
Series Elarose 21	Secret Crush	$39,667	$–
Series Enchante 21	Simply Enchanting	$–	$–
Series Escape Route	Escape Route	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$–	$–
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–
Series Forever Rose	Forever Rose	$–	$–
Series Formidable Kitt 22	Elite Heat	$–	$–
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$19,577
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$17,100	$–
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$–	$–
Series Heaven Street	Heaven Street	$–	$–
Series Helicopter Money	Helicopter Money	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$(68,460)
Series Just Like Lucy 23	Love Like Lucy	$–	$–
Series Just Louise 19	Forbidden Kingdom	$–	$141,943
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$–	$–
Series Knarsdale 21	Seismic Beauty	$–	$–

33

Series Lane Way	Lane Way	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$–	$–
Series Madarnas	Madamas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$–	$–
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$–	$–
Series Man Among Men	Man Among Men	$–	$80,920
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$(1,312,500)	$–
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$28,008
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$(45,398)
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$(1,970)
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$28,817	$–
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$(40,092)
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Neleist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$(32,158)
Series NY Exacta	NY Exacta	$–	$–
Series One Last Night 21	Fancy Quality	$8,618	$–
Series Our Jenny B 21	Vino Grigio	$–	$–
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Palace Foal	Palace Foal	$–	$–

34

Series Patsys Kim 21	Lady Blitz	$–	$–
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$(40,000)	$–
Series Restless Rider 23	Restless Rider	$–	$–
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$(108,252)
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$–	$–
Series Seeking a Star 23	Sirius Pursuit	$–	$–
Series Shake It Up Baby	Shake IT Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Smart Shopping 21	Seize the Grey	$8,558	$–
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–
Series Song of the Lark 21	Fireball Birdie	$–	$–
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$–	$–
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$350
Series Squared Straight	Squared Straight	$–	$–
Series Stay Fabulous	Stay Fabulous	$–	$(6,750)
Series STG Broodmare Band	The STG Broodmare Band	$–	$–
Series Stirred 23	Stirred 23	$–	$–
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$–	$–
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$–	$–
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$–
Series Thank You Note 23	Commissioned	$–	$–

35

Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$–	$–
Series The New York Bundle	The New York Bundle	$–	$(42,620)
Series The Royal Duet	The Royal Duet	$–	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$–	$–
Series Tufnel	Tufnel	$–	$–
Series Twirl Girl 21	Tonality	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$11,997
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$52,687
Series Wildcat Gaze 23	Wildcat Gaze 23	$–	$–
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestfull	$–	$–
		$(1,052,279)	$5,221

As a result, the Company’s aggregate net loss across all series for the six-month periods ended June 30, 2025, and June 30, 2024 was

$2.029.683 and $2,545,468, respectively.

Liquidity and Capital Resources

During the six-month periods ended June 30, 2025, and June 30, 2024, the Company has relied on advances from the Manager, raising capital to fund its operations and the issuance of securities under Regulation A offerings as sources of capital. The funds raised supported the repayment of Manager’s loans (advanced to obtain Underlying Assets), accrue management fees and set aside cash held by the Manager as horse reserve accounts to cover certain horse expenses.

36

Of the horses that were part of an offering as of June 30, 2025 that have not yet started racing and thus potential revenue-generating activities, the Company anticipates they will begin racing as follows:

Series Name	Underlying Asset	Target for Revenue Generation
Series Blip Says Bye 23	Misstrial	8/2/2025
Series Eypopnruby 23	My Eyes on You	1/1/2026
Series Just Like Lucy 23	Love Like Lucy	8/8/2025
Series Magic Belle 23	Mystical Belle	7/27/2025
Series Malibu Bonnie 23	Munny Problem	12/1/2025
Series Restless Rider 23	Restless Rider 23	4/1/2026
Series Spanxamillion 23	Native Brew	8/8/2025
Series Stirred 23	Stirred 23	4/1/2026
Series Thank you Note 23	Commissioned	1/1/2026
Series Trust But Verify	Trust But Verify	10/25/2025
Series Wildcat Gaze 23	Wildcat Gaze 23	4/1/2026

The Company anticipates such horses will begin racing and, thus, potentially generating revenue as early as the above dates, which should allow such Series to maintain an ongoing reserve for Operating Expenses without the need to raise additional capital. Should such Underlying Asset need more time than anticipated in training or fails to generate sufficient revenues as expected, the Manager may loan the Series money from time-to-time to cover its Operating Expenses. The Company has purchased insurance for such Underlying Assets.

The Company (if viewed as if it were a separate and distinct entity apart from its Series) will not have much, if any, need for cash reserves and, instead, each Series will have liquidity needs that are built into Operating Expense reserves and covered by future revenue-generating activities. Specifically, it is the intent of the Company to reserve Operating Expenses, including Upkeep Fees, at the outset of an offering sufficient to maintain the Underlying Asset without the need to raise additional capital for such Series. The Company intends to rely on revenue generated from such Underlying Asset to provide ongoing working capital needed to fund the Operating Expenses of each such Series thereafter. Further, in the event that a Series is not fully subscribed, or needs additional funding beyond the Operating Expense reserves, (i) the Manager and/or its affiliates may exercise their right to purchase interests in the Series on the same terms and conditions as the investors, (ii) if such Underlying Asset was originally acquired by the Company or an affiliate pursuant to a Profit Participation Convertible Promissory Note, Convertible Promissory Note With Original Issue Discount, or similar instrument, such party may exercise its conversion rights, and/or (iii) the Series may obtain a loan from the Manager, affiliates or third parties to obtain sufficient working capital to operate the underlying asset.

Since inception, the Company has relied on advances from the Manager and raising capital to fund its operations. As of June 30, 2025, the Company had negative capital and will likely incur losses prior to generating positive working capital. During the next 12 months, the Company intends to fund its operations, including those of its Series with funding from a Regulation A offering campaign, loans from its Manager and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations on a series-by-series basis. The financial statements and related notes thereto included in this Semi-Annual Report do not include any adjustments that might result from these uncertainties.

Horse Reserve Funds

During the six-month periods ended June 30, 2025, and June 30, 2024, the Company had a total of $2,575,065 and $1,805,562, respectively, in reserve funds held by the Manager for each series of an Underlying Asset as outlined below.

37

As of June 30, 2025, the Company’s positions of borrowings and amounts owed to it by the Manager are as follows:

Series Name	Underlying Asset	Horse Reserve account owed to/(by) Series	Horse Acquisition loans owed to Manager	Net Amount owed to/(by) Series	Horse Reserves to Last Through
Series Action Bundle	Action Bundle	$–	$–	$–	-
Series Adaay in Asia	Adaay in Asia	$–	$–	$–	-
Series Adjust 20	Jai Ho	$–	$–	$–	-
Series Alliford Bay 21	Sweet Voyage	$43,680	$–	$43,680	7/30/2025
Series Arch Support 20	Captain Sparrow	$4,860	$–	$4,860	-
Series Ari the Adventurer 19	Kanthari	$–	$–	$–	-
Series Authentic	Authentic	$(187,724)	$–	$(187,724)	-
Series Bajan Bashert	Bajan Bashert	$–	$–	$–	-
Series Balletic	Balletic	$–	$–	$–	-
Series Blip Says Bye 23	Misstrial	$126,988	$–	$126,988	6/30/2027
Series Blue Curl 22	Isle Blue	$32,961	$–	$32,961	12/31/2025
Series Blue Devil	Blue Devil	$44,901	$(227,379)	$(182,479)	12/31/2025
Series Brandy 22	Authentic Spirit	$–	$–	$–	-
Series Celestial Moon	Celestial Moon	$–	$–	$–	-
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–	$–	-
Series Claire De Lune 22	Moonlit Courage	$91,353	$–	$91,353	12/31/2026
Series Classic Cut	Classic Cut	$4,103	$–	$4,103	7/30/2025
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–	$–	-
Series Co Cola 19	Search Engine	$–	$–	$–	-
Series Courtisane 19	Tap the Gavel	$–	$–	$–	-
Series Crown It 21	Normandy Queen	$(4,050)	$–	$(4,050)	-
Series Daring Dancer 20	Dancing Crane	$–	$–	$–	-
Series Deep Cover	Deep Cover	$–	$–	$–	-
Series Demogorgon	Demogorgon	$–	$–	$–	-
Series Desire Street 19	Always Hopeful	$–	$–	$–	-
Series Echo Warrior 19	Hero Status	$–	$–	$–	-
Series Edge Classic Colts Package	The Classic Colt Package	$14,993	$–	$14,993	9/30/2025
Series Edge Racing Summer Fun-d	Summer Fun	$–	$–	$–	-
Series Elarose 21	Secret Crush	$–	$–	$–	-
Series Enchante 21	Simply Enchanting	$24,749	$–	$24,749	11/30/2025
Series Escape Route	Escape Route	$–	$–	$–	-
Series Essential Rose 20	Rosie's Alibi	$–	$–	$–	-
Series Exonerated 19	Above Suspicion	$–	$–	$–	-
Series Eyepopnruby 23	My Eyes on You	$92,460	$(102,694)	$(10,234)	5/30/2027
Series Fenwick Hall 20	Inspector	$–	$–	$–	-
Series Flora Dora 20	Spun Intended	$–	$–	$–	-

38

Series Forever Rose	Forever Rose	$–	$–	$–	-
Series Formidable Kitt 22	Elite Heat	$88,987	$–	$88,987	12/31/2026
Series Frosted Oats	Frosted Oats	$–	$–	$–	-
Series Future Stars Stable	Future Stars Stable	$–	$–	$–	-
Series Gentleman Gerry	Gentleman Gerry	$–	$–	$–	-
Series Giant Mover 21	Sweet as Sin	$–	$–		-
Series Grand Traverse Bay 20	Cornice Traverse	$–	$–	$–	-
Series Great Hot 23	Raging Inferno	$116,719	$(280,000)	$(163,281)	5/30/2027
Series Heaven Street	Heaven Street	$–	$–	$–	-
Series Helicopter Money	Helicopter Money	$–	$–	$–	-
Series High Speed Goldie 21	Flamekeeper	$–	$–	$–	-
Series Im A Looker 20	Pioneer Prince	$–	$–	$–	-
Series Ishvana 21	Ishvana 21	$–	$–	$–	-
Series Just Like Lucy 23	Love Like Lucy	$101,525	$(255)	$101,270	5/30/2027
Series Just Louise 19	Forbidden Kingdom	$–	$–	$–	-
Series Kindle 21	A Day to Remember	$53,341	$–	$53,341	3/31/2026
Series Knarsdale 21	Seismic Beauty	$19,362	$–	$19,362	7/30/2025
Series Lane Way	Lane Way	$–	$–	$–	-
Series Lovesick 21	Here's the Kicker	$29,758	$–	$29,758	12/31/2025
Series Magic Belle 23	Mystical Belle	$88,782	$–	$88,782	5/30/2027
Series Malibu Bonnie 23	Munny Problem	$132,079	$0	$132,079	6/30/2027
Series Man Among Men	Man Among Men	$–	$–	$–	-
Series Margarita Friday 19	Straight No Chaser	$155,005	$–	$155,005	7/30/2025
Series Mayan Milagra 19	Tepeu	$–	$–	$–	-
Series Miss Sakamoto	Miss Sakamoto	$–	$–	$–	-
Series Mo Temptation	Mo Temptation	$–	$–	$–	-
Series Moonbow 20	Cumberland Falls	$–	$–	$–	-
Series More Than Magic 21	Time is Magic	$(3,700)	$–	$(3,700)	-
Series Mrs Whistler	Mrs Whistler	$–	$–	$–	-
Series My Fast One 20	One Fast Dream	$–	$–	$–	-
Series Naismith	Naismith	$–	$–	$–	-
Series National Road	National Road	$–	$–	$–	-
Series Northern Smile 20	Pep Rally	$–	$–	$–	-
Series NY Exacta	NY Exacta	$–	$–	$–	-
Series Ocean Magic 18	Palace Foal	$(6,171)	$–	$(6,171)	-
Series One Last Night 21	Fancy Quality	$–	$–	$–	-
Series Our Jenny B 21	Vino Grigio	$6,451	$–	$6,451	7/30/2025
Series Our Miss Jones 19	Celebrity News	$–	$–	$–	-
Series Patsys Kim 21	Lady Blitz	$–	$–	$–	-
Series Race Hunter 19	Chasing Time	$–	$–	$–	-
Series Salute to America	Salute to America	$–	$–	$–	-
Series Restless Rider 23	Restless Rider 23	$216,869	$(862,750)	$(645,881)	6/30/2027
Series Sarrocchi 21	Legitify	$–	$–	$–	-
Series Savvy Sassy 22	Real Savvy	$26,479	$–	$26,479	8/31/2025

39

Series Seeking a Star 23	Sirius Pursuit	$85,015	$(4,257)	$80,758	9/30/2026
Series Silverpocketsfull 19	Iron Works	$–	$–	$–	-
Series Smart Shopping 21	Seize the Grey	$94,832	$–	$94,832	9/28/2026
Series Song of Bernadette 20	Cable Boss	$–	$–	$–	-
Series Song of the Lark 21	Fireball Birdie	$18,059	$–	$18,059	9/30/2025
Series Spanxamillion 23	Native Brew	$116,553	$–	$116,553	6/30/2027
Series Spirit 20	Phantom Ride	$–	$–	$–	-
Series Stay Fabulous	Stay Fabulous	$–	$–	$–	-
Series STG Broodmare Band	The STG Broodmare Band	$141,025	$–	$141,025	11/30/2026
Series Stirred 23	Stirred 23	$138,112	$(380,625)	$(242,513)	6/30/2027
Series Stylishly 23	Black Tie Optional	$131,193	$–	$131,193	6/30/2027
Series Sweet Sweet Annie 19	In Due Time	$–	$–	$–	-
Series Tamboz 21	Catalyst	$49,147	$–	$49,147	3/31/2026
Series Tapitry 19	Infinite Empire	$–	$–	$–	-
Series Tell the Duchess 19	Duke of Love	$(138,322)	$–	$(138,322)	-
Series Thank You Note 23	Commissioned	$163,302	$–	$163,302	6/30/2027
Series The Filly Four	The Filly Four	$–	$–	$–	-
Series The Incredi-Bundle	The Incredi-Bundle	$81,612	$–	$81,612	12/31/2025
Series The New York Bundle	The New York Bundle	$119,413	$–	$119,413	12/31/2025
Series The Royal Duet	The Royal Duet	$–	$–	$–	-
Series Thirteen Stripes	Thirteen Stripes	$–	$–	$–	-
Series Timeless Trick 20	Interstellar	$–	$–	$–	-
Series Trust But Verify	Trust But Verify	$191,899	$(62,077)	$129,821	4/30/2027
Series Tufnel	Tufnel	$–	$–	$–	-
Series Twirl Girl 21	Tonality	$–	$–	$–	-
Series Vow	Vow	$–	$–	$–	-
Series War Safe	War Safe	$–	$–	$–	-
Series Who Runs the World	Who Runs the World	$–	$–	$–	-
Series Whosbeeninmybed 19	Micro Share	$–	$–	$–	-
Series Wildcat Gaze 23	Wildcat Gaze 23	$89,933	$(156,310)	$(66,377)	6/30/2027
Series Yes This Time	Yes This Time	$–	$–	$–	-
Series You Make Luvin Fun 19	Magical Ways	$–	$–	$–	-
Totals		$2,596,534	$(2,076,348)	$520,187

40

The cash reserves for Operating Expenses, including Upkeep Fees, for each Series are estimated to last through the time period set forth in the table above in “Liquidity and Capital Resources”. The purchase price of such Underlying Assets typically includes such reserves for Operating Expenses through at least through the time period set forth in the table above. In the Offerings, it is the intent of the Company to reserve Operating Expenses, including Upkeep Fees, at the outset of an offering sufficient to maintain the Underlying Asset without the need to raise additional capital for such series. The Company intends to rely on revenue generated from such Underlying Asset to provide ongoing working capital needed to fund the Operating Expenses of each such Series thereafter.

Series Interests

As of June 30, 2025, the Company raised a total of $57,993,025 in gross proceeds in exchange for series interests in various Underlying Assets (See our financial statements and “Note 6 – Members’ Equity” for more detail):

Underlying Asset	Shares Offered	Shares Tendered	Series Subscriptions
Authentic	12,500	12,500	2,575,000
The Filly Four	8,000	8,000	1,440,000
The STG Broodmare Band	5,000	5,000	1,175,000
Chad Brown Bundle	5,000	5,000	1,170,000
The New York Bundle	5,100	5,100	1,147,500
Black Tie Optional	5,000	5,000	1,140,000
The Incredi-Bundle	10,200	10,200	1,101,600
Rosie's Alibi	10,000	10,000	1,050,000
The Royal Duet	5,100	5,100	1,030,200
Trust But Verify	13,333	12,221	941,017
Native Brew	5,000	5,000	870,000
Balletic	10,000	10,000	800,000
Munny Problem	10,000	10,000	790,000
Misstrial	10,000	10,000	780,000
Authentic Spirit	9,000	9,000	765,000
Collusion Illusion	25,000	25,000	750,000
Big Mel	6,000	6,000	726,000
Commissioned	5,000	5,000	720,000
Catalyst	6,500	6,500	669,500
Lady Blitz	5,000	5,000	665,000
Elite Heat	5,000	5,000	660,000
Legitify	5,000	5,000	640,000
Secret Crush	10,000	10,000	640,000
Seize the Grey	5,000	5,000	635,000
Simply Enchanting	6,000	6,000	594,000
Pioneer Prince	4,000	4,000	580,000
Seismic Beauty	5,100	5,100	571,200
Wayne O	6,000	6,000	570,000

41

The Classic Colt Package	40	40	569,520
Real Savvy	3,750	3,750	555,000
Search Engine	5,100	5,100	540,600
Lane Way	6,000	6,000	540,000
Who Runs the World	5,100	5,100	530,400
Chasing Time	10,000	10,000	520,000
Here's the Kicker	13,333	13,333	519,987
Carrothers	5,100	5,100	515,100
Classic Cut	10,000	10,000	510,000
American Heiress	5,100	5,100	510,000
Future Stars Stable	10,000	10,000	500,000
Show Your Cards	3,000	3,000	495,000
Cable Boss	5,100	5,100	494,700
Tap the Gavel	10,000	10,000	490,000
Monomoy Girl	10,200	10,200	469,200
NY Exacta	2,000	2,000	456,000
Iron Works	5,100	5,100	453,900
Magical Ways	6,000	6,000	450,000
Going to Vegas	5,100	5,100	438,600
Kanthari	5,100	5,100	433,500
Adaay in Asia	5,100	5,100	418,200
Moonlit Courage	5,000	5,000	415,000
Isle Blue	5,100	5,100	413,100
Love Like Lucy	5,100	5,100	392,700
A Day to Remember	5,500	5,500	390,500
Solar Strike	6,000	6,000	390,000
Mo Mischief	5,100	5,100	382,500
Micro Share	5,100	5,100	377,400
Provocateur	4,100	4,100	373,100
Star Six Nine	10,000	10,000	370,000
Mystical Belle	300	300	360,000
Vow	2,000	2,000	358,000
Laforgia	10,200	10,200	357,000
Sirius Pursuit	3,000	2,997	353,646
Fireball Birdie	2,550	2,550	349,350
Sweet Voyage	3,750	3,750	348,750
Hero Status	6,000	6,000	348,000
Fancy Quality	3,000	3,000	339,000
Cornice Traverse	750	750	335,250
Straight No Chaser	2,000	2,000	332,000

42

One Fast Dream	2,000	2,000	330,000
Regal Rebel	2,000	2,000	330,000
Miss Sakamoto	6,000	6,000	324,000
Storm Shooter	2,000	2,000	324,000
Tufnel	5,200	5,200	322,400
Action Bundle	10,000	10,000	310,000
Stay Fabulous	2,500	2,500	310,000
Mo Temptation	3,500	3,500	304,500
Naismith	2,000	2,000	304,000
Can't Hush This	1,800	1,800	295,200
War Safe	2,000	2,000	292,000
Duke of Love	2,000	2,000	284,000
Mrs Whistler	2,000	2,000	274,000
Salute to America	1,000	1,000	273,000
My Eyes on You	5,100	3,307	261,253
Phantom Ride	3,000	3,000	252,000
Malibu Mayhem	650	650	250,900
Summer Fun	50	50	250,000
Popular Demand	1,020	1,020	248,880
A Mo Reay	820	820	246,820
Inspector	1,200	1,200	242,400
Forbidden Kingdom	1,020	1,020	233,580
Celestial Moon	20	20	230,000
Got Stormy	5,100	5,100	229,500
Thirteen Stripes	1,000	1,000	229,000
Man Among Men	820	820	223,860
Infinite Empire	820	820	223,860
Normandy Queen	15	15	217,500
Cumberland Falls	2,500	2,500	215,000
Always Hopeful	1,020	1,020	205,020
Helicopter Money	3,000	3,000	201,000
Sixtythreecaliber	1,000	1,000	193,000
Carpe Vinum	600	600	192,000
Tizamagician	600	600	192,000
Celebrity News	1,200	1,200	187,200
Time is Magic	12	12	180,000
Deep Cover	800	800	176,000
Frosted Oats	4,100	4,100	172,200
Tepeu	20	20	170,000
Amandrea	550	550	162,250

43

Bajan Bashert	16	16	160,000
Gentleman Gerry	20	20	155,000
In Due Time	20	20	150,000
Tonality	20	20	150,000
Heaven Street	20	20	150,000
Lazy Daisy	1,250	1,250	143,750
Inalattetrouble	4,100	4,100	143,500
National Road	20	20	140,000
Pep Rally	20	20	140,000
Golden Quality	20	20	140,000
Above Suspicion	820	820	138,580
Jai Ho	10	10	135,000
Annahilate	450	450	135,000
Flamekeeper	13	13	130,000
Yes This Time	10	10	129,520
Demogorgon	20	20	128,000
Walk the Talk	12	12	126,000
Vertical Threat	600	600	126,000
Ancient Royalty	900	900	125,100
Dancing Crane	20	20	122,000
Dolce Notte	820	820	121,360
Vino Grigio	20	20	120,000
Power Up Paynter	600	600	114,000
Sweet as Sin	110	110	113,630
Captain Sparrow	10	10	112,000
Daddy's Joy	600	600	108,000
Howboutdemapples	600	600	103,800
Boppy	750	750	101,250
Spun Intended	10	10	100,000
Halofied	20	20	100,000
Sunsanddrinkinhand	20	20	100,000
Interstellar	12	12	93,000
Sun Valley Road	750	750	90,750
Blue Devil	5,100	1,112	89,100
Motion Emotion	1,020	1,020	85,680
Social Dilemma	510	510	85,170
Quantum Theory	1,800	1,800	84,600
Lookwhogotlucky	410	410	84,050
New York Claiming Package	510	510	71,400
Sacred Beauty	410	410	64,370

44

Escape Route	10	10	62,952
Street Band	50	50	61,500
Madiera Wine	20	20	50,000
Cairo Kiss	80	80	44,400
Squared Straight	150	150	40,500
Soul Beam	65	65	39,650
Bella Chica	100	100	38,000
Dancing Destroyer	250	250	35,000
Noble Goddess	300	300	33,000
Shake It Up Baby	250	250	32,500
Zestful	100	100	32,000
Miss Puzzle	125	125	31,250
Sauce on Side	125	125	30,000
Utalknboutpractice	100	100	30,000
Two Trail Sioux 17K	1	1	29,720
Takeo Squared	100	100	27,000
Kichiro	200	200	26,000
Kiana's Love	200	200	24,000
Nileist	45	45	23,850
Moonless Sky	200	200	22,000
Sigesmund	200	200	20,000
Night of Idiots	80	80	20,000
Tavasco Road	80	80	18,400
Madarnas	50	50	17,500
Swiss Minister	50	50	14,000
Bullion	25	25	11,750
Amers	75	75	10,500
Major Implications	20	20	4,600
Forever Rose	1,250	–	–
Ishvana 21	–	–	–
Restless Rider	–	–	–
Stirred 23	–	–	–
Wildcat Gaze 23	–	–	–
Raging Inferno	–	–	–
Palace Foal	–	–	–
Total	538,262	530,116	57,993,025

45

Advances From Manager

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase horse assets, the Manager has covered the expenses and costs of the Company and its series thus far on a non-interest-bearing extension of revolving credit. The Company will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company will repay the Manager for funds extended to acquire horse assets from the series subscription proceeds (less the applicable management fee), as they are received.

Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations (See Note 4).

Related Party Transactions

The Company’s Manager has advanced funds to and holds cash reserves on behalf of various of the Company’s series funds. See Note 4, Note 5, and Note 7 to Financial Statements as of June 30, 2025 for further discussions. Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations.

Series Cash Reserves

During the six-month period ended June 30, 2025, the Company had a total of $1,458,507 in reserve held by the Manager for each series of an Underlying Asset as outlined below. In addition, the Manager is owed $1,746,019 for acquisition loans made by the Manager as outlined below.

As of June 30, 2025, the Company’s positions of reserve funds and borrowings are as follows:

Series Name	Underlying Asset	Horse Reserve account owed to/(by) Series	Horse Acquisition loans owed to Manager	Net Amount owed to/(by) Series
Series Action Bundle	Action Bundle	$–	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–	$–
Series Adjust 20	Jai Ho	$–	$–	$–
Series Alliford Bay 21	Sweet Voyage	$43,680	$–	$43,680
Series Arch Support 20	Captain Sparrow	$4,860	$–	$4,860
Series Ari the Adventurer 19	Kanthari	$–	$–	$–
Series Authentic	Authentic	$(187,724)	$–	$(187,724)
Series Bajan Bashert	Bajan Bashert	$–	$–	$–
Series Balletic	Balletic	$–	$–	$–
Series Blip Says Bye 23	Misstrial	$126,988	$–	$126,988
Series Blue Curl 22	Isle Blue	$32,961	$–	$32,961
Series Blue Devil	Blue Devil	$44,901	$(227,379)	$(182,479)
Series Brandy 22	Authentic Spirit	$–	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–	$–
Series Claire De Lune 22	Moonlit Courage	$91,353	$–	$91,353
Series Classic Cut	Classic Cut	$4,103	$–	$4,103
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–	$–
Series Co Cola 19	Search Engine	$–	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–	$–
Series Crown It 21	Normandy Queen	$(4,050)	$–	$(4,050)

46

Series Daring Dancer 20	Dancing Crane	$–	$–	$–
Series Deep Cover	Deep Cover	$–	$–	$–
Series Demogorgon	Demogorgon	$–	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–	$–
Series Echo Warrior 19	Hero Status	$–	$–	$–
Series Edge Classic Colts Package	The Classic Colt Package	$14,993	$–	$14,993
Series Edge Racing Summer Fun-d	Summer Fun	$–	$–	$–
Series Elarose 21	Secret Crush	$–	$–	$–
Series Enchante 21	Simply Enchanting	$24,749	$–	$24,749
Series Escape Route	Escape Route	$–	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–	$–
Series Eyepopnruby 23	My Eyes on You	$92,460	$(102,694)	$(10,234)
Series Fenwick Hall 20	Inspector	$–	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–	$–
Series Forever Rose	Forever Rose	$–	$–	$–
Series Formidable Kitt 22	Elite Heat	$88,987	$–	$88,987
Series Frosted Oats	Frosted Oats	$–	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$–	$–
Series Gentleman Gerry	Gentleman Gerry	$–	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$–
Series Grand Traverse Bay 20	Cornice Traverse	$–	$–	$–
Series Great Hot 23	Raging Inferno	$116,719	$(280,000)	$(163,281)
Series Heaven Street	Heaven Street	$–	$–	$–
Series Helicopter Money	Helicopter Money	$–	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$101,525	$(255)	$101,270
Series Just Louise 19	Forbidden Kingdom	$–	$–	$–
Series Kindle 21	A Day to Remember	$53,341	$–	$53,341
Series Knarsdale 21	Seismic Beauty	$19,362	$–	$19,362
Series Lane Way	Lane Way	$–	$–	$–
Series Lovesick 21	Here's the Kicker	$29,758	$–	$29,758
Series Magic Belle 23	Mystical Belle	$88,782	$–	$88,782
Series Malibu Bonnie 23	Munny Problem	$132,079	$0	$132,079

47

Series Man Among Men	Man Among Men	$–	$–	$–
Series Margarita Friday 19	Straight No Chaser	$155,005	$–	$155,005
Series Mayan Milagra 19	Tepeu	$–	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–	$–
Series More Than Magic 21	Time is Magic	$(3,700)	$–	$(3,700)
Series Mrs Whistler	Mrs Whistler	$–	$–	$–
Series My Fast One 20	One Fast Dream	$–	$–	$–
Series Naismith	Naismith	$–	$–	$–
Series National Road	National Road	$–	$–	$–
Series Northern Smile 20	Pep Rally	$–	$–	$–
Series NY Exacta	NY Exacta	$–	$–	$–
Series Ocean Magic 18	Palace Foal	$(6,171)	$–	$(6,171)
Series One Last Night 21	Fancy Quality	$–	$–	$–
Series Our Jenny B 21	Vino Grigio	$6,451	$–	$6,451
Series Our Miss Jones 19	Celebrity News	$–	$–	$–
Series Patsys Kim 21	Lady Blitz	$–	$–	$–
Series Race Hunter 19	Chasing Time	$–	$–	$–
Series Salute to America	Salute to America	$–	$–	$–
Series Restless Rider 23	Restless Rider 23	$216,869	$(862,750)	$(645,881)
Series Sarrocchi 21	Legitify	$–	$–	$–
Series Savvy Sassy 22	Real Savvy	$26,479	$–	$26,479
Series Seeking a Star 23	Sirius Pursuit	$85,015	$(4,257)	$80,758
Series Silverpocketsfull 19	Iron Works	$–	$–	$–
Series Smart Shopping 21	Seize the Grey	$94,832	$–	$94,832
Series Song of Bernadette 20	Cable Boss	$–	$–	$–
Series Song of the Lark 21	Fireball Birdie	$18,059	$–	$18,059
Series Spanxamillion 23	Native Brew	$116,553	$–	$116,553
Series Spirit 20	Phantom Ride	$–	$–	$–
Series Stay Fabulous	Stay Fabulous	$–	$–	$–
Series STG Broodmare Band	The STG Broodmare Band	$141,025	$–	$141,025
Series Stirred 23	Stirred 23	$138,112	$(380,625)	$(242,513)
Series Stylishly 23	Black Tie Optional	$131,193	$–	$131,193
Series Sweet Sweet Annie 19	In Due Time	$–	$–	$–
Series Tamboz 21	Catalyst	$49,147	$–	$49,147
Series Tapitry 19	Infinite Empire	$–	$–	$–
Series Tell the Duchess 19	Duke of Love	$(138,322)	$–	$(138,322)
Series Thank You Note 23	Commissioned	$163,302	$–	$163,302

48

Series The Filly Four	The Filly Four	$–	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$81,612	$–	$81,612
Series The New York Bundle	The New York Bundle	$119,413	$–	$119,413
Series The Royal Duet	The Royal Duet	$–	$–	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–	$–
Series Trust But Verify	Trust But Verify 100%	$191,899	$(62,077)	$129,821
Series Tufnel	Tufnel	$–	$–	$–
Series Twirl Girl 21	Tonality	$–	$–	$–
Series Vow	Vow	$–	$–	$–
Series War Safe	War Safe	$–	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–	$–
Series Wildcat Gaze 23	Wildcat Gaze 23	$89,933	$(156,310)	$(66,377)
Series Yes This Time	Yes This Time	$–	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–	$–
Totals		$2,596,534	$(2,076,348)	$520,187

In order to fund the Company’s activities as well as to advance funds on behalf of a Series in order to acquire an Underlying Asset prior to establishing and issuing securities in the Series for holding such Underlying Asset, the Company has borrowed a total of $47,570,865, as of June 30, 2025, from the Manager in the form of profit participation convertible promissory notes as follows:

Series Name	Underlying Asset	Principal Borrowed From Manager
Series Authentic	Authentic	$2,188,750
Series The Filly Four	The Filly Four	$1,224,000
Series STG Broodmare Band	Seize the Grey Broodmare Band	$869,500
Series Chad Brown Bundle	Chad Brown Bundle	$994,500
Series The New York Bundle	The New York Bundle	$889,287
Series Stylishly 23	Black Tie Optional	$815,100
Series The Incredi-Bundle	The Incredi-Bundle	$853,740
Series Essential Rose 20	Rosie's Alibi	$892,500
Series The Royal Duet	The Royal Duet	$798,405
Series Trust But Verify	Trust But Verify	$716,735
Series Spanxamillion 23	Native Brew	$622,050
Series Balletic	Balletic	$680,000
Series Malibu Bonnie 23	Munny Problem	$564,900
Series Blip Says Bye 23	Misstrial	$557,700
Series Brandy 22	Authentic Spirit	$592,920
Series Collusion Illusion	Collusion Illusion	$637,500
Series Big Mel	Big Mel	$618,000
Series Thank You Note 23	Commissioned	$514,800

49

Series Tamboz 21	Catalyst	$518,895
Series Patsys Kim 21	Lady Blitz	$515,400
Series Formidable Kitt 22	Elite Heat	$471,900
Series Sarrocchi 21	Legitify	$496,000
Series Elarose 21	Secret Crush	$496,000
Series Smart Shopping 21	Seize the Grey	$492,150
Series Enchante 21	Simply Enchanting	$460,320
Series Im A Looker 20	Pioneer Prince	$464,000
Series Knarsdale 21	Seismic Beauty	$436,968
Series Wayne O	Wayne O	$486,000
Series Edge Classic Colts Package	Classic Colts Package	$521,160
Series Savvy Sassy 22	Real Savvy	$430,125
Series Co Cola 19	Search Engine	$459,510
Series Lane Way	Lane Way	$459,000
Series Who Runs the World	Who Runs the World	$450,840
Series Race Hunter 19	Chasing Time	$442,000
Series Lovesick 21	Here's the Kicker	$403,057
Series Carrothers	Carrothers	$437,835
Series Classic Cut	Classic Cut	$433,500
Series Keertana 18	American Heiress	$433,500
Series Future Stars Stable	Future Stars Stable	$425,000
Series Le Relais 20	Show Your Cards	$396,000
Series Song of Bernadette 20	Cable Boss	$420,495
Series Courtisane 19	Tap the Gavel	$416,500
Series Monomoy Girl	Monomoy Girl	$398,820
Series NY Exacta	NY Exacta	$387,600
Series Silverpocketsfull 19	Iron Works	$385,815
Series You Make Luvin Fun 19	Magical Ways	$382,500
Series Going to Vegas	Going to Vegas	$372,810
Series Ari the Adventurer 19	Kanthari	$368,475
Series Adaay in Asia	Adaay in Asia	$324,105
Series Claire De Lune 22	Moonlit Courage	$300,900
Series Blue Curl 22	Isle Blue	$320,127
Series Just Like Lucy 23	Love Like Lucy	$280,755
Series Kindle 21	A Day to Remember	$302,610
Series Sunny 18	Solar Strike	$329,940
Series Mo Mischief	Mo Mischief	$326,400
Series Whosbeeninmybed 19	Micro Share	$320,790

50

Series Cayala 19	Provocateur	$317,135
Series Wonder Upon a Star 19	Star Six Nine	$314,500
Series Magic Belle 23	Mystical Belle	$284,400
Series Vow	Vow	$304,300
Series Lost Empire 19	Laforgia	$303,450
Series Seeking a Star 23	Sirius Pursuit	$253,085
Series Song of the Lark 21	Fireball Birdie	$270,759
Series Alliford Bay 21	Sweet Voyage	$270,300
Series Echo Warrior 19	Hero Status	$295,800
Series One Last Night 21	Fancy Quality	$262,710
Series Grand Traverse Bay 19	Cornice Traverse	$284,963
Series Margarita Friday 19	Straight No Chaser	$282,200
Series My Fast One 20	One Fast Dream	$264,000
Series Queen Amira 19	Regal Rebel	$280,500
Series Miss Sakamoto	Miss Sakamoto	$275,400
Series Storm Shooter	Storm Shooter	$276,000
Series Tufnel	Tufnel	$274,040
Series Action Bundle	Action Bundle	$263,500
Series Stay Fabulous	Stay Fabulous	$248,000
Series Mo Temptation	Mo Temptation	$243,600
Series Naismith	Naismith	$258,400
Series Awe Hush 19	Can't Hush This	$250,920
Series War Safe	War Safe	$248,200
Series Tell the Duchess 19	Duke of Love	$241,400
Series Mrs Whistler	Mrs Whistler	$232,900
Series Salute to America	Salute to America	$232,050
Series Eyepopnruby 23	My Eyes On You	$266,442
Series Spirit 20	Phantom Ride	$201,600
Series Into Summer 19	Malibu Mayhem	$213,265
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$225,000
Series Popular Demand	Popular Demand	$212,160
Series Margaret Reay 19	A Mo Reay	$209,797
Series Fenwick Hall 20	Inspector	$193,920
Series Just Louise 19	Forbidden Kingdom	$198,543
Series Celestial Moon	Celestial Moon	$201,000
Series Got Stormy	Got Stormy	$195,075
Series Thirteen Stripes	Thirteen Stripes	$194,650
Series Man Among Men	Man Among Men	$190,281
Series Tapitry 19	Infinite Empire	$190,281
Series Crown It 21	Normandy Queen	$189,750
Series Moonbow 20	Cumberland Falls	$172,000
Series Desire Street 19	Always Hopeful	$174,267

51

Series Helicopter Money	Helicopter Money	$160,800
Series Classofsixtythree 19	Sixtythreecaliber	$164,050
Series Martita Sangrita 17	Carpe Vinum	$163,200
Series Tizamagician	Tizamagician	$163,200
Series Our Miss Jones 19	Celebrity News	$159,120
Series More Than Magic 21	Time is Magic	$154,800
Series Deep Cover	Deep Cover	$149,600
Series Frosted Oats	Frosted Oats	$146,370
Series Mayan Milagra 19	Tepeu	$146,920
Series Amandrea	Amandrea	$137,500
Series Bajan Bashert	Bajan Bashert	$137,600
Series Gentleman Gerry	Gentleman Gerry	$135,000
Series Sweet Sweet Annie 19	In Due Time	$129,780
Series Twirl Girl 21	Tonality	$134,100
Series Heaven Street	Heaven Street	$130,000
Series Lazy Daisy	Lazy Daisy	$121,250
Series Latte Da 19	Inalattetrouble	$121,975
Series National Road	National Road	$120,000
Series Northern Smile 20	Pep Rally	$122,000
Series Without Delay 19	Golden Quality	$121,000
Series Exonerated 19	Above Suspicion	$117,793
Series Adjust 20	Jai Ho	$115,706
Series Two Trail Sioux 17	Annahilate	$114,750
Series High Speed Goldie 21	Flamekeeper	$113,464
Series Yes This Time	Yes This Time	$107,930
Series Demogorgon	Demogorgon	$108,340
Series Tell All 19	Walk the Talk	$107,844
Series Vertical Threat	Vertical Threat	$107,100
Series Speightstown Belle 19	Ancient Royalty	$106,335
Series Dancing Crane	Dancing Crane	$103,520
Series Midnight Sweetie 19	Dolce Notte	$103,156
Series Our Jenny B 21	Vino Grigio	$108,872
Series Power Up Paynter	Power Up Paynter	$96,600
Series Giant Mover 21	Sweet as Sin	$88,064
Series Arch Support 20	Captain Sparrow	$96,565
Series Daddys Joy	Daddy's Joy	$91,800
Series Apple Down Under 19	Howboutdemapples	$88,230
Series Daring Dancer 20	Boppy	$86,063
Series Flora Dora 20	Spun Intended	$86,219
Series Black Escort 19	Halofied	$88,200
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$85,622
Series Timeless Trick 20	Interstellar	$81,000

52

Series Grand Traverse Bay 20	Sun Valley Road	$77,138
Series Blue Devil	Blue Devil	$218,692
Series Motion Emotion	Motion Emotion	$72,828
Series Social Dilemma	Social Dilemma	$72,395
Series Athenian Beauty 19	Quantum Theory	$71,910
Series Ambleside Park 19	Lookwhogotlucky	$71,443
Series Consecrate 19	Sacred Beauty	$54,715
Series Escape Route	Escape Route	$52,458
Series Madiera Wine	Madiera Wine	$42,510
Series Squared Straight	Squared Straight	$34,425
Series Bella Chica	Bella Chica	$32,300
Series Miss Puzzle	Miss Puzzle	$26,563
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$29,720
Series Kichiro	Kichiro	$22,100
Series Sigesmund	Sigesmund	$17,000
Series Forever Rose	Forever Rose	$109,700
Series Ishvana 21	Ishvana 21	$–
Series Restless Rider 23	Restless Rider 23	$–
Series Stirred 23	Stirred 23	$–
Series Wildcat Gaze 23	Wildcat Gaze 23	$–
Series Great Hot 23	Raging Inferno	$–
Series Ocean Magic 18	Palace Foal	$–
Series Amers	Amers	$8,925
Series Bullion	Bullion	$6,000
Series Cairo Kiss	Cairo Kiss	$37,740
Series De Mystique 17	Dancing Destroyer	$29,750
Series Kiana's Love	Kiana's Love	$20,400
Series Madarnas	Madarnas	$14,850
Series Major Implications	Major Implications	$3,900
Series Moonless Sky	Moonless Sky	$18,700
Series Night of Idiots	Night of Idiots	$16,960
Series Nileist	Nileist	$20,250
Series Noble Goddess	Noble Goddess	$27,900
Series Sauce on Side	Sauce on Side	$–
Series Shake It Up Baby	Shake It Up Baby	$27,625
Series Soul Beam	Soul Beam	$33,703
Series Street Band	Street Band	$52,250
Series Swiss Minister	Swiss Minister	$11,900
Series Takeo Squared	Takeo Squared	$22,900
Series Tavasco Road	Tavasco Road	$15,600

53

Series Utalknboutpractice	Utalknboutpractice	$25,500
Series Zestful	Zestful	$27,200
Series New York Claiming Pakage	New York Claiming Package	$64,260

		$47,597,876

As of June 30, 2025 the Company owes the following to related parties:

– $247,284 to Spendthrift in connection with Series Authentic associated with the “kicker” balance due.

– $273,447 to the Manager in connection with Series Authentic.

The Company acquired the horse asset in Series Palace Foal via a $15,606 convertible profit participating loan from Michael Behrens, a principal of the Manager of the Company. The profit participation convertible promissory note bears a 2.38 percent per annum interest rate and is due either when Series Palace Foal is fully subscribed or converted into the unsold units of Series Palace Foal. During the time the profit participation convertible promissory note is outstanding, the underlying cash flow of Series Palace Foal series accrues to the loan holder.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

Trend Information

The Company’s main focus over the next twelve months is to continue to launch subsequent Offerings of Series Interests. The table below shows the launched and closed Offerings for the year as of June 30, 2025:

	# of Offerings Launched	# of Offerings Closed
As of June 30, 2025	11	16

(1) data represents number of Offerings for Series Interests of each state of offering process in the given period.

(2) offerings launched as of June 30, 2025 are through Regulation A.

The Company plans to launch approximately 15 additional offerings in the next twelve months, as of the date of this filing, including offerings for increasingly higher value underlying assets.  The Company will commence such offerings within two calendar days of qualification with the SEC as provided in Rule 251(d)(3)(i)(F). The proceeds from any offerings closed during the next twelve months will be used to acquire additional race horses. We believe that launching a larger number of offerings in 2025-2026 and beyond will help us from a number of perspectives:

1) Continue to grow the user base on the Platform by attracting more Investors into our ecosystem.

2) Enable the Company to reduce operating expenses for each series, as we negotiate better contracts for training, upkeep, insurance and other operating expenses with a larger collection of underlying assets.

3) Attract a larger community of Horse Sellers with high quality underlying assets to the Platform who may view us as a more efficient method of transacting than the traditional syndication processes.

In addition to more offerings, we also intend to continue to develop Membership Experience Programs, which allow Investors to enjoy the collection of racehorses acquired and managed by the Company through events, race day visits and other programs.

54

Outside of the trends mentioned above, we believe that the Company is also dependent on the general economic environment and investing climate, the horse racing industry at large (including ongoing concerns of horse safety), in particular in the United States. In addition, since we are reliant on our Manager to support the Company and the Series, we are dependent on the general fundraising environment and our Manager’s continued ability to raise capital.

Off-Balance Sheet Arrangements

As of June 30, 2025, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgement in the application of accounting policies, including making estimates and assumptions. These assumptions will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Please refer to “Note 2 — Summary of Significant Accounting Policies” to our financial statements included in this Semiannual Report for more discussion of our accounting policies and procedures.

Item 2. Other Information

We have no information to disclose that was required to be in a report on Form 1-U during the semiannual period covered by this Form 1-SA, but was not reported.

55

Item 3. Financial Statements

Index to Financial Statements

My Racehorse CA LLC

A Nevada Series Limited Liability Company

Consolidated and Consolidating Financial Statements (Unaudited)

As of June 30, 2025 and December 31, 2024

and for the six-month periods ended June 30, 2025 and 2024

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (Unaudited)	F-1

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (Unaudited)	F-48

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS ’ EQUITY (DEFICIT) (Unaudited)	F-95

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (Unaudited)	F-142

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (Unaudited)	F-189

56

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	1,734	–
Total Long-term Liabilities	–	–	–	–	–	–	1,734	–

Total Liabilities	–	–	–	–	–	–	1,734	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	68,705	24,272	33,786	–	–	38,228	–
Subscriptions in series, net of distributions (See Note 6)	147,299	83,659	157,908	74,719	8,998	77,255	407,286	125,935
Retained earnings/(Accumulated deficit)	(147,299)	(152,364)	(182,180)	(108,505)	(8,998)	(77,255)	(447,248)	(125,935)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	(1,734)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-1

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(187,724)	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	(187,724)	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$(187,724)	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	1,892	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	1,892	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	520,732	–	–	–	–	–	–
Total Long-term Liabilities	–	520,732	–	–	–	–	–	–

Total Liabilities	–	522,624	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	24,527	–	40,192	64,280	–	16,469	48,373	36,000
Subscriptions in series, net of distributions (See Note 6)	66,401	1,813,083	264,846	110,544	730,557	38,000	726,000	84,467
Retained earnings/(Accumulated deficit)	(90,928)	(2,523,431)	(305,037)	(174,824)	(730,557)	(54,469)	(774,373)	(120,467)
Total Members' Equity/(Deficit)	–	(710,348)	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(187,724)	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-2

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	4,860	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	4,860	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$4,860	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	77,318	27,877	45,000
Subscriptions in series, net of distributions (See Note 6)	11,750	483,670	44,400	470,927	283,931	91,290	967,950	117,532
Retained earnings/(Accumulated deficit)	(11,750)	(483,670)	(44,400)	(470,927)	(283,931)	(163,748)	(995,827)	(162,532)
Total Members' Equity/(Deficit)	–	–	–	–	–	4,860	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$4,860	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-3

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	4,103	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	4,103	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$4,103	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	60,000
Subscriptions in series, net of distributions (See Note 6)	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711
Retained earnings/(Accumulated deficit)	(492,697)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Total Members' Equity/(Deficit)	4,103	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$4,103	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-4

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	24,749
Prepaid expense	–	–	–	–	–	–	–	1,638
Total Current Assets	–	–	–	–	–	–	–	26,387

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	20,225
Total Non-Current Assets	–	–	–	–	–	–	–	20,225

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$46,612

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	48,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	84,118	26,026	176,000	84,305	188,980	267,068	164,938	560,520
Retained earnings/(Accumulated deficit)	(84,118)	(26,026)	(176,000)	(132,305)	(188,980)	(267,068)	(164,938)	(513,908)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	46,612

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$46,612

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-5

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	153,823	–	–	–	57,086	–	–
Subscriptions in series, net of distributions (See Note 6)	622,200	(77,420)	129,991	176,843	–	74,753	126,676	369,790
Retained earnings/(Accumulated deficit)	(622,200)	(76,404)	(129,991)	(176,843)	–	(131,840)	(126,676)	(369,790)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-6

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	53,341	19,362
Prepaid expense	–	–	–	–	–	–	347	2,088
Total Current Assets	–	–	–	–	–	–	53,687	21,450

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	10,792	21,377
Total Non-Current Assets	–	–	–	–	–	–	10,792	21,377

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$64,479	$42,827

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	12,000	–	–	–	–	7,500	–	–
Subscriptions in series, net of distributions (See Note 6)	107,144	(236,882)	70,877	268,087	71,626	21,121	378,305	543,252
Retained earnings/(Accumulated deficit)	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(313,826)	(500,425)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	64,479	42,827

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$64,479	$42,827

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-7

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	10,973
Subscriptions in series, net of distributions (See Note 6)	504,956	199,520	–	204,850	44,768	426,088	20,025	26,000
Retained earnings/(Accumulated deficit)	(504,956)	(199,520)	–	(204,850)	(44,768)	(426,088)	(20,025)	(36,973)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-8

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	6,446	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	475,346	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Retained earnings/(Accumulated deficit)	(475,346)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Total Members' Equity/(Deficit)	–	–	–	–	–	(0)	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$(0)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-9

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	656,250	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	155,005	–	–	–	–	–
Prepaid expense	–	–	10,080	–	–	–	–	–
Total Current Assets	–	–	821,335	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$821,335	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	7,756	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	7,756	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	7,756	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	93,000	–	734	–
Subscriptions in series, net of distributions (See Note 6)	198,842	132,253	(1,200,980)	179,649	(22,517)	83,877	31,250	285,394
Retained earnings/(Accumulated deficit)	(198,842)	(132,253)	2,014,559	(179,649)	(70,484)	(83,877)	(31,984)	(285,394)
Total Members' Equity/(Deficit)	–	–	813,579	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$821,335	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-10

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	355,378	296,127	223,434	151,682	21,628	26,129	240,886	238,466
Retained earnings/(Accumulated deficit)	(355,378)	(296,127)	(223,434)	(151,682)	(21,628)	(26,129)	(240,886)	(238,466)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-11

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	16,634	83,294	–	–	–	–	66,747	55,909
Subscriptions in series, net of distributions (See Note 6)	304,000	84,613	21,100	20,000	23,850	33,000	136,250	454,720
Retained earnings/(Accumulated deficit)	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(202,997)	(510,629)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-12

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	6,451	(6,171)	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	6,451	(6,171)	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	3,804	–	–	–	–	–
Total Non-Current Assets	–	–	3,804	–	–	–	–	–

TOTAL ASSETS	$–	$–	$10,255	$(6,171)	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	23	–	–	–	–
Total Current Liabilities	–	–	–	23	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	15,606	–	–	–	–
Total Long-term Liabilities	–	–	–	15,606	–	–	–	–

Total Liabilities	–	–	–	15,629	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	91,555	–	–	1,741	30,389	–
Subscriptions in series, net of distributions (See Note 6)	325,624	158,462	101,452	–	642,618	248,880	95,535	219,885
Retained earnings/(Accumulated deficit)	(325,624)	(158,462)	(182,752)	(21,801)	(642,618)	(250,621)	(125,924)	(219,885)
Total Members' Equity/(Deficit)	–	–	10,255	(21,801)	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$10,255	$(6,171)	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-13

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	22,953	–
Subscriptions in series, net of distributions (See Note 6)	294,400	434,766	170,755	555,927	23,290	19,776	20,000	386,662
Retained earnings/(Accumulated deficit)	(294,400)	(434,766)	(170,755)	(555,927)	(23,290)	(19,776)	(42,953)	(386,662)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-14

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	94,832	–	18,059	–	–	–	–	–
Prepaid expense	700	–	–	–	–	–	–	–
Total Current Assets	95,532	–	18,059	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	1,073	–	10,859	–	–	–	–	–
Total Non-Current Assets	1,073	–	10,859	–	–	–	–	–

TOTAL ASSETS	$96,605	$–	$28,918	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	25,979	–
Subscriptions in series, net of distributions (See Note 6)	(3,382,000)	28,570	339,533	34,881	44,555	138,110	40,500	265,079
Retained earnings/(Accumulated deficit)	3,478,605	(28,570)	(310,615)	(34,881)	(44,555)	(138,110)	(66,479)	(265,079)
Total Members' Equity/(Deficit)	96,605	–	28,918	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$96,605	$–	$28,918	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-15

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	12,000	105,050	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	(3,317)	373,619	98,606	(203,093)	14,000	11,983	210,745	16,483
Retained earnings/(Accumulated deficit)	3,317	(373,619)	(110,606)	98,044	(14,000)	(11,983)	(210,745)	(16,483)
Total Members' Equity/(Deficit)	–	–	–	–	–	0	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-16

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(138,322)	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	(138,322)	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$(138,322)	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	21,600	–	–	–	–	27,000	–	39,490
Subscriptions in series, net of distributions (See Note 6)	126,000	106,360	995,885	955,355	229,000	84,954	16,165	322,400
Retained earnings/(Accumulated deficit)	(147,600)	(244,682)	(995,885)	(955,355)	(229,000)	(111,954)	(16,165)	(361,890)
Total Members' Equity/(Deficit)	–	(138,322)	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(138,322)	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-17

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	28,359	7,724	–	–	–	–	–	33,825
Subscriptions in series, net of distributions (See Note 6)	140,927	135,000	40,069	21,569	(35,487)	272,397	242,990	550,381
Retained earnings/(Accumulated deficit)	(169,286)	(142,724)	(40,069)	(21,569)	35,487	(272,397)	(242,990)	(584,206)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-18

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	36,000	–	99,000	–	–	11,843
Subscriptions in series, net of distributions (See Note 6)	478,235	291,049	110,389	261,791	(197,843)	382,204	25,194	–
Retained earnings/(Accumulated deficit)	(478,235)	(291,049)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-19

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	14,993	(4,050)	–	(3,700)	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	14,993	(4,050)	–	(3,700)	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	16,330	41,642	–		–	–	–	–
Total Non-Current Assets	16,330	41,642	–	–	–	–	–	–

TOTAL ASSETS	$31,323	$37,592	$–	$(3,700)	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	82,600	69,097	35,374	47,528	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	328,752	138,676	126,369	147,108	363,072	–	–	–
Retained earnings/(Accumulated deficit)	(380,029)	(170,181)	(161,743)	(198,336)	(363,072)	–	–	–
Total Members' Equity/(Deficit)	31,323	37,592	–	(3,700)	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$31,323	$37,592	$–	$(3,700)	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-20

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series MRH Giant Mover 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi- Bundle
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	1,714
Horse reserve funds receivable from Manager (see Note 4)	–	44,901	–	49,147	29,758	81,612
Prepaid expense	–	–	–	–	–	–
Total Current Assets	–	44,901	–	49,147	29,758	83,326

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	89,346	–	98,536	71,948	293,565
Total Non-Current Assets	–	89,346	–	98,536	71,948	293,565

TOTAL ASSETS	$–	$134,247	$–	$147,683	$101,706	$376,891

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$227,379	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–
Total Current Liabilities	–	227,379	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–

Total Liabilities	–	227,379	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	–	76,197	680,328	658,320	497,988	1,083,240
Retained earnings/(Accumulated deficit)	–	(169,330)	(680,328)	(510,637)	(396,281)	(706,349)
Total Members' Equity/(Deficit)	–	(93,133)	–	147,683	101,706	376,891

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$134,247	$–	$147,683	$101,706	$376,891

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-21

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	Series Stylishly 23	Series Formidable Kitt	Series Blip Says Bye
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	32,961	119,413	26,479	–	43,680	131,193	88,987	126,988
Prepaid expense	–	–	–	–	26	–	–	–
Total Current Assets	32,961	119,413	26,479	–	43,706	131,193	88,987	126,988

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	77,206	184,066	105,677	–	34,300	415,980	176,243	312,600
Total Non-Current Assets	77,206	184,066	105,677	–	34,300	415,980	176,243	312,600

TOTAL ASSETS	$110,167	$303,479	$132,156	$–	$78,006	$547,173	$265,230	$439,588

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	413,100	1,002,252	521,700	92,722	336,975	1,140,000	646,500	780,000
Retained earnings/(Accumulated deficit)	(302,933)	(698,773)	(389,544)	(92,722)	(258,969)	(592,827)	(381,270)	(340,412)
Total Members' Equity/(Deficit)	110,167	303,479	132,156	–	78,006	547,173	265,230	439,588

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$110,167	$303,479	$132,156	$–	$78,006	$547,173	$265,230	$439,588

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-22

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	Series Clair de Lune 22	Series Malibu Bonnie 23	Series Spanxa- million	Series Sirius Pursuit	MRH STG Broodmare Band	MRH Commissioned	MRH Love Like Lucy	MRH My Eyes on You
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	91,353	132,079	116,553	85,015	141,025	163,302	101,525	92,460
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	91,353	132,079	116,553	85,015	141,025	163,302	101,525	92,460

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	72,393	244,927	293,148	117,536	497,375	281,064	152,657	167,833
Total Non-Current Assets	72,393	244,927	293,148	117,536	497,375	281,064	152,657	167,833

TOTAL ASSETS	$163,746	$377,007	$409,701	$202,550	$638,400	$444,366	$254,182	$260,292

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$4,257	$–	$–	$255	$102,694
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	4,257	–	–	255	102,694

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	4,257	–	–	255	102,694

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	415,000	790,000	870,000	353,646	1,175,000	720,000	392,700	261,253
Retained earnings/(Accumulated deficit)	(251,254)	(412,993)	(460,299)	(155,352)	(536,600)	(275,634)	(138,773)	(103,655)
Total Members' Equity/(Deficit)	163,746	377,007	409,701	198,294	638,400	444,366	253,927	157,598

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$163,746	$377,007	$409,701	$202,550	$638,400	$444,366	$254,182	$260,292

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-23

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2025 (Continued)

	MRH Mystical Belle	MRH Raging Inferno	MRH Restless Rider 23	MRH Stirred 23	MRH Trust But Verify	MRH Wildcat Gaze 23	06.30.2025 Consolidated Total
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	657,964
Horse reserve funds receivable from Manager (see Note 4)	88,782	116,719	216,869	138,112	191,899	89,933	2,596,534
Prepaid expense	–	–	–	–	–	–	14,879
Total Current Assets	88,782	116,719	216,869	138,112	191,899	89,933	3,269,377

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	151,989	145,511	606,254	226,522	461,917	62,242	5,466,934
Total Non-Current Assets	151,989	145,511	606,254	226,522	461,917	62,242	5,466,934

TOTAL ASSETS	$240,771	$262,229	$823,123	$364,633	$653,815	$152,175	$8,736,311

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$280,000	$862,750	$380,625	$62,077	$156,310	$2,076,348
Accrued expense	–	–	–	–	–	–	9,648
Deferred revenue	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	23
Total Current Liabilities	–	280,000	862,750	380,625	62,077	156,310	2,086,019

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	538,073
Total Long-term Liabilities	–	–	–	–	–	–	538,073

Total Liabilities	–	280,000	862,750	380,625	62,077	156,310	2,624,092

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	2,046,279
Subscriptions in series, net of distributions (See Note 6)	360,000	–	–	–	941,017	–	41,440,181
Retained earnings/(Accumulated deficit)	(119,229)	(17,771)	(39,627)	(15,992)	(349,279)	(4,135)	(37,374,241)
Total Members' Equity/(Deficit)	240,771	(17,771)	(39,627)	(15,992)	591,738	(4,135)	6,112,219

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$240,771	$262,229	$823,123	$364,633	$653,815	$152,175	$8,736,311

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-24

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Amble- side Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	1,734	–
Total Long-term Liabilities	–	–	–	–	–	–	1,734	–

Total Liabilities	–	–	–	–	–	–	1,734	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	68,705	24,272	33,786	–	–	38,228	–
Subscriptions in series, net of distributions (See Note 6)	147,299	83,659	157,908	74,719	8,998	77,255	407,286	125,935
Retained earnings/(Accumulated deficit)	(147,299)	(152,364)	(182,180)	(108,505)	(8,998)	(77,255)	(447,248)	(125,935)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	(1,734)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-25

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(164,256)	–	–	27,143	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	(164,256)	–	–	27,143	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$(164,256)	$–	$–	$27,143	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	1,892	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	27,143	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	1,892	–	–	27,143	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	520,732	–	–	–	–	–	–
Total Long-term Liabilities	–	520,732	–	–	–	–	–	–

Total Liabilities	–	522,624	–	–	27,143	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	24,527	–	40,192	64,280	–	16,469	48,373	36,000
Subscriptions in series, net of distributions (See Note 6)	66,401	1,813,083	264,846	110,544	730,557	38,000	726,000	84,467
Retained earnings/(Accumulated deficit)	(90,928)	(2,499,963)	(305,037)	(174,824)	(730,557)	(54,469)	(774,373)	(120,467)
Total Members' Equity/(Deficit)	–	(686,881)	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(164,256)	$–	$–	$27,143	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-26

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	8,786	–	–	–	9,296	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	8,786	–	–	–	9,296	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	9,158	–	–
Total Non-Current Assets	–	–	–	–	–	9,158	–	–

TOTAL ASSETS	$–	$8,786	$–	$–	$–	$18,454	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	8,786	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	8,786	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	8,786	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	62,318	27,877	45,000
Subscriptions in series, net of distributions (See Note 6)	11,750	483,670	44,400	470,927	283,931	94,915	967,950	117,532
Retained earnings/(Accumulated deficit)	(11,750)	(483,670)	(44,400)	(470,927)	(283,931)	(138,780)	(995,827)	(162,532)
Total Members' Equity/(Deficit)	–	–	–	–	–	18,454	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$8,786	$–	$–	$–	$18,454	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-27

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	28,373	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	28,373	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$28,373	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	60,000
Subscriptions in series, net of distributions (See Note 6)	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711
Retained earnings/(Accumulated deficit)	(468,427)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Total Members' Equity/(Deficit)	28,373	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$28,373	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-28

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	1,638
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	4,972	–	37,098
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	4,972	–	38,736

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	70,095
Total Non-Current Assets	–	–	–	–	–	–	–	70,095

TOTAL ASSETS	$–	$–	$–	$–	$–	$4,972	$–	$108,831

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	4,972	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	4,972	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	4,972	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	48,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	84,118	26,026	176,000	84,305	188,980	267,068	164,938	560,520
Retained earnings/(Accumulated deficit)	(84,118)	(26,026)	(176,000)	(132,305)	(188,980)	(267,068)	(164,938)	(451,689)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	108,831

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$4,972	$–	$108,831

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-29

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	5,000	–	–
Horse reserve funds receivable from Manager (see Note 4)	21,585	–	–	–	–	(5,000)	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	21,585	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	73,500	–	–	–	–	–	–	–
Total Non-Current Assets	73,500	–	–	–	–	–	–	–

TOTAL ASSETS	$95,085	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	153,823	–	–	–	57,086	–	–
Subscriptions in series, net of distributions (See Note 6)	622,200	(77,420)	129,991	176,843	–	74,753	126,676	369,790
Retained earnings/(Accumulated deficit)	(527,115)	(76,404)	(129,991)	(176,843)	–	(131,840)	(126,676)	(369,790)
Total Members' Equity/(Deficit)	95,085	–	–	–	–	–	–	(0)

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$95,085	$–	$–	$–	$–	$–	$–	$(0)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-30

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	347	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	52,933	15,882
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	53,279	15,882

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	37,042	73,270
Total Non-Current Assets	–	–	–	–	–	–	37,042	73,270

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$90,321	$89,152

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	12,000	–	–	–	–	7,500	–	–
Subscriptions in series, net of distributions (See Note 6)	107,144	(236,882)	70,877	268,087	71,626	21,121	378,305	562,887
Retained earnings/(Accumulated deficit)	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(287,984)	(473,735)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	90,321	89,152

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$90,321	$89,152

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-31

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	10,973
Subscriptions in series, net of distributions (See Note 6)	504,956	199,520	–	204,850	44,768	426,088	20,025	26,000
Retained earnings/(Accumulated deficit)	(504,956)	(199,520)	–	(204,850)	(44,768)	(426,088)	(20,025)	(36,973)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-32

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	12,895	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	12,895	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$12,895	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	12,895	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	12,895	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	12,895	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	6,446	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	475,346	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Retained earnings/(Accumulated deficit)	(475,346)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$12,895	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-33

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	10,080	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	33,512	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	43,592	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$43,592	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	7,756	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	7,756	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	7,756	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	93,000	–	734	–
Subscriptions in series, net of distributions (See Note 6)	198,842	132,253	(224,980)	179,649	(22,517)	83,877	31,250	285,394
Retained earnings/(Accumulated deficit)	(198,842)	(132,253)	260,816	(179,649)	(70,484)	(83,877)	(31,984)	(285,394)
Total Members' Equity/(Deficit)	–	–	35,836	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$43,592	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-34

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	355,378	296,127	223,434	151,682	21,628	26,129	240,886	238,466
Retained earnings/(Accumulated deficit)	(355,378)	(296,127)	(223,434)	(151,682)	(21,628)	(26,129)	(240,886)	(238,466)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-35

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	16,634	83,294	–	–	–	–	66,747	55,909
Subscriptions in series, net of distributions (See Note 6)	304,000	84,613	21,100	20,000	23,850	33,000	136,250	454,720
Retained earnings/(Accumulated deficit)	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(202,997)	(510,629)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-36

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	15,092	–	(2,989)	(6,171)	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	15,092	–	(2,989)	(6,171)	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	28,962	–	12,470	–	–	–	–	–
Total Non-Current Assets	28,962	–	12,470	–	–	–	–	–

TOTAL ASSETS	$44,054	$–	$9,481	$(6,171)	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	23	–	–	–	–
Total Current Liabilities	–	–	–	23	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	15,606	–	–	–	–
Total Long-term Liabilities	–	–	–	15,606	–	–	–	–

Total Liabilities	–	–	–	15,629	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	54,926	–	–	1,741	30,389	–
Subscriptions in series, net of distributions (See Note 6)	339,000	158,462	102,055	–	642,618	248,880	95,535	219,885
Retained earnings/(Accumulated deficit)	(294,946)	(158,462)	(147,499)	(21,801)	(642,618)	(250,621)	(125,924)	(219,885)
Total Members' Equity/(Deficit)	44,054	–	9,481	(21,801)	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$44,054	$–	$9,481	$(6,171)	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-37

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	(30,534)	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	(30,534)	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$(30,534)	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	22,953	–
Subscriptions in series, net of distributions (See Note 6)	294,400	434,766	170,755	555,927	23,290	19,776	20,000	386,662
Retained earnings/(Accumulated deficit)	(324,934)	(434,766)	(170,755)	(555,927)	(23,290)	(19,776)	(42,953)	(386,662)
Total Members' Equity/(Deficit)	(30,534)	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(30,534)	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-38

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speights- town Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	700	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	157,573	–	35,367	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	158,273	–	35,367	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	6,323	–	37,634	–	–	–	–	–
Total Non-Current Assets	6,323	–	37,634	–	–	–	–	–

TOTAL ASSETS	$164,596	$–	$73,001	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	25,979	–
Subscriptions in series, net of distributions (See Note 6)	(3,382,000)	28,570	339,533	34,881	44,555	138,110	40,500	265,079
Retained earnings/(Accumulated deficit)	3,546,596	(28,570)	(266,532)	(34,881)	(44,555)	(138,110)	(66,479)	(265,079)
Total Members' Equity/(Deficit)	164,596	–	73,001	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$164,596	$–	$73,001	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-39

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	12,000	105,050	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	(3,317)	373,619	98,606	(203,093)	14,000	11,983	210,745	16,483
Retained earnings/(Accumulated deficit)	3,317	(373,619)	(110,606)	98,044	(14,000)	(11,983)	(210,745)	(16,483)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-40

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tiza- magician	Series Tufnel
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(96,566)	–	72,219	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	(96,566)	–	72,219	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$(96,566)	$–	$72,219	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	72,219	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	72,219	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	72,219	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	21,600	–	–	–	–	27,000	–	39,490
Subscriptions in series, net of distributions (See Note 6)	126,000	106,360	995,885	955,355	229,000	84,954	16,165	322,400
Retained earnings/(Accumulated deficit)	(147,600)	(202,926)	(995,885)	(955,355)	(229,000)	(111,954)	(16,165)	(361,890)
Total Members' Equity/(Deficit)	–	(96,566)	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(96,566)	$–	$72,219	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-41

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	28,359	7,724	–	–	–	–	–	33,825
Subscriptions in series, net of distributions (See Note 6)	140,927	135,000	40,069	21,569	(35,487)	272,397	242,990	550,381
Retained earnings/(Accumulated deficit)	(169,286)	(142,724)	(40,069)	(21,569)	35,487	(272,397)	(242,990)	(584,206)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-42

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	36,000	–	99,000	–	–	11,843
Subscriptions in series, net of distributions (See Note 6)	478,235	291,049	110,389	261,791	(197,843)	382,204	25,194	–
Retained earnings/(Accumulated deficit)	(478,235)	(291,049)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-43

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	9,961	176	–	(2,528)	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	9,961	176	–	(2,528)	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	94,380	67,138	–	55,533	–	–	–	–
Total Non-Current Assets	94,380	67,138	–	55,533	–	–	–	–

TOTAL ASSETS	$104,341	$67,314	$–	$53,006	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	69,400	46,773	35,374	36,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	338,714	154,377	126,369	170,386	363,072	–	–	–
Retained earnings/(Accumulated deficit)	(303,773)	(133,837)	(161,743)	(153,381)	(363,072)	–	–	–
Total Members' Equity/(Deficit)	104,341	67,314	–	53,006	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$104,341	$67,314	$–	$53,006	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-44

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series MRH Giant Mover 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi- Bundle
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	32	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	64,241	103,823	66,286	36,561	116,227
Prepaid expense	–	–	–	–	–	–
Total Current Assets	–	64,241	103,854	66,286	36,561	116,227

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	120,583	201,532	158,255	115,700	396,203
Total Non-Current Assets	–	120,583	201,532	158,255	115,700	396,203

TOTAL ASSETS	$–	$184,824	$305,386	$224,541	$152,261	$512,430

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$231,797	$–	$–	$–	$–
Accrued expense	–	–	3,622	–	–	–
Deferred revenue	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–
Total Current Liabilities	–	231,797	3,622	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–

Total Liabilities	–	231,797	3,622	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	–	83,400	765,000	669,500	497,988	1,101,600
Retained earnings/(Accumulated deficit)	–	(130,373)	(463,236)	(444,959)	(345,726)	(589,170)
Total Members' Equity/(Deficit)	–	(46,973)	301,764	224,541	152,261	512,430

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$184,824	$305,386	$224,541	$152,261	$512,430

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-45

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	Series Stylishly 23	Series Formidable Kitt	Series Blip Says Bye
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	26	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	50,101	182,310	60,819	17,080	59,472	187,876	137,427	170,837
Prepaid expense	–	–	–	–	–		–	–
Total Current Assets	50,101	182,310	60,819	17,080	59,499	187,876	137,427	170,837

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	112,317	248,420	152,927	19,264	55,300	499,313	220,185	312,600
Total Non-Current Assets	112,317	248,420	152,927	19,264	55,300	499,313	220,185	312,600

TOTAL ASSETS	$162,419	$430,730	$213,746	$36,345	$114,799	$687,189	$357,612	$483,437

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$12,899	$–	$260,922
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	12,899	–	260,922

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	12,899	–	260,922

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	413,100	1,018,011	521,700	111,891	348,750	1,140,000	651,300	420,108
Retained earnings/(Accumulated deficit)	(250,681)	(587,281)	(307,954)	(75,546)	(233,951)	(465,710)	(293,688)	(197,593)
Total Members' Equity/(Deficit)	162,419	430,730	213,746	36,345	114,799	674,290	357,612	222,515

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$162,419	$430,730	$213,746	$36,345	$114,799	$687,189	$357,612	$483,437

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-46

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Continued)

	Series Clair de Lune 22	Series Malibu Bonnie 23	Series Spanx- amillion	Series Sirius Pursuit	MRH STG Broodmare Band	12.31.2024 Consolidated Total
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	17,822
Horse reserve funds receivable from Manager (see Note 4)	135,889	167,932	164,216	106,278	(12,596)	2,049,599
Prepaid expense	–	–	–	–	–	–
Total Current Assets	135,889	167,932	164,216	106,278	(12,596)	2,067,421

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	91,601	299,927	332,081	117,536	566,558	4,585,808
Total Non-Current Assets	91,601	299,927	332,081	117,536	566,558	4,585,808

TOTAL ASSETS	$227,490	$467,860	$496,297	$223,814	$553,962	$6,653,229

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$92,820	$237,843	$109,654	$593,000	$1,538,933
Accrued expense	–	–	–	–	–	13,270
Deferred revenue	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	126,015
Interest payable	–	–	–	–	–	23
Total Current Liabilities	–	92,820	237,843	109,654	593,000	1,678,241

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	538,073
Total Long-term Liabilities	–	–	–	–	–	538,073

Total Liabilities	–	92,820	237,843	109,654	593,000	2,216,314

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	1,947,598
Subscriptions in series, net of distributions (See Note 6)	415,000	662,099	511,734	208,270	–	37,833,875
Retained earnings/(Accumulated deficit)	(187,510)	(287,059)	(253,279)	(94,110)	(39,038)	(35,344,558)
Total Members' Equity/(Deficit)	227,490	375,040	258,455	114,160	(39,038)	4,436,915

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$227,490	$467,860	$496,297	$223,814	$553,962	$6,653,229

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-47

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-48

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(19,046)	–	–	–	–	–	–
Gross Profit/(Loss)	–	(19,046)	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	1,959	–	–	–	–	–	–
Sales and marketing	–	2,463	–	–	–	–	–	–
Total Operating Expenses	–	4,422	–	–	–	–	–	–

Income/(Loss) from Operations	–	(23,468)	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(23,468)	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-49

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20

Revenues	$–	$–	$–	$–	$–	$780	$–	$–
Cost of revenues	–	–	–	–	–	(13,691)	–	–
Gross Profit/(Loss)	–	–	–	–	–	(12,911)	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	9,158	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	2,900	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	12,058	–	–

Income/(Loss) from Operations	–	–	–	–	–	$(24,968.72)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$(24,968.7200)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-50

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(20,670)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(20,670)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	3,600	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	3,600	–	–	–	–	–	–	–

Income/(Loss) from Operations	(24,270)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(24,270)	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-51

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21

Revenues	$–	$–	$–	$–	$–	$–	$–	$4,388
Cost of revenues	–	–	–	–	–	–	–	(12,161)
Gross Profit/(Loss)	–	–	–	–	–	–	–	(7,773)

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	49,870
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	4,575
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	54,445

Income/(Loss) from Operations	–	–	–	–	–	–	–	(62,218)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$(62,218)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-52

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(19,326)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(19,326)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	33,833	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	4,900	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	38,733	–	–	–	–	–	–	–

Income/(Loss) from Operations	(58,060)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	(39,667)	–	–	–	–	–	–	–
Debt forgiveness	2,642	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	(37,025)	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(95,085)	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-53

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21

Revenues	$–	$–	$–	$–	$–	$–	$26,400	$90,188
Cost of revenues	–	–	–	–	–	–	(22,685)	(60,478)
Gross Profit/(Loss)	–	–	–	–	–	–	3,715	29,710

Operating Expenses:
Depreciation	–	–	–	–	–	–	26,250	51,893
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	3,307	4,507
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	29,557	56,400

Income/(Loss) from Operations	–	–	–	–	–	–	(25,842)	(26,689)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(25,842)	$(26,689)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-54

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-55

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-56

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto

Revenues	$–	$–	$1,214,965	$–	$–	$–	$–	$–
Cost of revenues	–	–	(432,789)	–	–	–	–	–
Gross Profit/(Loss)	–	–	782,176	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	185,625	–	–	–	–	–
General and administrative	–	–	155,309	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	340,934	–	–	–	–	–

Income/(Loss) from Operations	–	–	441,242	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	1,312,500	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	1,312,500	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$1,753,742	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-57

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-58

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-59

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19

Revenues	$–	$–	$8,030	$–	$–	$–	$–	$–
Cost of revenues	(9,300)	–	(32,116)	–	–	–	–	–
Gross Profit/(Loss)	(9,300)	–	(24,086)	–	–	–	–	–

Operating Expenses:
Depreciation	10,361	–	8,667	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	2,400	–	2,500	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	12,761	–	11,167	–	–	–	–	–

Income/(Loss) from Operations	(22,061)	–	(35,253)	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	(8,618)	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	(8,618)	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(30,678)	$–	$(35,253)	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-60

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19

Revenues	$20,565	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(32,573)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(12,008)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	3,600	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	3,600	–	–	–	–	–	–	–

Income/(Loss) from Operations	(15,608)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	40,000	–	–	–	–	–	–	–
Debt forgiveness	6,142	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	46,142	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$30,534	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-61

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speights- town Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter

Revenues	$–	$–	$1,262	$–	$–	$–	$–	$–
Cost of revenues	(32,939)	–	(14,952)	–	–	–	–	–
Gross Profit/(Loss)	(32,939)	–	(13,690)	–	–	–	–	–

Operating Expenses:
Depreciation	5,250	–	26,775	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	19,109	–	3,618	–	–	–	–	–
Sales and marketing	2,136	–	–	–	–	–	–	–
Total Operating Expenses	26,495	–	30,393	–	–	–	–	–

Income/(Loss) from Operations	(59,434)	–	(44,083)	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	(8,558)	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	(8,558)	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(67,991)	$–	$(44,083)	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-62

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-63

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel

Revenues	$–	$3,855	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(43,211)	–	–	–	–	–	–
Gross Profit/(Loss)	–	(39,356)	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	2,400	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	2,400	–	–	–	–	–	–

Income/(Loss) from Operations	–	(41,756)	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(41,756)	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-64

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-65

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-66

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21

Revenues	$30,089	$25,050	$–	$384	$–	$–	$–	$–
Cost of revenues	(35,721)	(34,499)	–	(6,256)	–	–	–	–
Gross Profit/(Loss)	(5,632)	(9,449)	–	(5,872)	–	–	–	–

Operating Expenses:
Depreciation	21,620	25,495	–	5,717	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	575	1,400	–	4,550	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	22,195	26,895	–	10,267	–	–	–	–

Income/(Loss) from Operations	(27,827)	(36,344)	–	(16,139)	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	(48,430)	–	–	(28,817)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	(48,430)	–	–	(28,817)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(76,257)	$(36,344)	$–	$(44,955)	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-67

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series MRH Giant Mover 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi- Bundle

Revenues	$–	$27,675	$–	$21,752	$32,163	$31,064
Cost of revenues	–	(30,512)	(9,808)	(24,112)	(35,366)	(41,097)
Gross Profit/(Loss)	–	(2,837)	(9,808)	(2,360)	(3,203)	(10,033)

Operating Expenses:
Depreciation	–	31,238	52,500	59,719	43,752	102,638
Management charges	–	1,282	–	–	–	–
General and administrative	–	3,600	5,752	3,600	3,600	4,508
Sales and marketing	–	–	–	–	–	–
Total Operating Expenses	–	36,120	58,252	63,319	47,352	107,146

Income/(Loss) from Operations	–	(38,957)	(68,060)	(65,678)	(50,555)	(117,178)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	(149,032)	–	–	–
Debt forgiveness	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	(149,032)	–	–	–

Provision for Income Taxes	–	–	–	–	–	–

Net Income/(Loss)	$–	$(38,957)	$(217,092)	$(65,678)	$(50,555)	$(117,178)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-68

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	Series Stylishly 23	Series Formidable Kitt	Series Blip Says Bye

Revenues	$–	$22,991	$–	$2,638	$22,896	$–	$7,420	$–
Cost of revenues	(13,540)	(66,495)	(30,705)	1,707	(23,313)	(40,077)	(47,460)	(38,958)
Gross Profit/(Loss)	(13,540)	(43,503)	(30,705)	4,345	(418)	(40,077)	(40,040)	(38,958)

Operating Expenses:
Depreciation	35,111	64,354	47,250	2,970	21,000	83,333	43,943	–
Management charges	–	(0)	–	–	–	–	–	100,154
General and administrative	3,600	3,635	3,635	1,450	3,600	3,707	3,600	3,707
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	38,711	67,989	50,885	4,420	24,600	87,040	47,543	103,861

Income/(Loss) from Operations	(52,251)	(111,492)	(81,590)	(75)	(25,018)	(127,117)	(87,582)	(142,819)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(17,100)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	(17,100)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(52,251)	$(111,492)	$(81,590)	$(17,175)	$(25,018)	$(127,117)	$(87,582)	$(142,819)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-69

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Clair de Lune 22	Series Malibu Bonnie 23	Series Spanxa- million	Series Sirius Pursuit	MRH STG Broodmare Band	MRH Commissioned	MRH Love Like Lucy	MRH My Eyes on You

Revenues	$3,100	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(43,128)	(32,253)	(42,811)	(17,664)	(77,638)	(27,887)	(10,083)	(11,014)
Gross Profit/(Loss)	(40,028)	(32,253)	(42,811)	(17,664)	(77,638)	(27,887)	(10,083)	(11,014)

Operating Expenses:
Depreciation	19,208	55,000	60,833	–	98,833	30,111	8,528	8,500
Management charges	–	35,081	99,775	39,978	318,091	217,529	118,962	82,940
General and administrative	4,507	3,600	3,600	3,600	3,000	107	1,200	1,200
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	23,715	93,681	164,208	43,578	419,924	247,747	128,690	92,640

Income/(Loss) from Operations	(63,744)	(125,934)	(207,019)	(61,242)	(497,562)	(275,634)	(138,773)	(103,655)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(63,744)	$(125,934)	$(207,019)	$(61,242)	$(497,562)	$(275,634)	$(138,773)	$(103,655)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-70

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	MRH Mystical Belle	MRH Raging Inferno	MRH Restless Rider 23	MRH Stirred 23	MRH Trust But Verify	MRH Wildcat Gaze 23	06.30.2025 Consolidated Total

Revenues	$–	$–	$–	$–	$–	$–	$1,597,655
Cost of revenues	(19,818)	(7,444)	(2,877)	(1,782)	(18,487)	(285)	(1,555,318)
Gross Profit/(Loss)	(19,818)	(7,444)	(2,877)	(1,782)	(18,487)	(285)	42,337

Operating Expenses:
Depreciation	18,111	3,552	–	–	37,583	–	1,202,956
Management charges	80,100	6,375	36,750	14,210	292,008	3,850	1,632,711
General and administrative	1,200	400	–	–	1,200	–	292,816
Sales and marketing	–	–	–	–	–	–	4,599
Total Operating Expenses	99,411	10,327	36,750	14,210	330,792	3,850	3,133,082

Income/(Loss) from Operations	(119,229)	(17,771)	(39,627)	(15,992)	(349,279)	(4,135)	(3,090,745)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	1,052,279
Debt forgiveness	–	–	–	–	–	–	8,783
Interest expense	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	1,061,062

Provision for Income Taxes	–	–	–	–	–	–	–

Net Income/(Loss)	$(119,229)	$(17,771)	$(39,627)	$(15,992)	$(349,279)	$(4,135)	$(2,029,683)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-71

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20

Revenues	$–	$3,900	$–	$–	$–	$–	$49,930	$–
Cost of revenues	–	(12,627)	–	–	–	–	(55,847)	–
Gross Profit/(Loss)	–	(8,727)	–	–	–	–	(5,917)	–

Operating Expenses:
Depreciation	–	11,055	–	–	–	–	23,452	–
Management charges	–	–	–	–	–	–	4,645	–
General and administrative	–	4,850	–	–	–	–	6,000	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	15,905	–	–	–	–	34,097	–

Income/(Loss) from Operations	–	(24,632)	–	–	–	–	(40,014)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	(16,027)	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	(16,027)	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(40,660)	$–	$–	$–	$–	$(40,014)	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-72

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19

Revenues	$–	$837,224	$–	$1,872	$–	$–	$–	$–
Cost of revenues	–	(88,391)	–	(23,497)	(28,977)	–	–	–
Gross Profit/(Loss)	–	748,833	–	(21,625)	(28,977)	–	–	–

Operating Expenses:
Depreciation	–	–	–	28,000	95,685	–	–	–
Management charges	–	243,563	–	–	–	–	–	–
General and administrative	–	22,500	–	4,250	4,335	–	–	–
Sales and marketing	–	16,441	–	–	–	–	–	–
Total Operating Expenses	–	282,503	–	32,250	100,020	–	–	–

Income/(Loss) from Operations	–	466,330	–	(53,875)	(128,997)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(44,158)	37,503	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	(25,390)	–	–	–	–	–	–
Total Other Income/(Expenses)	–	(25,390)	–	(44,158)	37,503	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$440,939	$–	$(98,033)	$(91,495)	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-73

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20

Revenues	$–	$556	$–	$–	$–	$8,350	$600	$3,490
Cost of revenues	–	(15,188)	–	–	–	(22,054)	(41,903)	(30,184)
Gross Profit/(Loss)	–	(14,632)	–	–	–	(13,704)	(41,303)	(26,694)

Operating Expenses:
Depreciation	–	59,644	–	–	–	23,333	65,492	36,117
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	560	–	–	–	3,700	4,460	5,251
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	60,204	–	–	–	27,033	69,952	41,368

Income/(Loss) from Operations	–	(74,836)	–	–	–	(40,737)	(111,256)	(68,062)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	(67,991)
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	(67,991)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(74,836)	$–	$–	$–	$(40,737)	$(111,256)	$(136,053)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-74

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane

Revenues	$61,305	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(68,621)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(7,316)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	50,806	–	–	–	–	–	–	–
Management charges	2,160	–	–	–	–	–	–	–
General and administrative	7,200	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	60,166	–	–	–	–	–	–	–

Income/(Loss) from Operations	(67,483)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(67,483)	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-75

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21

Revenues	$–	$–	$–	$–	$–	$34,215	$–	$67,540
Cost of revenues	–	–	–	–	–	(50,314)	–	(79,753)
Gross Profit/(Loss)	–	–	–	–	–	(16,099)	–	(12,213)

Operating Expenses:
Depreciation	–	–	–	–	–	11,889	–	99,740
Management charges	–	–	–	–	–	3,236	–	–
General and administrative	–	–	–	–	–	7,215	–	7,966
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	22,340	–	107,707

Income/(Loss) from Operations	–	–	–	–	–	(38,439)	–	(119,920)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	28,995	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	28,995	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$(9,444)	$–	$(119,920)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-76

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable

Revenues	$27,375	$18,440	$–	$–	$(80)	$–	$–	$5,042
Cost of revenues	(65,886)	(39,876)	–	–	32,098	(7,624)	–	(9,523)
Gross Profit/(Loss)	(38,511)	(21,436)	–	–	32,018	(7,624)	–	(4,481)

Operating Expenses:
Depreciation	105,000	–	–	–	(62,008)	15,625	–	–
Management charges	–	–	–	–	–	–	–	494
General and administrative	9,050	3,000	–	–	(8,600)	4,800	–	7,068
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	114,050	3,000	–	–	(70,608)	20,425	–	7,562

Income/(Loss) from Operations	(152,561)	(24,436)	–	–	102,626	(28,049)	–	(12,043)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	(16,207)	–	19,577
Debt forgiveness	–	–	–	–	–	–	–	9,793
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	(16,207)	–	29,370

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(152,561)	$(24,436)	$–	$–	$102,626	$(44,256)	$–	$17,327

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-77

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21

Revenues	$–	$–	$–	$–	$–	$–	$4,950	$31,365
Cost of revenues	–	–	–	–	–	–	(31,630)	(49,004)
Gross Profit/(Loss)	–	–	–	–	–	–	(26,680)	(17,639)

Operating Expenses:
Depreciation	–	–	–	–	–	–	52,500	103,785
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	6,650	11,246
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	59,150	115,031

Income/(Loss) from Operations	–	–	–	–	–	–	(85,830)	(132,670)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(85,830)	$(132,670)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-78

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro

Revenues	$49,680	$–	$–	$–	$255	$–	$–	$–
Cost of revenues	(52,321)	–	37,379	–	(24,177)	–	–	–
Gross Profit/(Loss)	(2,641)	–	37,379	–	(23,922)	–	–	–

Operating Expenses:
Depreciation	51,277	–	(53,091)	–	–	–	–	–
Management charges	(50)	–	–	–	25	–	–	–
General and administrative	9,070	–	(7,600)	–	10,041	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	60,297	–	(60,691)	–	10,066	–	–	–

Income/(Loss) from Operations	(62,937)	–	98,070	–	(33,988)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	(69,851)	–	–	(6,750)	141,943	–	–	–
Debt forgiveness	–	–	–	–	12,055	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	(69,851)	–	–	(6,750)	153,998	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(132,788)	$–	$98,070	$(6,750)	$120,010	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-79

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications

Revenues	$26,000	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(56,360)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(30,360)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	2,600	–	–	–	–	–	–	–
General and administrative	3,500	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	6,100	–	–	–	–	–	–	–

Income/(Loss) from Operations	(36,460)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(36,460)	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-80

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto

Revenues	$20,672	$–	$1,170,770	$–	$–	$–	$–	$432
Cost of revenues	(16,840)	–	(410,301)	–	–	–	–	(7,761)
Gross Profit/(Loss)	3,832	–	760,469	–	–	–	–	(7,329)

Operating Expenses:
Depreciation	–	–	14,534	–	–	–	–	10,585
Management charges	2,067	–	117,077	–	–	–	–	72
General and administrative	7,230	–	178,911	–	–	–	–	3,195
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	9,297	–	310,521	–	–	–	–	13,851

Income/(Loss) from Operations	(5,465)	–	449,947	–	–	–	–	(21,180)

Other Income/(Expense):
Gain/(loss) on disposition of horses	80,920	–	–	–	–	–	–	28,008
Debt forgiveness	1,654	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	82,574	–	–	–	–	–	–	28,008

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$77,109	$–	$449,947	$–	$–	$–	$–	$6,828

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-81

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20

Revenues	$–	$350	$–	$16,358	$–	$–	$–	$1,900
Cost of revenues	–	(23,226)	–	(23,230)	–	–	–	(3,890)
Gross Profit/(Loss)	–	(22,876)	–	(6,873)	–	–	–	(1,990)

Operating Expenses:
Depreciation	–	16,538	–	8,334	–	–	–	4,824
Management charges	–	–	–	–	–	–	–	(420)
General and administrative	–	7,700	–	9,134	–	–	–	1,200
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	24,238	–	17,468	–	–	–	5,604

Income/(Loss) from Operations	–	(47,113)	–	(24,341)	–	–	–	(7,594)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	(45,398)	–	(4,267)	–	–	–	(40,092)
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	(45,398)	–	(4,267)	–	–	–	(40,092)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(92,511)	$–	$(28,608)	$–	$–	$–	$(47,686)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-82

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta

Revenues	$–	$–	$–	$–	$–	$–	$1,140	$–
Cost of revenues	–	–	–	–	–	–	(10,117)	–
Gross Profit/(Loss)	–	–	–	–	–	–	(8,977)	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	4,052	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	3,135	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	7,187	–

Income/(Loss) from Operations	–	–	–	–	–	–	(16,164)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	(32,158)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	(32,158)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(48,322)	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-83

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19

Revenues	$7,524	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(35,432)	–	(39,184)	–	(38,643)	–	–	–
Gross Profit/(Loss)	(27,908)	–	(39,184)	–	(38,643)	–	–	–

Operating Expenses:
Depreciation	51,276	–	17,333	–	61,720	–	–	–
Management charges	–	–	–	–	(1,408)	–	–	–
General and administrative	9,092	–	2,500	–	7,450	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	60,368	–	19,833	–	67,763	–	–	–

Income/(Loss) from Operations	(88,276)	–	(59,017)	–	(106,406)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	(117,721)	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	(117,721)	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(88,276)	$–	$(59,017)	$–	$(224,126)	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-84

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19

Revenues	$28,028	$100,670	$–	$2,800	$–	$–	$–	$–
Cost of revenues	(67,553)	(98,912)	–	(26,785)	–	–	–	–
Gross Profit/(Loss)	(39,526)	1,758	–	(23,985)	–	–	–	–

Operating Expenses:
Depreciation	26,562	132,308	–	38,293	–	–	–	–
Management charges	2,359	10,067	–	–	–	–	–	–
General and administrative	7,472	39,453	–	6,650	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	36,394	181,828	–	44,943	–	–	–	–

Income/(Loss) from Operations	(75,919)	(180,071)	–	(68,928)	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	589,742	–	(105,752)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	589,742	–	(105,752)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(75,919)	$409,672	$–	$(174,680)	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-85

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter

Revenues	$2,376,660	$–	$35,746	$–	$–	$61,748	$–	$–
Cost of revenues	(814,939)	–	(39,784)	–	–	(29,170)	–	–
Gross Profit/(Loss)	1,561,721	–	(4,038)	–	–	32,578	–	–

Operating Expenses:
Depreciation	97,125	–	53,550	–	–	13,910	–	–
Management charges	222,637	–	–	–	–	–	–	–
General and administrative	1,252,629	–	9,050	–	–	6,393	–	–
Sales and marketing	1,433	–	–	–	–	–	–	–
Total Operating Expenses	1,573,824	–	62,600	–	–	20,303	–	–

Income/(Loss) from Operations	(12,104)	–	(66,638)	–	–	12,275	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	3,879,483	–	–	–	–	350	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	3,879,483	–	–	–	–	350	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$3,867,379	$–	$(66,638)	$–	$–	$12,625	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-86

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	(15,737)	–	–	–	–
Gross Profit/(Loss)	–	–	–	(15,737)	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	7,455	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	2,390	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	9,845	–	–	–	–

Income/(Loss) from Operations	–	–	–	(25,583)	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	4,000	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	4,000	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$(21,583)	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-87

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel

Revenues	$–	$(116,200)	$–	$15,475	$–	$–	$–	$11,060
Cost of revenues	–	(58,660)	–	(85,525)	–	–	–	(38,514)
Gross Profit/(Loss)	–	(174,860)	–	(70,051)	–	–	–	(27,454)

Operating Expenses:
Depreciation	–	11,230	–	157,613	–	–	–	40,875
Management charges	–	(11,620)	–	–	–	–	–	–
General and administrative	–	23,499	–	9,050	–	–	–	2,060
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	23,109	–	166,663	–	–	–	42,935

Income/(Loss) from Operations	–	(197,969)	–	(236,714)	–	–	–	(70,389)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(113,563)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	(113,563)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(197,969)	$–	$(350,277)	$–	$–	$–	$(70,389)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-88

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalkn- boutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O

Revenues	$675	$–	$–	$–	$–	$517	$–	$–
Cost of revenues	(23,955)	–	–	–	–	(694)	–	–
Gross Profit/(Loss)	(23,280)	–	–	–	–	(177)	–	–

Operating Expenses:
Depreciation	14,046	–	–	–	–	132	–	–
Management charges	–	–	–	–	–	52	–	–
General and administrative	2,300	–	–	–	–	2,857	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	16,346	–	–	–	–	3,040	–	–

Income/(Loss) from Operations	(39,625)	–	–	–	–	(3,217)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	(33,510)	–	–	–	–	11,997	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	(33,510)	–	–	–	–	11,997	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(73,135)	$–	$–	$–	$–	$8,780	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-89

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	147	–	–	–	–	–	–
Gross Profit/(Loss)	–	147	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	9,925	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	4,831	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	14,756	–	–	–	–	–	–

Income/(Loss) from Operations	–	(14,609)	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	52,687	–	–	–	–	–	–
Debt forgiveness	–	3,802	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	56,488	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$41,879	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-90

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21

Revenues	$20,494	$79,560	$–	$2,562	$8,400	$–	$–	$–
Cost of revenues	(65,220)	(62,182)	(29,974)	(32,219)	(32,257)	–	–	–
Gross Profit/(Loss)	(44,727)	17,378	(29,974)	(29,657)	(23,858)	–	–	–

Operating Expenses:
Depreciation	112,746	50,991	17,188	42,000	40,498	–	–	–
Management charges	768	6,795	–	–	33,265	–	–	–
General and administrative	4,651	5,200	5,400	6,350	7,881	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	118,165	62,986	22,588	48,350	81,644	–	–	–

Income/(Loss) from Operations	(162,892)	(45,607)	(52,562)	(78,007)	(105,502)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	51,857	–	(44,674)	–	(107,028)	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	51,857	–	(44,674)	–	(107,028)	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(111,035)	$(45,607)	$(97,236)	$(78,007)	$(212,530)	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-91

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series MRH Giant Mover 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi-Bundle

Revenues	$–	$2,450	$900	$6,281	$30,829	$745
Cost of revenues	–	(34,595)	(67,084)	(49,248)	(51,465)	(107,793)
Gross Profit/(Loss)	–	(32,145)	(66,184)	(42,967)	(20,636)	(107,049)

Operating Expenses:
Depreciation	–	62,475	126,000	119,438	87,504	205,275
Management charges	–	18,759	–	–	158	247,860
General and administrative	–	9,070	11,450	9,050	9,104	9,050
Sales and marketing	–	–	–	–	–	–
Total Operating Expenses	–	90,305	137,450	128,488	96,766	462,185

Income/(Loss) from Operations	–	(122,450)	(203,634)	(171,455)	(117,402)	(569,234)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–

Net Income/(Loss)	$–	$(122,450)	$(203,634)	$(171,455)	$(117,402)	$(569,234)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-92

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	Series Stylishly 23	Series Formidable Kitt	Series Blip Says Bye

Revenues	$–	$47,507	$46,530	$5,081	$1,185	$–	$11,600	$–
Cost of revenues	(33,303)	(168,001)	(61,611)	(10,049)	(38,898)	(37,079)	(54,801)	(22,775)
Gross Profit/(Loss)	(33,303)	(120,494)	(15,081)	(4,968)	(37,713)	(37,079)	(43,201)	(22,775)

Operating Expenses:
Depreciation	70,222	138,771	94,500	15,785	42,000	76,937	43,470	33,150
Management charges	22,496	260,738	–	–	–	348,694	202,837	139,268
General and administrative	11,450	9,688	11,450	4,807	9,050	3,000	4,180	2,400
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	104,168	409,196	105,950	20,592	51,050	428,631	250,487	174,818

Income/(Loss) from Operations	(137,470)	(529,691)	(121,031)	(25,560)	(88,763)	(465,710)	(293,688)	(197,593)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	(42,620)	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	(42,620)	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(137,470)	$(572,310)	$(121,031)	$(25,560)	$(88,763)	$(465,710)	$(293,688)	$(197,593)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-93

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 (Continued)

	Series Clair de Lune 22	Series Malibu Bonnie 23	Series Spanxamillion	Series Sirius Pursuit	MRH STG Broodmare Band	12.31.2024 Consolidated Total

Revenues	$–	$–	$–	$–	$–	$5,232,455
Cost of revenues	(36,731)	(30,324)	(29,586)	(11,722)	(11,596)	(3,771,498)
Gross Profit/(Loss)	(36,731)	(30,324)	(29,586)	(11,722)	(11,596)	1,460,957

Operating Expenses:
Depreciation	23,649	46,573	51,169	12,464	26,442	3,049,768
Management charges	121,080	207,163	169,525	67,524	–	2,444,486
General and administrative	6,050	3,000	3,000	2,400	1,000	1,873,374
Sales and marketing	–	–	–	–	–	17,874
Total Operating Expenses	150,779	256,736	223,694	82,388	27,442	7,385,502

Income/(Loss) from Operations	(187,510)	(287,059)	(253,279)	(94,110)	(39,038)	(5,924,545)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	4,019,295
Debt forgiveness	–	–	–	–	–	27,304
Interest expense	–	–	–	–	–	(25,390)
Total Other Income/(Expenses)	–	–	–	–	–	4,021,209

Provision for Income Taxes	–	–	–	–	–	–

Net Income/(Loss)	$(187,510)	$(287,059)	$(253,279)	$(94,110)	$(39,038)	$(1,903,336)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-94

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$68,705	$24,272	$33,786	$–	$–	$38,228	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$68,705	$24,272	$33,786	$–	$–	$38,228	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$147,299	$83,659	$157,908	$74,719	$8,998	$77,255	$407,286	$125,935
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$147,299	$83,659	$157,908	$74,719	$8,998	$77,255	$407,286	$125,935
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(147,299)	$(152,364)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(447,248)	$(125,935)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(147,299)	$(152,364)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(447,248)	$(125,935)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$0	$–	$–	$–	$–	$–	$(1,734)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$0	$–	$–	$–	$–	$–	$(1,734)	$–

F-95

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$24,527	$–	$40,192	$64,280	$–	$16,469	$48,373	$36,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$24,527	$–	$40,192	$64,280	$–	$16,469	$48,373	$36,000
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$66,401	$1,813,083	$264,846	$110,544	$730,557	$38,000	$726,000	$84,467
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$66,401	$1,813,083	$264,846	$110,544	$730,557	$38,000	$726,000	$84,467
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(90,928)	$(2,499,963)	$(305,037)	$(174,824)	$(730,557)	$(54,469)	$(774,373)	$(120,467)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(23,468)	–	–	–	–	–	–
Balance at June 30, 2025	$(90,928)	$(2,523,431)	$(305,037)	$(174,824)	$(730,557)	$(54,469)	$(774,373)	$(120,467)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$(686,881)	$–	$–	$0	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(23,468)	–	–	–	–	–	–
Balance at June 30, 2025	$–	$(710,348)	$–	$–	$0	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-96

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$62,318	$27,877	$45,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	15,000	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$77,318	$27,877	$45,000
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$11,750	$483,670	$44,400	$470,927	$283,931	$94,915	$967,950	$117,532
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(3,625)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$11,750	$483,670	$44,400	$470,927	$283,931	$91,290	$967,950	$117,532
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(11,750)	$(483,670)	$(44,400)	$(470,927)	$(283,931)	$(138,780)	$(995,827)	$(162,532)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(24,969)	–	–
Balance at June 30, 2025	$(11,750)	$(483,670)	$(44,400)	$(470,927)	$(283,931)	$(163,749)	$(995,827)	$(162,532)
	–	–	–	–	–	(0)	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$–	$–	$0	$–	$18,454	$0	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(3,625)	–	–
Contributions by manager	–	–	–	–	–	15,000	–	–
Net income/(loss)	–	–	–	–	–	(24,969)	–	–
Balance at June 30, 2025	$–	$–	$–	$0	$–	$4,860	$0	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-97

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$60,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$–	$60,000
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$496,800	$(6,679)	$453,179	$686,309	$46,629	$456,841	$106,872	$39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$496,800	$(6,679)	$453,179	$686,309	$46,629	$456,841	$106,872	$39,711
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(468,427)	$6,679	$(453,179)	$(686,309)	$(46,629)	$(456,841)	$(106,872)	$(99,711)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(24,270)	–	–	–	–	–	–	–
Balance at June 30, 2025	$(492,697)	$6,679	$(453,179)	$(686,309)	$(46,629)	$(456,841)	$(106,872)	$(99,711)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$28,373	$0	$(0)	$–	$–	$0	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(24,270)	–	–	–	–	–	–	–
Balance at June 30, 2025	$4,103	$0	$(0)	$–	$–	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-98

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$48,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$48,000	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$84,118	$26,026	$176,000	$84,305	$188,980	$267,068	$164,938	$560,520
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$84,118	$26,026	$176,000	$84,305	$188,980	$267,068	$164,938	$560,520
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(84,118)	$(26,026)	$(176,000)	$(132,305)	$(188,980)	$(267,068)	$(164,938)	$(451,689)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	(62,218)
Balance at June 30, 2025	$(84,118)	$(26,026)	$(176,000)	$(132,305)	$(188,980)	$(267,068)	$(164,938)	$(513,908)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$–	$(0)	$–	$–	$–	$–	$108,831
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	(62,218)
Balance at June 30, 2025	$–	$–	$(0)	$–	$–	$–	$–	$46,612

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-99

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$153,823	$–	$–	$–	$57,086	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$153,823	$–	$–	$–	$57,086	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$622,200	$(77,420)	$129,991	$176,843	$–	$74,753	$126,676	$369,790
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$622,200	$(77,420)	$129,991	$176,843	$–	$74,753	$126,676	$369,790
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(527,115)	$(76,404)	$(129,991)	$(176,843)	$–	$(131,840)	$(126,676)	$(369,790)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(95,085)	–	–	–	–	–	–	–
Balance at June 30, 2025	$(622,200)	$(76,404)	$(129,991)	$(176,843)	$–	$(131,840)	$(126,676)	$(369,790)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$95,085	$–	$–	$–	$–	$–	$(0)	$(0)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(95,085)	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$(0)	$(0)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-100

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$12,000	$–	$–	$–	$–	$7,500	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$12,000	$–	$–	$–	$–	$7,500	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$107,144	$(236,882)	$70,877	$268,087	$71,626	$21,121	$378,305	$562,887
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(19,635)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$107,144	$(236,882)	$70,877	$268,087	$71,626	$21,121	$378,305	$543,252
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(119,144)	$236,882	$(70,877)	$(268,087)	$(71,626)	$(28,621)	$(287,984)	$(473,735)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(25,842)	(26,689)
Balance at June 30, 2025	$(119,144)	$236,882	$(70,877)	$(268,087)	$(71,626)	$(28,621)	$(313,826)	$(500,425)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$0	$(0)	$(0)	$–	$0	$–	$90,321	$89,152
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(19,635)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(25,842)	(26,689)
Balance at June 30, 2025	$0	$(0)	$(0)	$–	$0	$–	$64,479	$42,827

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-101

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$10,973
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$–	$10,973
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$504,956	$199,520	$–	$204,850	$44,768	$426,088	$20,025	$26,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$504,956	$199,520	$–	$204,850	$44,768	$426,088	$20,025	$26,000
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(504,956)	$(199,520)	$–	$(204,850)	$(44,768)	$(426,088)	$(20,025)	$(36,973)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(504,956)	$(199,520)	$–	$(204,850)	$(44,768)	$(426,088)	$(20,025)	$(36,973)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$–	$–	$–	$(0)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$(0)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-102

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$6,446	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$6,446	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$475,346	$127,231	$143,750	$141,076	$327,772	$9,294	$7,075	$3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$475,346	$127,231	$143,750	$141,076	$327,772	$9,294	$7,075	$3,824
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(475,346)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,294)	$(7,075)	$(3,824)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(475,346)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,294)	$(7,075)	$(3,824)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$0	$–	$(0)	$–	$–	$(0)	$0	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$0	$–	$(0)	$–	$–	$(0)	$0	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-103

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$93,000	$–	$734	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$93,000	$–	$734	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$198,842	$132,253	$(224,980)	$179,649	$(22,517)	$83,877	$31,250	$285,394
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(976,000)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$198,842	$132,253	$(1,200,980)	$179,649	$(22,517)	$83,877	$31,250	$285,394
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(198,842)	$(132,253)	$260,816	$(179,649)	$(70,484)	$(83,877)	$(31,984)	$(285,394)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	1,753,742	–	–	–	–	–
Balance at June 30, 2025	$(198,842)	$(132,253)	$2,014,559	$(179,649)	$(70,484)	$(83,877)	$(31,984)	$(285,394)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$0	$–	$35,836	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(976,000)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	1,753,742	–	–	–	–	–
Balance at June 30, 2025	$0	$–	$813,579	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-104

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$355,378	$296,127	$223,434	$151,682	$21,628	$26,129	$240,886	$238,466
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$355,378	$296,127	$223,434	$151,682	$21,628	$26,129	$240,886	$238,466
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(355,378)	$(296,127)	$(223,434)	$(151,682)	$(21,628)	$(26,129)	$(240,886)	$(238,466)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(355,378)	$(296,127)	$(223,434)	$(151,682)	$(21,628)	$(26,129)	$(240,886)	$(238,466)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$0	$–	$(0)	$–	$0	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$0	$–	$(0)	$–	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-105

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$16,634	$83,294	$–	$–	$–	$–	$66,747	$55,909
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$16,634	$83,294	$–	$–	$–	$–	$66,747	$55,909
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$304,000	$84,613	$21,100	$20,000	$23,850	$33,000	$136,250	$454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$304,000	$84,613	$21,100	$20,000	$23,850	$33,000	$136,250	$454,720
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(320,634)	$(167,907)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(202,997)	$(510,629)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(320,634)	$(167,907)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(202,997)	$(510,629)
	–	–	–	–	–	–	–	0
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$–	$(0)	$–	$–	$–	$–	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$(0)	$–	$–	$–	$–	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-106

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$54,926	$–	$–	$1,741	$30,389	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	36,629	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$91,555	$–	$–	$1,741	$30,389	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$339,000	$158,462	$102,055	$–	$642,618	$248,880	$95,535	$219,885
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,376)	–	(602)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$325,624	$158,462	$101,452	$–	$642,618	$248,880	$95,535	$219,885
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(294,946)	$(158,462)	$(147,499)	$(21,801)	$(642,618)	$(250,621)	$(125,924)	$(219,885)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(30,678)	–	(35,253)	–	–	–	–	–
Balance at June 30, 2025	$(325,624)	$(158,462)	$(182,752)	$(21,801)	$(642,618)	$(250,621)	$(125,924)	$(219,885)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$44,054	$–	$9,481	$(21,801)	$–	$(0)	$–	$(0)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,376)	–	(602)	–	–	–	–	–
Contributions by manager	–	–	36,629	–	–	–	–	–
Net income/(loss)	(30,678)	–	(35,253)	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$10,255	$(21,801)	$–	$(0)	$–	$(0)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-107

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$22,953	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$22,953	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$294,400	$434,766	$170,755	$555,927	$23,290	$19,776	$20,000	$386,662
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$294,400	$434,766	$170,755	$555,927	$23,290	$19,776	$20,000	$386,662
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(324,934)	$(434,766)	$(170,755)	$(555,927)	$(23,290)	$(19,776)	$(42,953)	$(386,662)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	30,534	–	–	–	–	–	–	–
Balance at June 30, 2025	$(294,400)	$(434,766)	$(170,755)	$(555,927)	$(23,290)	$(19,776)	$(42,953)	$(386,662)
	0	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$(30,534)	$0	$(0)	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	30,534	–	–	–	–	–	–	–
Balance at June 30, 2025	$0	$0	$(0)	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-108

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speights- town Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$25,979	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$25,979	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$(3,382,000)	$28,570	$339,533	$34,881	$44,555	$138,110	$40,500	$265,079
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(3,382,000)	$28,570	$339,533	$34,881	$44,555	$138,110	$40,500	$265,079
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$3,546,596	$(28,570)	$(266,532)	$(34,881)	$(44,555)	$(138,110)	$(66,479)	$(265,079)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(67,991)	–	(44,083)	–	–	–	–	–
Balance at June 30, 2025	$3,478,605	$(28,570)	$(310,615)	$(34,881)	$(44,555)	$(138,110)	$(66,479)	$(265,079)
	(0)	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$164,596	$(0)	$73,001	$–	$(0)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(67,991)	–	(44,083)	–	–	–	–	–
Balance at June 30, 2025	$96,605	$(0)	$28,918	$–	$(0)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-109

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$12,000	$105,050	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$12,000	$105,050	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$(3,317)	$373,619	$98,606	$(203,093)	$14,000	$11,983	$210,745	$16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(3,317)	$373,619	$98,606	$(203,093)	$14,000	$11,983	$210,745	$16,483
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$3,317	$(373,619)	$(110,606)	$98,044	$(14,000)	$(11,983)	$(210,745)	$(16,483)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$3,317	$(373,619)	$(110,606)	$98,044	$(14,000)	$(11,983)	$(210,745)	$(16,483)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$0	$–	$–	$–	$–	$0	$(0)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$0	$–	$–	$–	$–	$0	$(0)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-110

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$21,600	$–	$–	$–	$–	$27,000	$–	$39,490
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$21,600	$–	$–	$–	$–	$27,000	$–	$39,490
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$126,000	$106,360	$995,885	$955,355	$229,000	$84,954	$16,165	$322,400
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$126,000	$106,360	$995,885	$955,355	$229,000	$84,954	$16,165	$322,400
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(147,600)	$(202,926)	$(995,885)	$(955,355)	$(229,000)	$(111,954)	$(16,165)	$(361,890)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(41,756)	–	–	–	–	–	–
Balance at June 30, 2025	$(147,600)	$(244,682)	$(995,885)	$(955,355)	$(229,000)	$(111,954)	$(16,165)	$(361,890)
	–	–	–	–	–	–	0	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$(96,566)	$–	$–	$–	$–	$0	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(41,756)	–	–	–	–	–	–
Balance at June 30, 2025	$–	$(138,322)	$–	$–	$–	$–	$0	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-111

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$28,359	$7,724	$–	$–	$–	$–	$–	$33,825
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$28,359	$7,724	$–	$–	$–	$–	$–	$33,825
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$140,927	$135,000	$40,069	$21,569	$(35,487)	$272,397	$242,990	$550,381
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$140,927	$135,000	$40,069	$21,569	$(35,487)	$272,397	$242,990	$550,381
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(169,286)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(272,397)	$(242,990)	$(584,206)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(169,286)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(272,397)	$(242,990)	$(584,206)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$(0)	$–	$–	$0	$0	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$(0)	$–	$–	$0	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-112

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$36,000	$–	$99,000	$–	$–	$11,843
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$36,000	$–	$99,000	$–	$–	$11,843
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$478,235	$291,049	$110,389	$261,791	$(197,843)	$382,204	$25,194	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$478,235	$291,049	$110,389	$261,791	$(197,843)	$382,204	$25,194	$–
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(478,235)	$(291,049)	$(146,389)	$(261,791)	$98,843	$(382,204)	$(25,194)	$(11,843)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$(478,235)	$(291,049)	$(146,389)	$(261,791)	$98,843	$(382,204)	$(25,194)	$(11,843)
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$(0)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$(0)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-113

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$69,400	$46,773	$35,374	$36,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	13,200	22,324	–	11,528	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$82,600	$69,097	$35,374	$47,528	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$338,714	$154,377	$126,369	$170,386	$363,072	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,961)	(15,701)	–	(23,278)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$328,752	$138,676	$126,369	$147,108	$363,072	$–	$–	$–
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(303,773)	$(133,837)	$(161,743)	$(153,381)	$(363,072)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(76,257)	(36,344)	–	(44,955)	–	–	–	–
Balance at June 30, 2025	$(380,029)	$(170,181)	$(161,743)	$(198,336)	$(363,072)	$–	$–	$–
	–	–	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$104,341	$67,314	$–	$53,006	$0	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,961)	(15,701)	–	(23,278)	–	–	–	–
Contributions by manager	13,200	22,324	–	11,528	–	–	–	–
Net income/(loss)	(76,257)	(36,344)	–	(44,955)	–	–	–	–
Balance at June 30, 2025	$31,323	$37,592	$–	$(3,700)	$0	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-114

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series MRH Giant Mover 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi- Bundle
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$–	$83,400	$765,000	$669,500	$497,988	$1,101,600
Subscriptions received in horse series	–	5,700	–	–	–	–
Distributions from horse series	–	(12,903)	(84,672)	(11,180)	–	(18,360)
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at June 30, 2025	$–	$76,197	$680,328	$658,320	$497,988	$1,083,240
	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$–	$(130,373)	$(463,236)	$(444,959)	$(345,726)	$(589,170)
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	(38,957)	(217,092)	(65,678)	(50,555)	(117,178)
Balance at June 30, 2025	$–	$(169,330)	$(680,328)	$(510,637)	$(396,281)	$(706,349)
	–	–	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$(46,973)	$301,764	$224,541	$152,261	$512,430
Subscriptions received in horse series	–	5,700	–	–	–	–
Distributions from horse series	–	(12,903)	(84,672)	(11,180)	–	(18,360)
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	(38,957)	(217,092)	(65,678)	(50,555)	(117,178)
Balance at June 30, 2025	$–	$(93,133)	$–	$147,683	$101,706	$376,891

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-115

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	Series Stylishly 23	Series Formidable Kitt	Series Blip Says Bye
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$413,100	$1,018,011	$521,700	$111,891	$348,750	$1,140,000	$651,828	$420,108
Subscriptions received in horse series	–	–	–	–	–	–	(528)	359,892
Distributions from horse series	–	(15,759)	–	(19,169)	(11,775)	–	(4,800)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$413,100	$1,002,252	$521,700	$92,722	$336,975	$1,140,000	$646,500	$780,000
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(250,681)	$(587,281)	$(307,954)	$(75,546)	$(233,951)	$(465,710)	$(293,606)	$(197,593)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(52,251)	(111,492)	(81,590)	(17,175)	(25,018)	(127,117)	(87,665)	(142,819)
Balance at June 30, 2025	$(302,933)	$(698,773)	$(389,544)	$(92,722)	$(258,969)	$(592,827)	$(381,271)	$(340,412)
	–	–	–	–	–	–	(0)	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$162,419	$430,730	$213,746	$36,345	$114,799	$674,290	$358,222	$222,515
Subscriptions received in horse series	–	–	–	–	–	–	(528)	359,892
Distributions from horse series	–	(15,759)	–	(19,169)	(11,775)	–	(4,800)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(52,251)	(111,492)	(81,590)	(17,175)	(25,018)	(127,117)	(87,665)	(142,819)
Balance at June 30, 2025	$110,167	$303,479	$132,156	$–	$78,006	$547,173	$265,229	$439,588

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-116

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	Series Clair de Lune 22	Series Malibu Bonnie 23	Series Spanxa- million	Series Sirius Pursuit	MRH STG Broodmare Band	MRH Commissioned	MRH Love Like Lucy	MRH My Eyes on You
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Subscriptions in Series
Balance at December 31, 2024	$416,992	$662,099	$511,734	$208,270	$–	$–	$–	$–
Subscriptions received in horse series	(1,992)	127,901	358,266	145,376	1,175,000	720,000	392,700	261,253
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	$415,000	$790,000	$870,000	$353,646	$1,175,000	$720,000	$392,700	$261,253
	–	–	–	–	–	–	–	–
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$(191,287)	$(216,899)	$(220,653)	$(202,105)	$(39,038)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(63,744)	(125,934)	(207,019)	(61,242)	(497,562)	(275,634)	(138,773)	(103,655)
Balance at June 30, 2025	$(255,031)	$(342,833)	$(427,672)	$(263,347)	$(536,600)	$(275,634)	$(138,773)	$(103,655)
	(3,777)	70,160	32,626	(107,995)	–	–	–	–
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$225,705	$445,200	$291,081	$6,165	$(39,038)	$–	$–	$–
Subscriptions received in horse series	(1,992)	127,901	358,266	145,376	1,175,000	720,000	392,700	261,253
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(63,744)	(125,934)	(207,019)	(61,242)	(497,562)	(275,634)	(138,773)	(103,655)
Balance at June 30, 2025	$159,969	$447,167	$442,328	$90,299	$638,400	$444,366	$253,927	$157,598

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-117

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2024 and the six-month period ended June 30, 2025 (Continued)

	MRH Mystical Belle	MRH Raging Inferno	MRH Restless Rider 23	MRH Stirred 23	MRH Trust But Verify	MRH Wildcat Gaze 23	06.30.2025 Consolidated Total
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$1,947,598
Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	98,681
Net income/(loss)	–	–	–	–	–	–	–
Balance at June 30, 2025	$–	$–	$–	$–	$–	$–	$2,046,279
	–	–	–	–	–	–	-0.18
Subscriptions in Series
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$37,836,395
Subscriptions received in horse series	360,000	–	–	–	941,017	–	4,844,585
Distributions from horse series	–	–	–	–	–	–	(1,240,799)
Contributions by manager	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–
Balance at June 30, 2025	$360,000	$–	$–	$–	$941,017	$–	$41,440,181
	–	–	–	–	–	–	0
Retained Earnings/ (Accumulated Deficit)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$(35,353,461)
Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net income/(loss)	(119,229)	(17,771)	(39,627)	(15,992)	(349,279)	(4,135)	(2,029,765)
Balance at June 30, 2025	$(119,229)	$(17,771)	$(39,627)	$(15,992)	$(349,279)	$(4,135)	$(37,383,226)
	–	–	–	–	–	–	(8,985)
Total Members' Equity/(Deficit)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$4,430,532
Subscriptions received in horse series	360,000	–	–	–	941,017	–	4,844,585
Distributions from horse series	–	–	–	–	–	–	(1,240,799)
Contributions by manager	–	–	–	–	–	–	98,681
Net income/(loss)	(119,229)	(17,771)	(39,627)	(15,992)	(349,279)	(4,135)	(2,029,765)
Balance at June 30, 2025	$240,771	$(17,771)	$(39,627)	$(15,992)	$591,738	$(4,135)	$6,103,234

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-118

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$24,272	$33,786	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	22,500	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	22,500	24,272	33,786	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	46,205	–	–	–	–	38,228	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$68,705	$24,272	$33,786	$–	$–	$38,228	$–

Subscriptions in Series
Balance at December 31, 2022	$147,299	$135,000	$157,908	$74,719	$8,998	$77,255	$421,566	$200,850
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(74,915)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	147,299	131,531	157,908	74,719	8,998	77,255	407,286	125,935
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(47,872)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$147,299	$83,659	$157,908	$74,719	$8,998	$77,255	$407,286	$125,935

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(147,299)	$(52,782)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(325,393)	$(76,777)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(58,922)	–	–	–	–	(81,840)	(49,158)
Balance at December 31, 2023	(147,299)	(111,704)	(182,180)	(108,505)	(8,998)	(77,255)	(407,233)	(125,935)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(40,660)	–	–	–	–	(40,014)	–
Balance at December 31, 2024	$(147,299)	$(152,364)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(447,248)	$(125,935)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$82,218	$–	$–	$–	$–	$96,173	$124,073
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(74,915)
Contributions by manager	–	22,500	–	–	–	–	–	–
Net income/(loss)	–	(58,922)	–	–	–	–	(81,840)	(49,158)
Balance at December 31, 2023	–	42,327	–	–	–	–	53	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(47,872)	–	–	–	–	–	–
Contributions by manager	–	46,205	–	–	–	–	38,228	–
Net income/(loss)	–	(40,660)	–	–	–	–	(40,014)	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$(1,734)	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-119

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$24,527	$–	$40,192	$–	$–	$16,469	$48,373	$36,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	24,000	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	24,527	–	40,192	24,000	–	16,469	48,373	36,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	40,280	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$24,527	$–	$40,192	$64,280	$–	$16,469	$48,373	$36,000

Subscriptions in Series
Balance at December 31, 2022	$66,401	$2,099,833	$264,846	$130,000	$794,100	$38,000	$726,000	$84,467
Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	(142,125)	–	(31,872)	(36,400)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	66,401	1,957,708	264,846	128,128	757,700	38,000	726,000	84,467
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(144,625)	–	(17,584)	(27,143)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$66,401	$1,813,083	$264,846	$110,544	$730,557	$38,000	$726,000	$84,467

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(90,928)	$(3,161,443)	$(305,037)	$(25,416)	$(453,666)	$(54,469)	$(774,373)	$(120,467)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	220,541	–	(51,375)	(185,396)	–	–	–
Balance at December 31, 2023	(90,928)	(2,940,902)	(305,037)	(76,791)	(639,062)	(54,469)	(774,373)	(120,467)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	440,939	–	(98,033)	(91,495)	–	–	–
Balance at December 31, 2024	$(90,928)	$(2,499,963)	$(305,037)	$(174,824)	$(730,557)	$(54,469)	$(774,373)	$(120,467)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$(1,061,611)	$–	$104,584	$340,434	$–	$–	$–
Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	(142,125)	–	(31,872)	(36,400)	–	–	–
Contributions by manager	–	–	–	24,000	–	–	–	–
Net income/(loss)	–	220,541	–	(51,375)	(185,396)	–	–	–
Balance at December 31, 2023	–	(983,195)	–	75,337	118,638	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(144,625)	–	(17,584)	(27,143)	–	–	–
Contributions by manager	–	–	–	40,280	–	–	–	–
Net income/(loss)	–	440,939	–	(98,033)	(91,495)	–	–	–
Balance at December 31, 2024	$–	$(686,881)	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-120

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	22,500	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	22,500	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	39,818	27,877	45,000
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$62,318	$27,877	$45,000

Subscriptions in Series
Balance at December 31, 2022	$11,750	$494,700	$44,400	$470,927	$283,931	$110,111	$1,170,000	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	230,000
Distributions from horse series	–	(2,244)	–	–	–	(540)	(202,050)	(61,700)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	11,750	492,456	44,400	470,927	283,931	109,571	967,950	168,300
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,786)	–	–	–	(14,655)	–	(50,768)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$11,750	$483,670	$44,400	$470,927	$283,931	$94,915	$967,950	$117,532

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(11,750)	$(273,774)	$(44,400)	$(470,927)	$(283,931)	$(46,571)	$(603,289)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(135,061)	–	–	–	(51,471)	(281,282)	(26,479)
Balance at December 31, 2023	(11,750)	(408,835)	(44,400)	(470,927)	(283,931)	(98,043)	(884,572)	(26,479)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(74,836)	–	–	–	(40,737)	(111,256)	(136,053)
Balance at December 31, 2024	$(11,750)	$(483,670)	$(44,400)	$(470,927)	$(283,931)	$(138,780)	$(995,827)	$(162,532)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$220,926	$–	$–	$–	$63,539	$566,711	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	230,000
Distributions from horse series	–	(2,244)	–	–	–	(540)	(202,050)	(61,700)
Contributions by manager	–	–	–	–	–	22,500	–	–
Net income/(loss)	–	(135,061)	–	–	–	(51,471)	(281,282)	(26,479)
Balance at December 31, 2023	–	83,621	–	–	–	34,028	83,378	141,821
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,786)	–	–	–	(14,655)	–	(50,768)
Contributions by manager	–	–	–	–	–	39,818	27,877	45,000
Net income/(loss)	–	(74,836)	–	–	–	(40,737)	(111,256)	(136,053)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$18,454	$0	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-121

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$60,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	60,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$60,000

Subscriptions in Series
Balance at December 31, 2022	$510,000	$58,960	$505,563	$686,309	$46,629	$457,099	$106,872	$39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(65,639)	(52,384)	–	–	(257)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$496,800	$(6,679)	$453,179	$686,309	$46,629	$456,841	$106,872	$39,711

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(275,800)	$(128,175)	$(316,514)	$(686,309)	$(46,629)	$(300,382)	$(106,872)	$(99,711)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(125,144)	134,854	(136,665)	–	–	(156,459)	–	–
Balance at December 31, 2023	(400,944)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(67,483)	–	–	–	–	–	–	–
Balance at December 31, 2024	$(468,427)	$6,679	$(453,179)	$(686,309)	$(46,629)	$(456,841)	$(106,872)	$(99,711)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$234,200	$(69,215)	$189,049	$–	$–	$156,716	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(65,639)	(52,384)	–	–	(257)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(125,144)	134,854	(136,665)	–	–	(156,459)	–	–
Balance at December 31, 2023	95,856	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(67,483)	–	–	–	–	–	–	–
Balance at December 31, 2024	$28,373	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-122

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$48,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	48,000	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$48,000	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2022	$101,250	$26,026	$176,000	$110,840	$197,798	$289,860	$250,000	$243,639
Subscriptions received in horse series	–	–	–	–	–	–	–	350,361
Distributions from horse series	(17,133)	–	–	(26,535)	(8,818)	(17,820)	(85,062)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	84,118	26,026	176,000	84,305	188,980	272,040	164,938	594,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(4,972)	–	(33,480)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$84,118	$26,026	$176,000	$84,305	$188,980	$267,068	$164,938	$560,520

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(52,683)	$(26,026)	$(166,774)	$(95,714)	$(132,253)	$(179,267)	$(77,962)	$(102,745)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(31,434)	–	(9,226)	(36,592)	(56,728)	(78,356)	(86,976)	(229,025)
Balance at December 31, 2023	(84,118)	(26,026)	(176,000)	(132,305)	(188,980)	(257,623)	(164,938)	(331,770)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(9,444)	–	(119,920)
Balance at December 31, 2024	$(84,118)	$(26,026)	$(176,000)	$(132,305)	$(188,980)	$(267,068)	$(164,938)	$(451,689)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$48,567	$–	$9,226	$63,126	$65,546	$110,593	$172,038	$140,894
Subscriptions received in horse series	–	–	–	–	–	–	–	350,361
Distributions from horse series	(17,133)	–	–	(26,535)	(8,818)	(17,820)	(85,062)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(31,434)	–	(9,226)	(36,592)	(56,728)	(78,356)	(86,976)	(229,025)
Balance at December 31, 2023	–	–	–	–	–	14,417	–	262,230
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(4,972)	–	(33,480)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(9,444)	–	(119,920)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$108,831

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-123

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$72,000	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	15,000	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	87,000	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	66,823	–	–	–	57,086	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$153,823	$–	$–	$–	$57,086	$–	$–

Subscriptions in Series							$8,036
Balance at December 31, 2022	$495,424	$(38,426)	$137,137	$240,300	$–	$79,553	$144,402	$469,700
Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(27,060)	(7,146)	(63,457)	–	–	(17,726)	(78,700)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	640,000	(65,486)	129,991	176,843	–	79,553	126,676	391,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,800)	(11,934)	–	–	–	(4,800)	–	(21,210)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$622,200	$(77,420)	$129,991	$176,843	$–	$74,753	$126,676	$369,790

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(166,275)	$(27,241)	$(162,199)	$(102,629)	$(41,095)	$(32,033)	$(160,610)	$(406,854)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(208,280)	(24,726)	32,208	(74,214)	(61,531)	(55,551)	33,933	19,738
Balance at December 31, 2023	(374,554)	(51,967)	(129,991)	(176,843)	(102,626)	(87,584)	(126,676)	(387,116)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(152,561)	(24,436)	–	–	102,626	(44,256)	–	17,327
Balance at December 31, 2024	$(527,115)	$(76,404)	$(129,991)	$(176,843)	$–	$(131,840)	$(126,676)	$(369,790)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$329,149	$6,333	$(25,062)	$137,671	$(41,095)	$47,521	$(16,208)	$62,846
Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(27,060)	(7,146)	(63,457)	–	–	(17,726)	(78,700)
Contributions by manager	–	15,000	–	–	–	–	–	–
Net income/(loss)	(208,280)	(24,726)	32,208	(74,214)	(61,531)	(55,551)	33,933	19,738
Balance at December 31, 2023	265,446	(30,453)	–	–	(102,626)	(8,030)	–	3,884
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,800)	(11,934)	–	–	–	(4,800)	–	(21,210)
Contributions by manager	–	66,823	–	–	–	57,086	–	–
Net income/(loss)	(152,561)	(24,436)	–	–	102,626	(44,256)	–	17,327
Balance at December 31, 2024	$95,085	$–	$–	$–	$–	$–	$–	$(0)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-124

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	12,000	–	–	–	–	7,500	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	12,000	–	–	–	–	7,500	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$12,000	$–	$–	$–	$–	$7,500	$–	$–

Subscriptions in Series
Balance at December 31, 2022	$155,000	$(236,882)	$70,877	$268,087	$90,729	$144,965	$–	$–
Subscriptions received in horse series	–	–	–	–	(121)	–	390,500	571,200
Distributions from horse series	(47,856)	–	–	–	(18,981)	(123,845)	(7,700)	–
Contributions by manager	–	–	–	–		–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	107,144	(236,882)	70,877	268,087	71,626	21,121	382,800	571,200
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(4,496)	(8,313)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$107,144	$(236,882)	$70,877	$268,087	$71,626	$21,121	$378,305	$562,887

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(80,096)	$236,882	$(70,877)	$(268,087)	$(48,617)	$(48,054)	$(26,748)	$(44,864)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(39,047)	–	–	–	(23,009)	19,433	(175,406)	(296,202)
Balance at December 31, 2023	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(202,154)	(341,066)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(85,830)	(132,670)
Balance at December 31, 2024	$(119,144)	$236,882	$(70,877)	$(268,087)	$(71,626)	$(28,621)	$(287,984)	$(473,735)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$74,904	$–	$–	$–	$42,112	$96,911	$(26,748)	$(44,864)
Subscriptions received in horse series	–	–	–	–	(121)	–	390,500	571,200
Distributions from horse series	(47,856)	–	–	–	(18,981)	(123,845)	(7,700)	–
Contributions by manager	12,000	–	–	–	–	7,500	–	–
Net income/(loss)	(39,047)	–	–	–	(23,009)	19,433	(175,406)	(296,202)
Balance at December 31, 2023	–	–	–	–	–	–	180,646	230,134
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(4,496)	(8,313)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(85,830)	(132,670)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$90,321	$89,152

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-125

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$10,973
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	10,973
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$10,973

Subscriptions in Series
Balance at December 31, 2022	$580,000	$199,520	$–	$307,333	$73,379	$426,088	$20,025	$26,000
Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(28,611)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	580,000	199,520	–	204,850	44,768	426,088	20,025	26,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(75,044)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$504,956	$199,520	$–	$204,850	$44,768	$426,088	$20,025	$26,000

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(211,802)	$(199,520)	$(26,161)	$(115,681)	$(134,644)	$(426,088)	$(20,025)	$(36,973)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(160,366)	–	(71,908)	(82,419)	(30,134)	–	–	–
Balance at December 31, 2023	(372,167)	(199,520)	(98,070)	(198,100)	(164,778)	(426,088)	(20,025)	(36,973)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(132,788)	–	98,070	(6,750)	120,010	–	–	–
Balance at December 31, 2024	$(504,956)	$(199,520)	$–	$(204,850)	$(44,768)	$(426,088)	$(20,025)	$(36,973)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$368,198	$–	$(26,161)	$191,652	$(61,265)	$–	$–	$–
Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(28,611)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(160,366)	–	(71,908)	(82,419)	(30,134)	–	–	–
Balance at December 31, 2023	207,833	–	(98,070)	6,750	(120,010)	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(75,044)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(132,788)	–	98,070	(6,750)	120,010	–	–	–
Balance at December 31, 2024	$–	$–	$–	$(0)	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-126

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$6,446	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	6,446	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$6,446	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2022	$526,222	$127,231	$143,750	$141,076	$327,772	$9,294	$7,075	$3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(37,980)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	488,242	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(12,895)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$475,346	$127,231	$143,750	$141,076	$327,772	$9,294	$7,075	$3,824

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(481,910)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,294)	$(7,075)	$(3,824)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	43,024	–	–	–	–	–	–	–
Balance at December 31, 2023	(438,887)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(36,460)	–	–	–	–	–	–	–
Balance at December 31, 2024	$(475,346)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,294)	$(7,075)	$(3,824)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$44,311	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(37,980)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	43,024	–	–	–	–	–	–	–
Balance at December 31, 2023	49,355	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(12,895)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(36,460)	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-127

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$48,000	$–	$734	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	45,000	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	93,000	–	734	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$93,000	$–	$734	$–

Subscriptions in Series
Balance at December 31, 2022	$209,395	$132,253	$275,520	$179,649	$62,858	$83,877	$31,250	$304,314
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(59,420)	–	(85,374)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	209,395	132,253	216,100	179,649	(22,517)	83,877	31,250	304,314
Subscriptions received in horse series	–	–	–	–	–	–	–	(54)
Distributions from horse series	(10,553)	–	(441,080)	–	–	–	–	(18,866)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$198,842	$132,253	$(224,980)	$179,649	$(22,517)	$83,877	$31,250	$285,394

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(216,261)	$(132,253)	$(156,849)	$(179,649)	$(61,250)	$(83,877)	$(31,984)	$(200,030)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(59,690)	–	(32,282)	–	(9,233)	–	–	(92,192)
Balance at December 31, 2023	(275,951)	(132,253)	(189,131)	(179,649)	(70,484)	(83,877)	(31,984)	(292,222)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	77,109	–	449,947	–	–	–	–	6,828
Balance at December 31, 2024	$(198,842)	$(132,253)	$260,816	$(179,649)	$(70,484)	$(83,877)	$(31,984)	$(285,394)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$(6,865)	$–	$118,671	$–	$49,608	$–	$–	$104,284
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(59,420)	–	(85,374)	–	–	–
Contributions by manager	–	–	–	–	45,000	–	–	–
Net income/(loss)	(59,690)	–	(32,282)	–	(9,233)	–	–	(92,192)
Balance at December 31, 2023	(66,556)	–	26,969	–	–	–	–	12,092
Subscriptions received in horse series	–	–	–	–	–	–	–	(54)
Distributions from horse series	(10,553)	–	(441,080)	–	–	–	–	(18,866)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	77,109	–	449,947	–	–	–	–	6,828
Balance at December 31, 2024	$–	$–	$35,836	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-128

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2022	$355,378	$304,500	$223,434	$214,925	$21,628	$26,129	$271,291	$330,000
Subscriptions received in horse series	–	–	–	–	–	–	(411)	–
Distributions from horse series	–	–	–	(19,100)	–	–	(29,994)	(20,840)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	355,378	304,500	223,434	195,825	21,628	26,129	240,886	309,160
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,373)	–	(44,143)	–	–	–	(70,694)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$355,378	$296,127	$223,434	$151,682	$21,628	$26,129	$240,886	$238,466

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(355,378)	$(120,177)	$(223,434)	$(84,342)	$(21,628)	$(26,129)	$(176,995)	$(119,121)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(83,438)	–	(38,733)	–	–	(63,890)	(71,659)
Balance at December 31, 2023	(355,378)	(203,616)	(223,434)	(123,074)	(21,628)	(26,129)	(240,886)	(190,780)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(92,511)	–	(28,608)	–	–	–	(47,686)
Balance at December 31, 2024	$(355,378)	$(296,127)	$(223,434)	$(151,682)	$(21,628)	$(26,129)	$(240,886)	$(238,466)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$184,323	$–	$130,583	$–	$–	$94,296	$210,879
Subscriptions received in horse series	–	–	–	–	–	–	(411)	–
Distributions from horse series	–	–	–	(19,100)	–	–	(29,994)	(20,840)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(83,438)	–	(38,733)	–	–	(63,890)	(71,659)
Balance at December 31, 2023	–	100,884	–	72,751	–	–	–	118,380
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,373)	–	(44,143)	–	–	–	(70,694)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(92,511)	–	(28,608)	–	–	–	(47,686)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-129

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$36,000	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	16,634	15,000	–	–	–	–	45,000	55,909
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	16,634	51,000	–	–	–	–	45,000	55,909
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	32,294	–	–	–	–	21,747	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$16,634	$83,294	$–	$–	$–	$–	$66,747	$55,909

Subscriptions in Series
Balance at December 31, 2022	$304,000	$103,963	$21,100	$20,000	$23,850	$33,000	$140,000	$454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(19,350)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	304,000	84,613	21,100	20,000	23,850	33,000	140,000	454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(3,750)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$304,000	$84,613	$21,100	$20,000	$23,850	$33,000	$136,250	$454,720

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(307,739)	$(81,625)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(81,781)	$(471,685)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(12,894)	(86,283)	–	–	–	–	(72,894)	(38,944)
Balance at December 31, 2023	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(154,675)	(510,629)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(48,322)	–
Balance at December 31, 2024	$(320,634)	$(167,907)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(202,997)	$(510,629)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$(3,739)	$58,338	$–	$–	$–	$–	$58,219	$(16,965)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(19,350)	–	–	–	–	–	–
Contributions by manager	16,634	15,000	–	–	–	–	45,000	55,909
Net income/(loss)	(12,894)	(86,283)	–	–	–	–	(72,894)	(38,944)
Balance at December 31, 2023	–	(32,294)	–	–	–	–	30,325	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(3,750)	–
Contributions by manager	–	32,294	–	–	–	–	21,747	–
Net income/(loss)	–	–	–	–	–	–	(48,322)	–
Balance at December 31, 2024	$–	$0	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-130

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$1,741	$30,389	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	1,741	30,389	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	54,926	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$54,926	$–	$–	$1,741	$30,389	$–

Subscriptions in Series
Balance at December 31, 2022	$152,324	$179,064	$54,000	$–	$528,409	$248,880	$95,535	$219,885
Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	(20,602)	–	–	(10,600)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	339,000	158,462	120,000	–	654,400	248,880	95,535	219,885
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(17,945)	–	(11,782)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$339,000	$158,462	$102,055	$–	$642,618	$248,880	$95,535	$219,885

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(74,563)	$(126,243)	$(18,704)	$(21,801)	$(193,010)	$(250,621)	$(125,924)	$(219,885)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(132,107)	(32,220)	(69,778)	–	(225,482)	–	–	–
Balance at December 31, 2023	(206,670)	(158,462)	(88,482)	(21,801)	(418,492)	(250,621)	(125,924)	(219,885)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(88,276)	–	(59,017)	–	(224,126)	–	–	–
Balance at December 31, 2024	$(294,946)	$(158,462)	$(147,499)	$(21,801)	$(642,618)	$(250,621)	$(125,924)	$(219,885)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$77,761	$52,821	$35,296	$(21,801)	$335,399	$–	$–	$–
Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	(20,602)	–	–	(10,600)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(132,107)	(32,220)	(69,778)	–	(225,482)	–	–	–
Balance at December 31, 2023	132,330	–	31,518	(21,801)	235,908	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(17,945)	–	(11,782)	–	–	–
Contributions by manager	–	–	54,926	–	–	–	–	–
Net income/(loss)	(88,276)	–	(59,017)	–	(224,126)	–	–	–
Balance at December 31, 2024	$44,054	$–	$9,481	$(21,801)	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-131

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$22,953	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	22,953	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$22,953	$–

Subscriptions in Series
Balance at December 31, 2022	$357,900	$998,800	$233,910	$563,072	$23,290	$19,776	$20,000	$418,346
Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,500)	–	(63,155)	–	–	–	–	(31,684)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	294,400	998,800	170,755	640,000	23,290	19,776	20,000	386,662
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(564,034)	–	(84,073)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$294,400	$434,766	$170,755	$555,927	$23,290	$19,776	$20,000	$386,662

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(218,755)	$(552,015)	$(148,393)	$(179,690)	$(23,290)	$(19,776)	$(42,953)	$(291,132)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(30,260)	(292,422)	(22,362)	(201,557)	–	–	–	(95,530)
Balance at December 31, 2023	(249,015)	(844,438)	(170,755)	(381,247)	(23,290)	(19,776)	(42,953)	(386,662)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(75,919)	409,672	–	(174,680)	–	–	–	–
Balance at December 31, 2024	$(324,934)	$(434,766)	$(170,755)	$(555,927)	$(23,290)	$(19,776)	$(42,953)	$(386,662)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$139,145	$446,785	$85,517	$383,382	$–	$–	$–	$127,214
Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,500)	–	(63,155)	–	–	–	–	(31,684)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(30,260)	(292,422)	(22,362)	(201,557)	–	–	–	(95,530)
Balance at December 31, 2023	45,385	154,362	–	258,753	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(564,034)	–	(84,073)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(75,919)	409,672	–	(174,680)	–	–	–	–
Balance at December 31, 2024	$(30,534)	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-132

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$25,979	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	25,979	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$25,979	$–

Subscriptions in Series
Balance at December 31, 2022	$635,000	$28,570	$289,481	$34,881	$44,555	$242,070	$40,500	$265,079
Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	(62,400)	–	–	–	–	(18,570)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	572,600	28,570	349,350	34,881	44,555	223,500	40,500	265,079
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(3,954,600)	–	(9,818)	–	–	(85,390)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$(3,382,000)	$28,570	$339,533	$34,881	$44,555	$138,110	$40,500	$265,079

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(217,769)	$(28,570)	$(95,240)	$(34,881)	$(44,555)	$(93,935)	$(66,479)	$(265,079)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(103,015)	–	(104,654)	–	–	(56,800)	–	–
Balance at December 31, 2023	(320,783)	(28,570)	(199,894)	(34,881)	(44,555)	(150,735)	(66,479)	(265,079)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	3,867,379	–	(66,638)	–	–	12,625	–	–
Balance at December 31, 2024	$3,546,596	$(28,570)	$(266,532)	$(34,881)	$(44,555)	$(138,110)	$(66,479)	$(265,079)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$417,231	$–	$194,241	$–	$–	$148,135	$–	$–
Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	(62,400)	–	–	–	–	(18,570)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(103,015)	–	(104,654)	–	–	(56,800)	–	–
Balance at December 31, 2023	251,817	–	149,456	–	–	72,765	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(3,954,600)	–	(9,818)	–	–	(85,390)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	3,867,379	–	(66,638)	–	–	12,625	–	–
Balance at December 31, 2024	$164,596	$–	$73,001	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-133

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$12,000	$48,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	27,000	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	12,000	75,000	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	30,050	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$12,000	$105,050	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2022	$(3,317)	$373,619	$98,606	$(200,712)	$14,000	$11,983	$212,995	$16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(624)	–	–	(2,250)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	(3,317)	373,619	98,606	(201,336)	14,000	11,983	210,745	16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(1,757)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$(3,317)	$373,619	$98,606	$(203,093)	$14,000	$11,983	$210,745	$16,483

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$3,317	$(373,619)	$(110,606)	$186,252	$(14,000)	$(11,983)	$(218,945)	$(16,483)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	(66,626)	–	–	8,199	–
Balance at December 31, 2023	3,317	(373,619)	(110,606)	119,626	(14,000)	(11,983)	(210,745)	(16,483)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	(21,583)	–	–	–	–
Balance at December 31, 2024	$3,317	$(373,619)	$(110,606)	$98,044	$(14,000)	$(11,983)	$(210,745)	$(16,483)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$–	$–	$33,540	$–	$–	$(5,950)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(624)	–	–	(2,250)	–
Contributions by manager	–	–	–	27,000	–	–	–	–
Net income/(loss)	–	–	–	(66,626)	–	–	8,199	–
Balance at December 31, 2023	–	–	–	(6,710)	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(1,757)	–	–	–	–
Contributions by manager	–	–	–	30,050	–	–	–	–
Net income/(loss)	–	–	–	(21,583)	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-134

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$21,600	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	27,000	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	21,600	–	–	–	–	27,000	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	39,490
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$21,600	$–	$–	$–	$–	$27,000	$–	$39,490

Subscriptions in Series
Balance at December 31, 2022	$126,000	$106,360	$995,885	$–	$229,000	$93,000	$29,679	$322,400
Subscriptions received in horse series	–	–	–	1,030,200	–	–	–	–
Distributions from horse series	–	–	–	–	–	(8,046)	(13,514)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	126,000	106,360	995,885	1,030,200	229,000	84,954	16,165	322,400
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(74,845)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$126,000	$106,360	$995,885	$955,355	$229,000	$84,954	$16,165	$322,400

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(147,600)	$(25,876)	$(995,885)	$(80,842)	$(227,620)	$(49,781)	$(15,768)	$(166,048)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	20,920	–	(524,236)	(1,380)	(62,174)	(397)	(125,453)
Balance at December 31, 2023	(147,600)	(4,956)	(995,885)	(605,078)	(229,000)	(111,954)	(16,165)	(291,502)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(197,969)	–	(350,277)	–	–	–	(70,389)
Balance at December 31, 2024	$(147,600)	$(202,926)	$(995,885)	$(955,355)	$(229,000)	$(111,954)	$(16,165)	$(361,890)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$80,484	$–	$(80,842)	$1,380	$43,219	$13,911	$156,352
Subscriptions received in horse series	–	–	–	1,030,200	–	–	–	–
Distributions from horse series	–	–	–	–	–	(8,046)	(13,514)	–
Contributions by manager	–	–	–	–	–	27,000	–	–
Net income/(loss)	–	20,920	–	(524,236)	(1,380)	(62,174)	(397)	(125,453)
Balance at December 31, 2023	–	101,404	–	425,122	–	–	–	30,898
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(74,845)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	39,490
Net income/(loss)	–	(197,969)	–	(350,277)	–	–	–	(70,389)
Balance at December 31, 2024	$–	$(96,566)	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-135

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$7,724	$–	$–	$–	$–	$–	$33,825
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	7,724	–	–	–	–	–	33,825
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	28,359	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$28,359	$7,724	$–	$–	$–	$–	$–	$33,825

Subscriptions in Series
Balance at December 31, 2022	$52,500	$135,000	$40,069	$21,569	$(35,487)	$338,880	$281,700	$550,381
Subscriptions received in horse series	97,500	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(18,480)	(38,710)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	150,000	135,000	40,069	21,569	(35,487)	320,400	242,990	550,381
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,073)	–	–	–	–	(48,003)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$140,927	$135,000	$40,069	$21,569	$(35,487)	$272,397	$242,990	$550,381

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(21,774)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(210,824)	$(173,701)	$(584,206)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(74,377)	–	–	–	–	(70,353)	(69,290)	–
Balance at December 31, 2023	(96,151)	(142,724)	(40,069)	(21,569)	35,487	(281,177)	(242,990)	(584,206)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(73,135)	–	–	–	–	8,780	–	–
Balance at December 31, 2024	$(169,286)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(272,397)	$(242,990)	$(584,206)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$30,726	$–	$–	$–	$–	$128,056	$107,999	$–
Subscriptions received in horse series	97,500	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(18,480)	(38,710)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(74,377)	–	–	–	–	(70,353)	(69,290)	–
Balance at December 31, 2023	53,849	–	–	–	–	39,223	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,073)	–	–	–	–	(48,003)	–	–
Contributions by manager	28,359	–	–	–	–	–	–	–
Net income/(loss)	(73,135)	–	–	–	–	8,780	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-136

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Who Runs the World	Series Who'sbeeninmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$36,000	$–	$84,000	$–	$–	$11,843
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	15,000	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	36,000	–	99,000	–	–	11,843
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$36,000	$–	$99,000	$–	$–	$11,843

Subscriptions in Series
Balance at December 31, 2022	$530,400	$355,521	$110,389	$261,791	$(117,343)	$448,440	$25,194	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(52,165)	(45,441)	–	–	(80,500)	(66,236)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	478,235	310,080	110,389	261,791	(197,843)	382,204	25,194	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(19,031)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$478,235	$291,049	$110,389	$261,791	$(197,843)	$382,204	$25,194	$–

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$(288,023)	$(254,089)	$(146,389)	$(261,791)	$59,135	$(292,242)	$(25,194)	$(11,843)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(190,212)	(78,839)	–	–	39,708	(89,962)	–	–
Balance at December 31, 2023	(478,235)	(332,929)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	41,879	–	–	–	–	–	–
Balance at December 31, 2024	$(478,235)	$(291,049)	$(146,389)	$(261,791)	$98,843	$(382,204)	$(25,194)	$(11,843)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$242,377	$101,432	$–	$–	$25,792	$156,198	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(52,165)	(45,441)	–	–	(80,500)	(66,236)	–	–
Contributions by manager	–	–	–	–	15,000	–	–	–
Net income/(loss)	(190,212)	(78,839)	–	–	39,708	(89,962)	–	–
Balance at December 31, 2023	–	(22,849)	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(19,031)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	41,879	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-137

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	69,400	46,773	35,374	36,000	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$69,400	$46,773	$35,374	$36,000	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	569,520	217,500	130,000	180,000	270,354	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	569,520	217,500	130,000	180,000	270,354	–	–	–
Subscriptions received in horse series	–	–	–	–	147,846	–	–	–
Distributions from horse series	(230,806)	(63,123)	(3,631)	(9,614)	(55,128)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$338,714	$154,377	$126,369	$170,386	$363,072	$–	$–	$–

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(192,738)	(88,229)	(64,508)	(75,373)	(150,543)	–	–	–
Balance at December 31, 2023	(192,738)	(88,229)	(64,508)	(75,373)	(150,543)	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(111,035)	(45,607)	(97,236)	(78,007)	(212,530)	–	–	–
Balance at December 31, 2024	$(303,773)	$(133,837)	$(161,743)	$(153,381)	$(363,072)	$–	$–	$–

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	569,520	217,500	130,000	180,000	270,354	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(192,738)	(88,229)	(64,508)	(75,373)	(150,543)	–	–	–
Balance at December 31, 2023	376,782	129,271	65,492	104,627	119,811	–	–	–
Subscriptions received in horse series	–	–	–	–	147,846	–	–	–
Distributions from horse series	(230,806)	(63,123)	(3,631)	(9,614)	(55,128)	–	–	–
Contributions by manager	69,400	46,773	35,374	36,000	–	–	–	–
Net income/(loss)	(111,035)	(45,607)	(97,236)	(78,007)	(212,530)	–	–	–
Balance at December 31, 2024	$104,341	$67,314	$–	$53,006	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-138

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series MRH Giant Mover 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi-Bundle
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	765,000	669,500	519,285	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at December 31, 2023	–	–	765,000	669,500	519,285	–
Subscriptions received in horse series	–	83,400	–	–	702	1,101,600
Distributions from horse series	–	–	–	–	(21,999)	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at December 31, 2024	$–	$83,400	$765,000	$669,500	$497,988	$1,101,600

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	(7,923)	(259,602)	(273,504)	(228,325)	(19,937)
Balance at December 31, 2023	–	(7,923)	(259,602)	(273,504)	(228,325)	(19,937)
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	(122,450)	(203,634)	(171,455)	(117,402)	(569,234)
Balance at December 31, 2024	$–	$(130,373)	$(463,236)	$(444,959)	$(345,726)	$(589,170)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	765,000	669,500	519,285	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	(7,923)	(259,602)	(273,504)	(228,325)	(19,937)
Balance at December 31, 2023	–	(7,923)	505,398	395,996	290,960	(19,937)
Subscriptions received in horse series	–	83,400	–	–	702	1,101,600
Distributions from horse series	–	–	–	–	(21,999)	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	(122,450)	(203,634)	(171,455)	(117,402)	(569,234)
Balance at December 31, 2024	$–	$(46,973)	$301,764	$224,541	$152,261	$512,430

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-139

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	Series Stylishly 23	Series Formidable Kitt	Series Blip Says Bye
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	313,146	–	555,000	113,630	348,750	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2023	313,146	–	555,000	113,630	348,750	–	–	–
Subscriptions received in horse series	99,954	1,147,500	–	–	–	1,140,000	660,000	420,108
Distributions from horse series	–	(129,489)	(33,300)	(1,739)	–	–	(8,700)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	$413,100	$1,018,011	$521,700	$111,891	$348,750	$1,140,000	$651,300	$420,108

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(113,211)	(14,970)	(186,922)	(49,986)	(145,189)	–	–	–
Balance at December 31, 2023	(113,211)	(14,970)	(186,922)	(49,986)	(145,189)	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(137,470)	(572,310)	(121,031)	(25,560)	(88,763)	(465,710)	(293,688)	(197,593)
Balance at December 31, 2024	$(250,681)	$(587,281)	$(307,954)	$(75,546)	$(233,951)	$(465,710)	$(293,688)	$(197,593)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	313,146	–	555,000	113,630	348,750	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(113,211)	(14,970)	(186,922)	(49,986)	(145,189)	–	–	–
Balance at December 31, 2023	199,935	(14,970)	368,078	63,644	203,561	–	–	–
Subscriptions received in horse series	99,954	1,147,500	–	–	–	1,140,000	660,000	420,108
Distributions from horse series	–	(129,489)	(33,300)	(1,739)	–	–	(8,700)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(137,470)	(572,310)	(121,031)	(25,560)	(88,763)	(465,710)	(293,688)	(197,593)
Balance at December 31, 2024	$162,419	$430,730	$213,746	$36,345	$114,799	$674,290	$357,612	$222,515

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-140

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023 (Continued)

	Series Clair de Lune 22	Series Malibu Bonnie 23	Series Spanxamillion	Series Sirius Pursuit	MRH STG Broodmare Band	12.31.2024 Consolidated Total
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$841,824
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	350,042
Net income/(loss)	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	1,191,866
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	755,732
Net income/(loss)	–	–	–	–	–	–
Balance at December 31, 2024	$–	$–	$–	$–	$–	$1,947,598

Subscriptions in Series
Balance at December 31, 2022	$–	$–	$–	$–	$–	$32,004,419
Subscriptions received in horse series	–	–	–	–	–	8,022,546
Distributions from horse series	–	–	–	–	–	(2,249,533)
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	37,777,432
Subscriptions received in horse series	415,000	662,099	511,734	208,270	–	6,598,157
Distributions from horse series	–	–	–	–	–	(6,541,714)
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at December 31, 2024	$415,000	$662,099	$511,734	$208,270	$–	$37,833,875

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	$–	$–	$–	$–	$–	$(25,590,823)
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(7,850,400)
Balance at December 31, 2023	–	–	–	–	–	(33,441,223)
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	(187,510)	(287,059)	(253,279)	(94,110)	(39,038)	(1,903,335)
Balance at December 31, 2024	$(187,510)	$(287,059)	$(253,279)	$(94,110)	$(39,038)	$(35,344,558)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	$–	$–	$–	$–	$–	$7,255,420
Subscriptions received in horse series	–	–	–	–	–	8,022,546
Distributions from horse series	–	–	–	–	–	(2,249,533)
Contributions by manager	–	–	–	–	–	350,042
Net income/(loss)	–	–	–	–	–	(7,850,400)
Balance at December 31, 2023	–	–	–	–	–	5,528,075
Subscriptions received in horse series	415,000	662,099	511,734	208,270	–	6,598,157
Distributions from horse series	–	–	–	–	–	(6,541,714)
Contributions by manager	–	–	–	–	–	755,732
Net income/(loss)	(187,510)	(287,059)	(253,279)	(94,110)	(39,038)	(1,903,335)
Balance at December 31, 2024	$227,490	$375,040	$258,455	$114,160	$(39,038)	$4,436,915

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-141

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-142

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(23,468)	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(23,468)	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	(27,143)	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	23,468	–	–	27,143	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	23,468	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-143

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$(24,969)	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	9,158	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	(15,811)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,786)	–	–	–	(3,625)	–	–
Capital contributions	–	–	–	–	–	15,000	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	8,786	–	–	–	4,436	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	15,811	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-144

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Cash Flows From Operating Activities
Net Income/(Loss)	$(24,270)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(24,270)	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	24,270	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	24,270	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-145

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$(62,218)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	49,870
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	1,638
Change in prepaid expense	–	–	–	–	–	–	–	(1,638)
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	(12,348)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(4,972)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	4,972	–	12,348
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	12,348

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-146

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Cash Flows From Operating Activities
Net Income/(Loss)	$(95,085)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	33,833	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	39,667	–	–	–	–	–	–	–
Gain on debt forgiveness	(2,642)	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	5,000	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(24,226)	–	–	–	–	5,000	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	24,226	–	–	–	–	(5,000)	–	–
Net Cash Provided by/(Used in) Financing Activities	24,226	–	–	–	–	(5,000)	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-147

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(25,842)	$(26,689)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	26,250	51,893
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	347	–
Change in prepaid expense	–	–	–	–	–	–	(347)	(2,088)
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	408	23,115

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(19,635)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	(408)	(3,480)
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	(408)	(23,115)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-148

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-149

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(12,895)	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	12,895	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-150

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$1,753,742	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	(1,312,500)	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	(646,170)	–	–	–	–	–
Change in prepaid expense	–	–	(10,080)	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	(215,008)	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	86,250	–	–	–	–	–
Proceeds from horse disposition	–	–	1,226,250	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	1,312,500	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(976,000)	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	(121,492)	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	(1,097,492)	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-151

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-152

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-153

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Cash Flows From Operating Activities
Net Income/(Loss)	$(30,678)	$–	$(35,253)	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	10,361	–	8,667	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	8,618	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(11,700)	–	(26,586)	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	9,983	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	9,983	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,376)	–	(602)	–	–	–	–	–
Capital contributions	–	–	36,629	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	15,093	–	(9,441)	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	1,717	–	26,586	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-154

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19
Cash Flows From Operating Activities
Net Income/(Loss)	$30,534	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	(40,000)	–	–	–	–	–	–	–
Gain on debt forgiveness	(6,142)	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(15,608)	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	40,000	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	40,000	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(24,392)	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	(24,392)	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-155

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speights- town Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Cash Flows From Operating Activities
Net Income/(Loss)	$(67,991)	$–	$(44,083)	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	5,250	–	26,775	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	8,558	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	700	–	–	–	–	–	–	–
Change in prepaid expense	(700)	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(54,184)	–	(17,308)	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	(8,557)	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	(8,557)	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	62,741	–	17,308	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	62,741	–	17,308	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
		–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-156

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-157

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(41,756)	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(41,756)	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(72,219)	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	41,756	–	72,219	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	41,756	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-158

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-159

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-160

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Cash Flows From Operating Activities
Net Income/(Loss)	$(76,257)	$(36,344)	$–	$(44,955)	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	21,620	25,495	–	5,717	–	–	–	–
Loss/(gain) on disposal of horse ownership	48,430	–	–	28,817	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(6,207)	(10,849)	–	(10,422)	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	8,000	–	–	21,000	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	8,000	–	–	21,000	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,961)	(15,701)	–	(23,278)	–	–	–	–
Capital contributions	13,200	22,324	–	11,528	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(5,032)	4,226	–	1,172	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	(1,793)	10,849	–	(10,578)	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-161

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series MRH Giant Mover 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi- Bundle
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(38,957)	$(217,092)	$(65,678)	$(50,555)	$(117,178)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	31,238	52,500	59,719	43,752	102,638
Loss/(gain) on disposal of horse ownership	–	–	149,032	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	32	–	–	(1,714)
Change in prepaid expense	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–
Change in accrued expense	–	–	(3,622)	–	–	–
Change in accrued interest payable	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(7,719)	(19,151)	(5,960)	(6,803)	(16,255)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	5,700	–	–	–	–
Distributions from horse series	–	(12,903)	(84,672)	(11,180)	–	(18,360)
Capital contributions	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	14,922	103,823	17,140	6,803	34,615
Net Cash Provided by/(Used in) Financing Activities	–	7,719	19,151	5,960	6,803	16,255

Net Change in Cash	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-162

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	Series Stylishly 23	Series Formidable Kitt	Series Blip Says Bye
Cash Flows From Operating Activities
Net Income/(Loss)	$(52,251)	$(111,492)	$(81,590)	$(17,175)	$(25,018)	$(127,117)	$(87,665)	$(142,819)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	35,111	64,354	47,250	2,970	21,000	83,333	43,943	–
Loss/(gain) on disposal of horse ownership	–	–	–	17,100	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	26	–	–	–
Change in prepaid expense	–	–	–	–	(26)	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(17,140)	(47,138)	(34,340)	2,895	(4,018)	(43,784)	(43,723)	(142,819)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	(806)	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	(806)	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	(528)	359,892
Distributions from horse series	–	(15,759)	–	(19,169)	(11,775)	–	(4,800)	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	17,140	62,897	34,340	17,080	15,793	43,784	49,051	(217,073)
Net Cash Provided by/(Used in) Financing Activities	17,140	47,138	34,340	(2,089)	4,018	43,784	43,723	142,819

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-163

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	Series Clair de Lune 22	Series Malibu Bonnie 23	Series Spanxa- million	Series Sirius Pursuit	MRH STG Broodmare Band	MRH Commissioned	MRH Love Like Lucy	MRH My Eyes on You
Cash Flows From Operating Activities
Net Income/(Loss)	$(63,744)	$(125,934)	$(207,019)	$(61,242)	$(497,562)	$(275,634)	$(138,773)	$(103,655)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	19,208	55,000	60,833	–	98,833	30,111	8,528	8,500
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(44,535)	(70,934)	(146,186)	(61,242)	(398,729)	(245,523)	(130,245)	(95,155)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	(21,900)	–	(29,650)	(311,175)	(161,185)	(176,333)
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	(21,900)	–	(29,650)	(311,175)	(161,185)	(176,333)

Cash Flows From Financing Activities
Subscriptions received in horse series	(1,992)	127,901	358,266	145,376	1,175,000	720,000	392,700	261,253
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	46,527	(56,967)	(190,180)	(84,134)	(746,621)	(163,302)	(101,270)	10,235
Net Cash Provided by/(Used in) Financing Activities	44,535	70,934	168,086	61,242	428,379	556,698	291,430	271,488

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-164

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2025 (Continued)

	MRH Mystical Belle	MRH Raging Inferno	MRH Restless Rider 23	MRH Stirred 23	MRH Trust But Verify	MRH Wildcat Gaze 23	06.30.2025 Consolidated Total
Cash Flows From Operating Activities
Net Income/(Loss)	$(119,229)	$(17,771)	$(39,627)	$(15,992)	$(349,279)	$(4,135)	$(2,029,765)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	18,111	3,552	–	–	37,583	–	1,202,956
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	(1,052,279)
Gain on debt forgiveness	–	–	–	–	–	–	(8,783)
Expenses paid by related party	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	(640,142)
Change in prepaid expense	–	–	–	–	–	–	(14,879)
Change in other assets	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	(3,622)
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(101,118)	(14,219)	(39,627)	(15,992)	(311,696)	(4,135)	(2,546,514)

Cash Flows From Investing Activities
Purchase of horse assets	(170,100)	(149,063)	(606,254)	(226,522)	(499,500)	(62,242)	(2,413,924)
Disposition of horse assets	–	–	–	–	–	–	86,250
Proceeds from horse disposition	–	–	–	–	–	–	1,295,870
Net Cash Provided by/(Used in) Investing Activities	(170,100)	(149,063)	(606,254)	(226,522)	(499,500)	(62,242)	(1,031,804)

Cash Flows From Financing Activities
Subscriptions received in horse series	360,000	–	–	–	941,017	–	4,844,585
Distributions from horse series	–	–	–	–	–	–	(1,366,812)
Capital contributions	–	–	–	–	–	–	98,681
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(88,782)	163,282	645,881	242,514	(129,821)	66,377	1,864
Net Cash Provided by/(Used in) Financing Activities	271,218	163,282	645,881	242,514	811,196	66,377	3,578,318

Net Change in Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-165

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(40,660)	$–	$–	$–	$–	$(40,014)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	11,055	–	–	–	–	23,452	–
Loss/(gain) on disposal of horse ownership	–	16,027	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	3,000	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(10,577)	–	–	–	–	(16,562)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	13,531	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	13,531	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(47,872)	–	–	–	–	–	–
Capital contributions	–	46,205	–	–	–	–	38,228	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(1,287)	–	–	–	–	(21,666)	–
Net Cash Provided by/(Used in) Financing Activities	–	(2,954)	–	–	–	–	16,562	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-166

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$440,939	$–	$(98,033)	$(91,495)	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	28,000	95,685	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	44,158	(37,503)	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	1,500	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	440,939	–	(24,375)	(33,312)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	(25,175)	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	62,678	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	37,503	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(144,625)	–	(17,584)	–	–	–	–
Capital contributions	–	–	–	40,280	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	(440,794)	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	144,480	–	1,679	(4,191)	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	(440,939)	–	24,375	(4,191)	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-167

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(74,836)	$–	$–	$–	$(40,737)	$(111,256)	$(136,053)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	59,644	–	–	–	23,333	65,492	36,117
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	67,991
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	750	–	651
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(15,192)	–	–	–	(16,654)	(45,763)	(31,294)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	30,400
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	30,400

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(14,655)	–	(50,768)
Capital contributions	–	–	–	–	–	39,818	27,877	45,000
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	15,192	–	–	–	(8,509)	17,886	6,662
Net Cash Provided by/(Used in) Financing Activities	–	15,192	–	–	–	16,654	45,763	894

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-168

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Cash Flows From Operating Activities
Net Income/(Loss)	$(67,483)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	50,806	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(16,676)	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(12,579)	(47,539)	–	–	(257)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	16,676	12,579	47,539	–	–	257	–	–
Net Cash Provided by/(Used in) Financing Activities	16,676	0	(0)	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-169

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$(9,444)	$–	$(119,920)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	11,889	–	99,740
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	(28,995)	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	(1,638)
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	(26,551)	–	(21,818)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	28,995	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	28,995	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,323)	–	–	–	(8,818)	–	(12,083)	(33,480)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	13,323	–	–	–	8,818	(2,444)	12,083	55,298
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	(2,444)	–	21,818

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-170

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Cash Flows From Operating Activities
Net Income/(Loss)	$(152,561)	$(24,436)	$–	$–	$102,626	$(44,256)	$–	$17,327
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	105,000	–	–	–	(62,008)	15,625	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	16,207	–	(19,577)
Gain on debt forgiveness	–	–	–	–	–	–	–	(9,793)
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	3,900	–	–	–	(5,000)	–	599
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	(599)
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(47,561)	(20,536)	–	–	40,618	(17,424)	–	(12,043)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	118,142	(6,406)	–	19,577
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	118,142	(6,406)	–	19,577

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,800)	(11,934)	–	–	–	(4,800)	(8,829)	(21,210)
Capital contributions	–	66,823	–	–	–	57,086	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	2,991
Repayments on debt - related party	–	–	–	–	–	–	–	(33,856)
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	65,361	(34,353)	–	–	(158,760)	(28,456)	8,829	44,542
Net Cash Provided by/(Used in) Financing Activities	47,561	20,536	–	–	(158,760)	23,830	–	(7,533)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-171

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(85,830)	$(132,670)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	52,500	103,785
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	(347)	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	(33,677)	(28,885)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	(18,981)	–	(4,496)	(8,313)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	18,981	–	38,172	37,198
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	33,677	28,885

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-172

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Cash Flows From Operating Activities
Net Income/(Loss)	$(132,788)	$–	$98,070	$(6,750)	$120,010	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	51,277	–	(53,091)	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	69,851	–	–	6,750	(141,943)	–	–	–
Gain on debt forgiveness	–	–	–	–	(12,055)	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	377	–	–	–	11,006	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	(35)	–	–	–	(7,716)	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(11,319)	–	44,979	–	(30,698)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	4,775	–	126,296	(6,750)	141,943	–	–	–
Net Cash Provided by/(Used in) Investing Activities	4,775	–	126,296	(6,750)	141,943	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(75,044)	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	20,576	–	–	–
Repayments on debt - related party	–	–	–	–	(144,343)	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	81,588	–	(171,275)	6,750	12,522	–	–	–
Net Cash Provided by/(Used in) Financing Activities	6,544	–	(171,275)	6,750	(111,245)	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-173

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Cash Flows From Operating Activities
Net Income/(Loss)	$(36,460)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	24,906	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	(24,906)	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(36,460)	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	36,460	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	36,460	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-174

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Cash Flows From Operating Activities
Net Income/(Loss)	$77,109	$–	$449,947	$–	$–	$–	$–	$6,828
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	14,534	–	–	–	–	10,585
Loss/(gain) on disposal of horse ownership	(80,920)	–	–	–	–	–	–	(28,008)
Gain on debt forgiveness	(1,654)	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	1,515	–	(2,324)	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	(1,515)	–	(6,076)	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(5,465)	–	456,081	–	–	–	–	(10,596)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	80,920	–	–	–	–	–	–	33,500
Net Cash Provided by/(Used in) Investing Activities	80,920	–	–	–	–	–	–	33,500

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	(54)
Distributions from horse series	(10,553)	–	(441,080)	–	(23,720)	–	–	(18,866)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	12,264	–	–	–	–	–	–	–
Repayments on debt - related party	(82,510)	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	5,345	–	(15,001)	–	23,720	–	–	(3,984)
Net Cash Provided by/(Used in) Financing Activities	(75,455)	–	(456,081)	–	–	–	–	(22,904)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-175

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(92,511)	$–	$(28,608)	$–	$–	$–	$(47,686)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	16,538	–	8,334	–	–	–	4,824
Loss/(gain) on disposal of horse ownership	–	45,398	–	4,267	–	–	–	40,092
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(30,576)	–	(16,006)	–	–	–	(2,770)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	(6,000)
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	(10,763)	–	11,203	–	–	–	11,250
Net Cash Provided by/(Used in) Investing Activities	–	(10,763)	–	11,203	–	–	–	5,250

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,373)	–	(44,143)	–	–	(25,454)	(70,694)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	49,711	–	48,946	–	–	25,454	68,214
Net Cash Provided by/(Used in) Financing Activities	–	41,338	–	4,803	–	–	–	(2,480)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-176

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(48,322)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	4,052	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	32,158	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	3,750	–	–	–	–	18,750	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	3,750	–	–	–	–	6,638	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(3,750)	–
Capital contributions	–	32,294	–	–	–	–	21,747	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(36,044)	–	–	–	–	(24,635)	–
Net Cash Provided by/(Used in) Financing Activities	–	(3,750)	–	–	–	–	(6,638)	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-177

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Cash Flows From Operating Activities
Net Income/(Loss)	$(88,276)	$–	$(59,017)	$–	$(224,126)	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	51,276	–	17,333	–	61,720	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	117,721	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(37,000)	–	(41,684)	–	(44,685)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	(7,776)	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	(7,776)	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(20,602)	(17,945)	–	(11,782)	–	–	–
Capital contributions	–	–	54,926	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	44,776	20,602	4,703	–	56,467	–	–	–
Net Cash Provided by/(Used in) Financing Activities	44,776	–	41,684	–	44,685	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-178

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Cash Flows From Operating Activities
Net Income/(Loss)	$(75,919)	$409,672	$–	$(174,680)	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	26,562	132,308	–	38,293	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	(589,742)	–	105,752	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(49,357)	(47,762)	–	(30,635)	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	589,742	–	19,313	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	589,742	–	19,313	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(564,034)	–	(84,073)	–	–	–	(29,032)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	12,750
Repayments on debt - related party	–	–	–	–	–	–	–	(12,750)
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	49,357	22,054	–	95,396	–	–	–	29,032
Net Cash Provided by/(Used in) Financing Activities	49,357	(541,980)	–	11,323	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-179

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Cash Flows From Operating Activities
Net Income/(Loss)	$3,867,379	$–	$(66,638)	$–	$–	$12,625	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	97,125	–	53,550	–	–	13,910	–	–
Loss/(gain) on disposal of horse ownership	(3,879,483)	–	–	–	–	(350)	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	(700)	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	84,321	–	(13,088)	–	–	26,185	–	–

Cash Flows From Investing Activities
Purchase of horse assets	283,501	–	–	–	–	–	–	–
Disposition of horse assets	(283,501)	–	–	–	–	–	–	–
Proceeds from horse disposition	3,944,261	–	–	–	–	30,400	–	–
Net Cash Provided by/(Used in) Investing Activities	3,944,261	–	–	–	–	30,400	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(3,954,600)	–	(9,818)	–	–	(85,390)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(73,982)	–	22,906	–	–	28,805	–	–
Net Cash Provided by/(Used in) Financing Activities	(4,028,582)	–	13,088	–	–	(56,585)	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-180

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$(21,583)	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	7,455	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	(4,000)	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	15,600	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	(1,800)	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	(4,327)	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	4,000	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	4,000	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(1,757)	–	–	–	–
Capital contributions	–	–	–	30,050	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	(27,965)	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	327	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-181

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(197,969)	$–	$(350,277)	$–	$–	$–	$(70,389)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	11,230	–	157,613	–	–	–	40,875
Loss/(gain) on disposal of horse ownership	–	–	–	113,563	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(186,739)	–	(79,101)	–	–	–	(29,514)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	40,320	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	40,320	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(2,626)	–	(3,366)	–	–
Capital contributions	–	–	–	–	–	–	–	39,490
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	186,739	–	41,407	–	3,366	–	(9,977)
Net Cash Provided by/(Used in) Financing Activities	–	186,739	–	38,781	–	–	–	29,514

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-182

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Cash Flows From Operating Activities
Net Income/(Loss)	$(73,135)	$–	$–	$–	$–	$8,780	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	14,046	–	–	–	–	132	–	–
Loss/(gain) on disposal of horse ownership	33,510	–	–	–	–	(11,997)	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(25,580)	–	–	–	–	(3,085)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	(4,500)	–	–	–	–	27,000	–	–
Net Cash Provided by/(Used in) Investing Activities	(4,500)	–	–	–	–	27,000	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,073)	–	–	–	–	(48,003)	–	–
Capital contributions	28,359	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	10,793	–	–	–	–	24,089	–	–
Net Cash Provided by/(Used in) Financing Activities	30,080	–	–	–	–	(23,915)	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-183

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Who Runs the World	Series Who'sbeeninmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$41,879	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	9,925	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	(52,687)	–	–	–	–	–	–
Gain on debt forgiveness	–	(3,802)	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	1,165	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	(308)	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(3,827)	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	67,358	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	67,358	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(46,708)	(19,031)	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	4,067	–	–	–	–	–	–
Repayments on debt - related party	–	(93,400)	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	46,708	44,832	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	(63,531)	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-184

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Cash Flows From Operating Activities
Net Income/(Loss)	$(111,035)	$(45,607)	$(97,236)	$(78,007)	$(212,530)	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	112,746	50,991	17,188	42,000	40,498	–	–	–
Loss/(gain) on disposal of horse ownership	(51,857)	–	44,674	–	107,028	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(50,146)	5,383	(35,374)	(36,007)	(65,004)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	140,000	–	–	–	15,504	–	–	–
Net Cash Provided by/(Used in) Investing Activities	140,000	–	–	–	15,504	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	147,846	–	–	–
Distributions from horse series	(230,806)	(63,123)	(3,631)	(9,614)	(55,128)	–	–	–
Capital contributions	69,400	46,773	35,374	36,000	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	71,552	10,966	3,631	9,621	(43,219)	–	–	–
Net Cash Provided by/(Used in) Financing Activities	(89,854)	(5,383)	35,374	36,007	49,500	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-185

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series MRH Giant Mover 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi-Bundle
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(122,450)	$(203,634)	$(171,455)	$(117,402)	$(569,234)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	62,475	126,000	119,438	87,504	205,275
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	(32)	–	–	–
Change in prepaid expense	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(59,975)	(77,665)	(52,017)	(29,898)	(363,959)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	83,400	–	–	702	1,101,600
Distributions from horse series	–	–	–	–	(21,999)	–
Capital contributions	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(23,425)	77,665	52,017	51,195	(737,641)
Net Cash Provided by/(Used in) Financing Activities	–	59,975	77,665	52,017	29,898	363,959

Net Change in Cash	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-186

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	Series Stylishly 23	Series Formidable Kitt	Series Blip Says Bye
Cash Flows From Operating Activities
Net Income/(Loss)	$(137,470)	$(572,310)	$(121,031)	$(25,560)	$(88,763)	$(465,710)	$(293,688)	$(197,593)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	70,222	138,771	94,500	15,785	42,000	76,937	43,470	33,150
Loss/(gain) on disposal of horse ownership	–	42,620	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	(26)	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(67,248)	(390,919)	(26,531)	(9,775)	(46,789)	(388,773)	(250,218)	(164,443)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	(576,250)	(263,655)	(345,750)
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	22,966	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	22,966	–	–	–	(576,250)	(263,655)	(345,750)

Cash Flows From Financing Activities
Subscriptions received in horse series	99,954	1,147,500	–	–	–	1,140,000	660,000	420,108
Distributions from horse series	–	(129,489)	(33,300)	(1,739)	–	–	(8,700)	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(32,706)	(650,058)	59,831	11,514	46,789	(174,977)	(137,427)	90,085
Net Cash Provided by/(Used in) Financing Activities	67,248	367,953	26,531	9,775	46,789	965,023	513,873	510,193

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-187

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 (Continued)

	Series Clair de Lune 22	Series Malibu Bonnie 23	Series Spanxamillion	Series Sirius Pursuit	MRH STG Broodmare Band	12.31.2024 Consolidated Total
Cash Flows From Operating Activities
Net Income/(Loss)	$(187,510)	$(287,059)	$(253,279)	$(94,110)	$(39,038)	$(1,903,335)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	23,649	46,573	51,169	12,464	26,442	3,049,768
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	(4,019,295)
Gain on debt forgiveness	–	–	–	–	–	(27,304)
Expenses paid by related party	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	77,403
Change in prepaid expense	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	(42,956)
Change in accrued interest payable	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(163,861)	(240,487)	(202,111)	(81,646)	(12,596)	(2,865,719)

Cash Flows From Investing Activities
Purchase of horse assets	(115,250)	(346,500)	(383,250)	(130,000)	(593,000)	(2,509,105)
Disposition of horse assets	–	–	–	–	–	(283,501)
Proceeds from horse disposition	–	–	–	–	–	5,555,656
Net Cash Provided by/(Used in) Investing Activities	(115,250)	(346,500)	(383,250)	(130,000)	(593,000)	2,763,050

Cash Flows From Financing Activities
Subscriptions received in horse series	415,000	662,099	511,734	208,270	–	6,598,157
Distributions from horse series	–	–	–	–	–	(6,686,990)
Capital contributions	–	–	–	–	–	755,732
Proceeds from debt - related party	–	–	–	–	–	52,649
Repayments on debt - related party	–	–	–	–	–	(366,860)
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	(440,794)
Net advances/(repayments) in amount due to manager	(135,889)	(75,112)	73,627	3,376	605,596	190,775
Net Cash Provided by/(Used in) Financing Activities	279,111	586,987	585,361	211,646	605,596	102,669

Net Change in Cash	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-188

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

NOTE 1: NATURE OF OPERATIONS

My Racehorse CA LLC d/b/a MyRaceHorse.com (the “Company”) is an early-stage investment series limited liability company established by the manager, Experiential Squared, Inc. (the “Manager”), to invest in individual interests in thoroughbred, quarter and Standardbred horses through underlying Series LLCs. The Company aims to democratize the ownership of racehorses through a self-developed web-based platform and allow fans to experience racehorse ownership by investing in Series LLCs with other like-minded fans. The Company is headquartered in Claremont, CA. The Company was formed in 2016.

As a Nevada Series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Nevada law.

The following are the Series included under the Company which were formed under the laws of Nevada:

Series Name
Series Action Bundle
Series Adjust 20
Series Amandrea
Series Ambleside Park 19
Series Amers
Series Apple Down Under 19
Series Ari the Adventurer 19
Series Ashlees Empire 20
Series Athenian Beauty 19
Series Authentic
Series Awe Hush 19
Series Bajan Bashert
Series Balletic
Series Bella Chica
Series Big Mel
Series Black Escort 19
Series Bullion
Series Cable Boss
Series Cairo Kiss
Series Carrothers
Series Cayala 19
Series Arch Support 20
Series Chad Brown Bundle
Series Chasing the Moon 20

F-189

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Series Classic Cut
Series Classofsixtythree 19
Series Co Cola 19
Series Collusion Illusion
Series Consecrate 19
Series Courtisane 19
Series Daddy's Joy
Series Dancing Crane
Series Daring Dancer 20
Series De Mystique 17
Series Deep Cover
Series Demogorgon
Series Desire Street 19
Series Echo Warrior 19
Series Edge Racing Summer Fun
Series Enchante 21
Series Elarose 21
Series Escape Route
Series Exonerated 19
Series Fenwick Hall 20
Series Forever Rose
Series Flora Dora 20
Series Frosted Oats
Series Future Stars Stable
Series Gentleman Gerry
Series Going to Vegas
Series Got Stormy
Series Grand Traverse Bay 19
Series Grand Traverse Bay 20
Series Heaven Street
Series Kindle 21
Series Knarsdale 21
Series I'm a Looker 20
Series Into Summer 19
Series Ishvana 21
Series Jeanne's Speight 20
Series Just Louise 19
Series Keertana 18

F-190

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Series Kiana's Love
Series Kichiro
Series Lane Way
Series Latte Da 19
Series Lazy Daisy
Series Le Relais 20
Series Lost Empire 19
Series Madarnas
Series Madiera Wine
Series Major Implications
Series Man Among Men
Series Margaret Reay 19
Series Margarita Friday 19
Series Martita Sangrita 17
Series Mayan Milagra 19
Series Midnight Sweetie 19
Series Miss Puzzle
Series Miss Sakamoto
Series Mo Mischief
Series Mo Temptation
Series Monomoy Girl
Series Moonbow 20
Series Moonless Sky
Series Motion Emotion
Series Mrs Whistler
Series My Fast One 20
Series Naismith
Series National Road
Series New York Claiming Package
Series Night of Idiots
Series Nileist
Series Noble Goddess
Series Northern Smile 20
Series NY Exacta
Series One Last Night 21

F-191

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Series Our Miss Jones 19
Series Our Jenny B
Series Palace Foal
Series Patsys Kim 21
Series Popular Demand
Series Power Up Paynter
Series Queen Amira 19
Series Race Hunter 19
Series Rosie's Alibi
Series Salute to America
Series Sarrocchi 21
Series Sauce On Side
Series Shake It Up Baby
Series Sigesmund
Series Silverpocketsfull 19
Series Smart Shopping 21
Series Social Dilemma
Series Song of Lark 21
Series Soul Beam
Series Speightstown Belle 19
Series Spirit 20
Series Squared Straight
Series Storm Shooter
Series Street Band
Series Sunny 18
Series Sunsanddrinkinhand
Series Sweet Sweet Annie 19
Series Swiss Minister
Series Takeo Squared
Series Tapitry 19
Series Tavasco Road
Series Tell All 19
Series Tell the Duchess 19
Series The Filly Four
Series The Royal Duet
Series Thirteen Stripes
Series Timeless Trick 20
Series Tizamagician

F-192

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Series Tufnel
Series Twirl Girl 21
Series Two Trail Sioux 17
Series Two Trail Sioux 17K
Series Utalknboutpractice
Series Vertical Threat
Series Vow
Series War Safe
Series Wayne O
Series Who Runs the World
Series Who'sbeeninmybed 19
Series Without Delay
Series Wonder Upon a Star 19
Series Yes This Time
Series You Make Luvin Fun 19
Series Zestful
My Racehorse CA
Classic Colt Package
Series Edge Crown It 21
Series Edge High Speed Goldie 21
Series Edge More Than Magic 21
Series MRH Adaay in Asia
Series MRH Alliford Bay 21
Series MRH Blues Corner 21
Series MRH Bullish Sentiment 21
Series MRH Giant Mover 21
MRH Blue Devil
MRH Brandy 22
MRH Catalyst
MRH Here's the Kicker
MRH Incredi-Bundle
MRH Isle Blue

F-193

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

MRH New York Bundle
MRH Real Savvy
MRH Sweet as Sin
MRH Sweet Voyage
Series Stylishly 23
Series Formidable Kitt
Series Blip Says Bye
Series Clair de Lune 22
Series Malibu Bonnie 23
Series Spanxamillion
Series Sirius Pursuit
MRH STG Broodmare Band
MRH Commissioned
MRH Love Like Lucy
MRH My Eyes on You
MRH Mystical Belle
MRH Raging Inferno
MRH Restless Rider 23
MRH Stirred 23
MRH Trust But Verify
MRH Wildcat Gaze 23

Since inception, the Company has relied on advances from founders and raising capital to fund its operations. The Company will likely incur losses prior to generating positive working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations with funding from a Regulation A securities campaign (see Note 10), capital contributions from the founder, and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These consolidated and consolidating financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis for reporting.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

Unaudited Interim Consolidated and Consolidating Financial Information

The accompanying consolidating and consolidated balance sheets as of June 30, 2025 and December 31, 2024 and the statements of operations, members’ equity/(deficit) and cash flows for the six-month periods ended June 30, 2025 and 2024 are unaudited. The unaudited interim consolidated and consolidating financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2025 and the results of its operations and its cash flows for the six-month periods ended June 30, 2025 and 2024. The financial data and other information disclosed in these notes related to the six-month periods ended June 30, 2025 and 2024 are also unaudited. The results for the six-month period ended June 30, 2025 are not necessarily indicative of results to be expected for the year ending December 31, 2025, any other interim periods, or any future year or period.

F-194

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Use of Estimates

The preparation of consolidated and consolidating financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company and each of its listed Series consider short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of June 30, 2025 and December 31, 2024, the Company and each of its listed Series had no cash on hand.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company and each of its listed Series believe that its accounts receivable credit risk exposure is limited, and it has not experienced significant write-downs in its accounts receivable balances. As of June 30, 2025 and December 31, 2024, the Company and its listed Series have $657,964 and $17,822 outstanding accounts receivable, respectively.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years. Horse assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company.

The Company and each of its listed Series review the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

As of June 30, 2025 and December 31, 2024, the Company and its listed Series have $8,831,140 and $7,661,031, respectively, recorded at cost in horse assets.

F-195

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

As of June 30, 2025, property and equipment consisted of the following:

Series Name	Horse Asset plus Acquisition Costs	Less: Depreciation	Total
Classic Colt Package	$68,000	$(51,670)	$16,330
Series Edge Crown It 21	152,972	(111,330)	41,642
Series Our Jenny B	52,000	(48,196)	3,804
Series Kindle 21	157,500	(146,708)	10,792
Series Stylishly 23	576,250	(160,270)	415,980
MRH Blue Devil	187,425	(98,079)	89,346
MRH Catalyst	358,313	(259,777)	98,536
MRH Commissioned	311,175	(30,111)	281,064
Series Formidable Kitt	263,655	(87,413)	176,243
Series Song of Lark 21	160,650	(149,791)	10,859
MRH Here's the Kicker	262,513	(190,565)	71,948
MRH Isle Blue	210,666	(133,459)	77,206
MRH Love Like Lucy	161,185	(8,528)	152,657
Series Blip Says Bye	345,750	(33,150)	312,600
Series Clair de Lune 22	115,250	(42,857)	72,393
Series Malibu Bonnie 23	346,500	(101,573)	244,927
MRH My Eyes on You	176,333	(8,500)	167,833
MRH Mystical Belle	170,100	(18,111)	151,989
Series Spanxamillion	405,150	(112,002)	293,148
MRH New York Bundle	386,123	(202,057)	184,066
MRH Raging Inferno	149,063	(3,552)	145,511
MRH Real Savvy	283,500	(177,823)	105,677
MRH Restless Rider 23	606,254	–	606,254
Series Knarsdale 21	311,355	(289,978)	21,377
Series Smart Shopping 21	31,501	(30,428)	1,073
Series Enchante 21	299,220	(278,995)	20,225
Series Sirius Pursuit	130,000	(12,464)	117,536
MRH STG Broodmare Band	622,650	(125,275)	497,375
MRH Stirred 23	226,522	–	226,522
MRH Sweet Voyage	126,000	(91,700)	34,300
MRH Incredi-Bundle	615,825	(322,260)	293,565
MRH Trust But Verify	499,500	(37,583)	461,917
MRH Wildcat Gaze 23	62,242	–	62,242
TOTAL	$8,831,140	$(3,364,205)	$5,466,934

F-196

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company and each of its listed Series adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made.

The Company and each of its listed Series determines revenue recognition through the following steps:

•	Identification of a contract with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the performance obligations are satisfied.

No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted January 1, 2019 and applied to the periods presented using the full retrospective method. The Company generally recognizes revenues upon earning income from its horses.

Certain of the Company’s Series are under contracts that require payments to be made in advance of future sales proceeds if and upon achievement of certain milestones. These payments will be recognized to realized gains/(losses) in the statements of operation upon sale of the associated horses. There is no deferred revenue as of both June 30, 2025 and December 31, 2024.

Cost of Revenues

Costs of revenues include horse-related expenses such as insurance, photography, stables and training, transportation and veterinary, depreciation, and gains/losses on horse disposals.

F-197

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code (IRC), all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns. However, the Company has elected, in accordance with IRC, to treat each of the individual series as separate subchapter C corporations for tax purposes. No tax provision has been recorded for any series through the balance sheet date as each is in a taxable loss position and no future tax benefits can be reasonably anticipated. The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each of its listed Series is a business that has not yet generated profits since inception, has sustained a net loss of $2,029,683 during the six-month period ended June 30, 2025, and is dependent upon its Manager for financing its operations. The Company’s and each of its listed Series’ financial performance is impacted by several key factors. Expenses such as training and care, veterinary, and depreciation are incurred from the date of acquisition; however, series revenues will not commence until the horses begin racing sometime during their two-year-old season. Additionally, as horses continue to mature, the series will have increased opportunities to generate greater revenue to offset their ongoing expenses. These factors, among others, raise substantial doubt about the ability of the Company and each of its listed Series to continue as a going concern for a reasonable period.

In making this assessment, management weighed the significance of the factors, conditions, and events considered. Management based the conclusion primarily on the inception-to-date cumulative losses. These factors were determined to be the primary drivers of the Company’s and each of its listed Series’ ability to sustain its operating costs in the near term. Management also performed an analysis of its operations through the issuance of these consolidated and consolidating financial statements and funding options currently available to it, including a line of credit available to its Manager and its Manager’s ability and intent to fund any operational needs for the coming year.

Management concluded that its plans successfully alleviate the substantial doubt to the ability of the Company and each of its listed Series to continue as a going concern within one year after the date that the consolidated and consolidating financial statements are issued. No assurance can be given that the Company and each of its listed Series will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and each of its listed Series be unable to continue as a going concern.

F-198

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

NOTE 4: ADVANCES FROM MANAGER

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase horse assets, the Manager has covered the expenses and costs of the Company and its series thus far on an interest-bearing revolving line of credit. The Manager is entitled to a stated interest rate on the unsold shares which is included on the promissory note. To date, the Manager has waived the interest due from the Series.  The Company and each of its listed Series will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company and each of its listed Series will repay the Manager for funds extended to acquire horse assets from the series subscription proceeds (less the applicable management fee), as they are received. Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations.

In the table below, the Company outlines the positions of borrowings and amounts owed to it by the Manager per Series:

Series Name	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
Series Authentic	$(187,724)	$ –	$(187,724)
Series Arch Support 20	4,860	–	4,860
Series Classic Cut	4,103	–	4,103
Series Enchante 21	24,749	–	24,749
Series Kindle 21	53,341	–	53,341
Series Knarsdale 21	19,362	–	19,362
Series Margarita Friday 19	155,005	–	155,005
Series Our Jenny B	6,451	–	6,451
Series Palace Foal	(6,171)	–	(6,171)
Series Smart Shopping 21	94,832	–	94,832
Series Song of Lark 21	18,059	–	18,059
Series Tell the Duchess 19	(138,322)	–	(138,322)
Classic Colt Package	14,993	–	14,993
Series Edge Crown It 21	(4,050)	–	(4,050)
Series Edge More Than Magic 21	(3,700)	–	(3,700)
MRH Blue Devil	44,901	227,379	(182,478)
MRH Catalyst	49,147	–	49,147
MRH Here's the Kicker	29,758	–	29,758
MRH Incredi-Bundle	81,612	–	81,612
MRH Isle Blue	32,961	–	32,961
MRH New York Bundle	119,413	–	119,413
MRH Real Savvy	26,479	–	26,479
MRH Sweet Voyage	43,680	–	43,680
Series Stylishly 23	131,193	–	131,193
Series Formidable Kitt	88,987	–	88,987
Series Blip Says Bye	126,988	–	126,988
Series Clair de Lune 22	91,353	–	91,353
Series Malibu Bonnie 23	132,079	–	132,079
Series Spanxamillion	116,553	–	116,553
Series Sirius Pursuit	85,015	4,257	80,758
MRH STG Broodmare Band	141,025	–	141,025
MRH Commissioned	163,302	–	163,302
MRH Love Like Lucy	101,525	255	101,270
MRH My Eyes on You	92,460	102,694	(10,234)
MRH Mystical Belle	88,782	–	88,782
MRH Raging Inferno	116,719	280,000	(163,281)
MRH Restless Rider 23	216,869	862,750	(645,881)
MRH Stirred 23	138,112	380,625	(242,513)
MRH Trust But Verify	191,899	62,077	129,822
MRH Wildcat Gaze 23	89,933	156,310	(66,377)
TOTAL	$2,596,534	$2,076,348	$520,186

All Series not presented in the table above had $0 balances due to/from the Manager as of June 30, 2025. During the six-month period ended June 30, 2025, the Manager forgave $8,783 of balances due to it.

F-199

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

NOTE 5: LOANS PAYABLE – RELATED PARTY

The Company acquired the horse asset in the MRH Palace Foal series via a $15,606 convertible profit-participating loan from Michael Behrens, a principal of the Manager of the Company. The convertible profit-participating loan bears a 2.38 percent per annum interest rate and is due either when the MRH Palace Foal series is fully subscribed or converted into the unsold units of the MRH Palace Foal. During the time the convertible profit-participating loan is outstanding, the underlying cash flow of the MRH Palace Foal series accrues to the loan holder. $15,606 was outstanding on this loan as of both June 30, 2025 and December 31, 2024.

In 2020, with the purchase of the MRH Authentic horse asset the Company agreed to pay purchase (kickers) upon the achievement of certain milestones.  Kickers of $2,443,750 were earned in 2020 and were recognized as a loan payable obligation to the co-owner Spendthrift Farm LLC, a related party, and capitalized as additional horse asset purchase costs.  The loan is to be repaid out of the underlying horse income, net of expenses incurred by the co-owner resulting from the horse’s breeding career.  The loan bears interest at 1.65%. No interest expense was recorded against this loan in both 2025 and 2024. No net horse income was applied as repayments against this loan in 2025 and 2024. As of both June 30, 2024 and December 31, 2023, the outstanding balance of the loan was $247,285.

The Company’s Manager was entitled to certain management fees related to the MRH Authentic horse which remained outstanding to the Manager for a total amount of $239,871 as of both June 30, 2025 and December 31, 2024. The net horse income applied as repayments against this loan in 2025 and 2024 were $0 and $49,086, respectively.

The Company’s Manager and another related party, Spendthrift Farm LLC paid certain training costs on behalf of the Company during 2021 and 2022.  As of both June 30, 2025 and December 31, 2024, $1,734 remained outstanding on these agreements. The note will be repaid at the close of the series from the residual value upon the sale of the horse.  During the period ended June 30, 2025, no loans balances were forgiven, repaid, and costs incurred against these loans.

Interest expense totaled $0 for both the six-month periods ended June 30, 2025 and 2024.

F-200

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

NOTE 6: MEMBERS’ EQUITY/(DEFICIT)

Series Subscriptions

The Company has received membership subscriptions for the following LLC Series as of June 30, 2025.

Series Name	Units Offered	Units Tendered	Series Subscriptions
Series Authentic	12,500	12,500	$2,575,000
Series The Filly Four	8,000	8,000	1,440,000
MRH STG Broodmare Band	5,000	5,000	1,175,000
Series Chad Brown Bundle	5,000	5,000	1,170,000
MRH New York Bundle	5,100	5,100	1,147,500
Series Stylishly 23	5,000	5,000	1,140,000
MRH Incredi-Bundle	10,200	10,200	1,101,600
Series Rosie's Alibi	10,000	10,000	1,050,000
Series The Royal Duet	5,100	5,100	1,030,200
MRH Trust But Verify	13,333	12,221	941,017
Series Spanxamillion	5,000	5,000	870,000
Series Balletic	10,000	10,000	800,000
Series Malibu Bonnie 23	10,000	10,000	790,000
Series Blip Says Bye	10,000	10,000	780,000
MRH Brandy 22	9,000	9,000	765,000
Series Collusion Illusion	25,000	25,000	750,000
Series Big Mel	6,000	6,000	726,000
MRH Commissioned	5,000	5,000	720,000
MRH Catalyst	6,500	6,500	669,500
Series Patsys Kim 21	5,000	5,000	665,000
Series Formidable Kitt	5,000	5,000	660,000
Series Sarrocchi 21	5,000	5,000	640,000
Series Elarose 21	10,000	10,000	640,000
Series Smart Shopping 21	5,000	5,000	635,000
Series Enchante 21	6,000	6,000	594,000
Series I'm a Looker 20	4,000	4,000	580,000
Series Knarsdale 21	5,100	5,100	571,200
Series Wayne O	6000	6000	570,000
Classic Colt Package	40	40	569,520

F-201

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

MRH Real Savvy	3,750	3,750	555,000
Series Co Cola 19	5,100	5,100	540,600
Series Lane Way	6,000	6,000	540,000
Series Who Runs the World	5,100	5,100	530,400
Series Race Hunter 19	10,000	10,000	520,000
MRH Here's the Kicker	13,333	13,333	519,987
Series Carrothers	5,100	5,100	515,100
Series Classic Cut	10,000	10,000	510,000
Series Keertana 18	5,100	5,100	510,000
Series Future Stars Stable	10,000	10,000	500,000
Series Le Relais 20	3,000	3,000	495,000
Series Cable Boss	5,100	5,100	494,700
Series Courtisane 19	10,000	10,000	490,000
Series Monomoy Girl	10,200	10,200	469,200
Series NY Exacta	2,000	2,000	456,000
Series Silverpocketsfull 19	5,100	5,100	453,900
Series You Make Luvin Fun 19	6,000	6,000	450,000
Series Going to Vegas	5,100	5,100	438,600
Series Ari the Adventurer 19	5,100	5,100	433,500
Series MRH Adaay in Asia	5,100	5,100	418,200
Series Clair de Lune 22	5,000	5,000	415,000
MRH Isle Blue	5,100	5,100	413,100
MRH Love Like Lucy	5,100	5,100	392,700
Series Kindle 21	5,500	5,500	390,500
Series Sunny 18	6,000	6,000	390,000
Series Mo Mischief	5,100	5,100	382,500
Series Who'sbeeninmybed 19	5,100	5,100	377,400
Series Cayala 19	4,100	4,100	373,100
Series Wonder Upon a Star 19	10,000	10,000	370,000
MRH Mystical Belle	300	300	360,000
Series Vow	2,000	2,000	358,000
Series Lost Empire 19	10,200	10,200	357,000
Series Sirius Pursuit	3,000	2,997	353,646
Series Song of Lark 21	2,550	2,550	349,350
MRH Sweet Voyage	3,750	3,750	348,750
Series Echo Warrior 19	6,000	6,000	348,000
Series One Last Night 21	3,000	3,000	339,000
Series Grand Traverse Bay 19	750	750	335,250
Series Margarita Friday 19	2,000	2,000	332,000
Series My Fast One 20	2,000	2,000	330,000

F-202

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Series Queen Amira 19	2,000	2,000	330,000
Series Miss Sakamoto	6,000	6,000	324,000
Series Storm Shooter	2,000	2,000	324,000
Series Tufnel	5,200	5,200	322,400
Series Action Bundle	10,000	10,000	310,000
Series Jeanne's Speight 20	2,500	2,500	310,000
Series Mo Temptation	3,500	3,500	304,500
Series Naismith	2,000	2,000	304,000
Series Awe Hush 19	1,800	1,800	295,200
Series War Safe	2,000	2,000	292,000
Series Tell the Duchess 19	2,000	2,000	284,000
Series Mrs Whistler	2,000	2,000	274,000
Series Salute to America	1,000	1,000	273,000
MRH My Eyes on You	5,100	3,307	261,253
Series Spirit 20	3,000	3,000	252,000
Series Into Summer 19	650	650	250,900
Series Edge Racing Summer Fun	50	50	250,000
Series Popular Demand	1,020	1,020	248,880
Series Margaret Reay 19	820	820	246,820
Series Fenwick Hall 20	1,200	1,200	242,400
Series Just Louise 19	1,020	1,020	233,580
Series Chasing the Moon 20	20	20	230,000
Series Got Stormy	5,100	5,100	229,500
Series Thirteen Stripes	1,000	1,000	229,000
Series Man Among Men	820	820	223,860
Series Tapitry 19	820	820	223,860
Series Edge Crown It 21	15	15	217,500
Series Moonbow 20	2,500	2,500	215,000
Series Desire Street 19	1,020	1,020	205,020
Series Ashlees Empire 20	3,000	3,000	201,000
Series Classofsixtythree 19	1,000	1,000	193,000
Series Martita Sangrita 17	600	600	192,000
Series Tizamagician	600	600	192,000
Series Our Miss Jones 19	1,200	1,200	187,200
Series Edge More Than Magic 21	12	12	180,000
Series Deep Cover	800	800	176,000
Series Frosted Oats	4,100	4,100	172,200
Series Mayan Milagra 19	20	20	170,000

F-203

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Series Amandrea	550	550	162,250
Series Bajan Bashert	16	16	160,000
Series Gentleman Gerry	20	20	155,000
Series Sweet Sweet Annie 19	20	20	150,000
Series Twirl Girl 21	20	20	150,000
Series Heaven Street	20	20	150,000
Series Lazy Daisy	1,250	1,250	143,750
Series Latte Da 19	4,100	4,100	143,500
Series National Road	20	20	140,000
Series Northern Smile 20	20	20	140,000
Series Without Delay	20	20	140,000
Series Exonerated 19	820	820	138,580
Series Adjust 20	10	10	135,000
Series Two Trail Sioux 17	450	450	135,000
Series Edge High Speed Goldie 21	13	13	130,000
Series Yes This Time	10	10	129,520
Series Demogorgon	20	20	128,000
Series Tell All 19	12	12	126,000
Series Vertical Threat	600	600	126,000
Series Speightstown Belle 19	900	900	125,100
Series Dancing Crane	20	20	122,000
Series Midnight Sweetie 19	820	820	121,360
Series Our Jenny B	20	20	120,000
Series Power Up Paynter	600	600	114,000
MRH Sweet as Sin	110	110	113,630
Series Arch Support 20	10	10	112,000
Series Daddy's Joy	600	600	108,000
Series Apple Down Under 19	600	600	103,800
Series Daring Dancer 20	750	750	101,250
Series Flora Dora 20	10	10	100,000
Series Black Escort 19	20	20	100,000
Series Sunsanddrinkinhand	20	20	100,000
Series Timeless Trick 20	12	12	93,000
Series Grand Traverse Bay 20	750	750	90,750
MRH Blue Devil	5,100	1,112	89,100
Series Motion Emotion	1,020	1,020	85,680
Series Social Dilemma	510	510	85,170

F-204

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

Series Athenian Beauty 19	1,800	1,800	84,600
Series Ambleside Park 19	410	410	84,050
Series New York Claiming Package	510	510	71,400
Series Consecrate 19	410	410	64,370
Series Escape Route	10	10	62,952
Series Street Band	50	50	61,500
Series Madiera Wine	20	20	50,000
Series Cairo Kiss	80	80	44,400
Series Squared Straight	150	150	40,500
Series Soul Beam	65	65	39,650
Series Bella Chica	100	100	38,000
Series De Mystique 17	250	250	35,000
Series Noble Goddess	300	300	33,000
Series Shake It Up Baby	250	250	32,500
Series Zestful	100	100	32,000
Series Miss Puzzle	125	125	31,250
Series Sauce On Side	125	125	30,000
Series Utalknboutpractice	100	100	30,000
Series Two Trail Sioux 17K	1	1	29,720
Series Takeo Squared	100	100	27,000
Series Kichiro	200	200	26,000
Series Kiana's Love	200	200	24,000
Series Nileist	45	45	23,850
Series Moonless Sky	200	200	22,000
Series Sigesmund	200	200	20,000
Series Night of Idiots	80	80	20,000
Series Tavasco Road	80	80	18,400
Series Madarnas	50	50	17,500
Series Swiss Minister	50	50	14,000
Series Bullion	25	25	11,750
Series Amers	75	75	10,500
Series Major Implications	20	20	4,600
MRH Raging Inferno	–	–	–
MRH Restless Rider 23	–	–	–
MRH Stirred 23	–	–	–
MRH Wildcat Gaze 23	–	–	–
My Racehorse CA	–	–	–
Series Forever Rose	1,250	–	–
Series Ishvana 21	–	–	–
Series Palace Foal	–	–	–
Total Subscriptions	538,387	530,241	$57,993,025
Less: Distributions to Date			(16,552,844)
Net of Distributions			$41,440,181

The members of each of the Company’s series have certain rights with respect to the membership series they are subscribed to. Each series generally holds a single horse asset. A series member is entitled to their pro rata share of the net profits derived from the horse asset held in that series after deduction of expense allocations and direct expenses attributable to the underlying horse asset, based on their percentage of the total outstanding membership interests in that series.

Distributions are recorded when declared. When a declared distribution is not yet paid as of a balance sheet date, it is recorded as a distribution payable liability. Distributions payable amounted to $0 and $126,015 as of June 30, 2025 and December 31, 2024, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

F-205

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

NOTE 7: RELATED PARTY TRANSACTIONS

The Company’s Manager has advanced funds to and holds cash reserves on behalf of various of the Company’s series funds. See Note 4 for further discussions.

The Company has various loans outstanding with related parties, as described in Note 5.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company and each of its listed Series adopted this standard in 2022 and it had no effect on the Company’s consolidated and consolidating financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, the Company and each of its listed Series will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

Legal Matters

The Company and each of its listed Series is not currently involved with and does not know of any pending or threatening litigation against the Company, each of its listed Series, or its member.

Long-Term Debt

The Company acquired the horse asset in the MRH Palace Foal series via a $15,606 convertible profit participating loan from Michael Behrens, a principal of the Manager of the Company. The convertible profit participating loan that bears a 2.38 percent per annum interest rate is due either when the MRH Palace Foal series is fully subscribed or converted into the unsold units of the MRH Palace Foal.

During the time the convertible profit participating loan is outstanding, the underlying cash flow of the MRH Palace Foal series accrues to the loan holder.

NOTE 10: SUBSEQUENT EVENTS

Anticipated Crowdfunded Offering

The Company and each of its listed Series is planning to continue to raise capital through the issuance of securities exempt from registration under Regulation A in 2025.

Management’s Evaluation

Management has evaluated subsequent events through October 3, 2025, the date the consolidated and consolidating financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated and consolidating financial statements.

F-206

Item 4. Exhibits

Exhibit Number	Description
Exhibit 2.1	Articles of Organization (1)
Exhibit 2.2	Second Amended and Restated Series Limited Liability Company Agreement (5)
Exhibit 3.1	Series Agreement for Adaay in Asia (6)
Exhibit 3.2	Series Agreement for Bullish Sentiment 21 (6)
Exhibit 3.3	Series Agreement for Knarsdale 21 (6)
Exhibit 3.4	Series Agreement for Sweet as Sin (6)
Exhibit 3.5	Series Agreement for Alliford Bay 21 (6)
Exhibit 3.6	Series Agreement for Blues Corner 21 (6)
Exhibit 3.7	Series Agreement for Lovesick 21 (6)
Exhibit 3.8	Series Agreement for Tamboz 21 (6)
Exhibit 3.9	Series Agreement for Blue Curl (7)
Exhibit 3.10	Series Agreement for The New York Bred Bundle (9)
Exhibit 3.11	Series Agreement for The Incredi–Bundle (9)
Exhibit 3.12	Series Agreement for Blue Devil (9)
Exhibit 3.13	Series Agreement for Savvy Sassy 22 (7)
Exhibit 3.14	Series Agreement for Isahvana 21 (7)
Exhibit 3.15	Series Agreement for Brandy 22 (8)
Exhibit 3.16	Series Agreement for The New York Bred Bundle (9)
Exhibit 3.17	Series Agreement for Incredi-Bundle (9)
Exhibit 3.18	Series Agreement for Blue Devil (9)
Exhibit 3.19	Series Agreement for Clair De Lune 22 (10)
Exhibit 3.20	Series Agreement for Formidable Kitt 22 (11)
Exhibit 3.21	Series Agreement for Stylishly 23 (12)
Exhibit 3.22	Series Agreement for Malibu Bonnie 23 (12)
Exhibit 3.23	Series Agreement for Spanxamillion 23 (12)
Exhibit 3.24	Series Agreement for Blip Says Bye 23(13)
Exhibit 3.25	Series Agreement for Seeking A Star 23 (14)
Exhibit 3.26	Series Agreement for STG Broodmare Band (15)
Exhibit 3.27	Series Agreement for Thank You Note 23 (16)
Exhibit 3.28	Series Agreement for Magic Belle 23 (16)
Exhibit 3.29	Series Agreement for Just Like Lucy 23 (19)
Exhibit 3.30	Series Agreement for Eyepopnruby23 (19)
Exhibit 3.31	Series Agreement for Trust But Verify (19)
Exhibit 3.32	Series Agreement for Great Hot 23 (20)
Exhibit 3.33	Series Agreement for Wildcat Gaze 23 (21)
Exhibit 3.34	Series Agreement for Stirred 23 (21)
Exhibit 3.35	Series Agreement for Restless Rider 23 (21)
Exhibit 3.36	Series Agreement for Thesis Break 24 (22)
Exhibit 3.37	Series Agreement for Confetti 24 (22)
Exhibit 3.38	Series Agreement for Slam Dunk 24 (22)
Exhibit 3.39	Series Agreement for Bubala 24 (23)
Exhibit 3.40	Series Agreement for Great Sister Diane 24 (23)
Exhibit 3.41	Series Agreement for Bernin Midnight 24 (23)
Exhibit 6.1	Management Services Agreement by and between My Racehorse CA LLC and Experiential Squared, Inc. (1)
Exhibit 6.2	Broker–Dealer Agreement by and between My Racehorse CA LLC and Dalmore Group, LLC (20)
Exhibit 6.3	Vertalo Subscription Agreement by and between My Racehorse CA LLC and Vertalo, Inc. (3)
Exhibit 6.4	First Amendment to Management Services Agreement by and between My Racehorse CA LLC and Experiential Squared, Inc.(4)
Exhibit 6.5	Form of Equine Co–Ownership Agreement for La Cuvee 21– Series Royal Duet (6)
Exhibit 6.6	Profit Participation Convertible Promissory Note for Adaay in Asia (6)
Exhibit 6.7	Equine Co–Ownership Agreement for Adaay in Asia (6)
Exhibit 6.8	Profit Participation Convertible Promissory Note for Bullish Sentiment 21 (6)

57

Exhibit 6.9	Profit Participation Convertible Promissory Note for Seismic Beauty (6)
Exhibit 6.10	Equine Co–Ownership Agreement for Seismic Beauty (6)
Exhibit 6.11	Profit Participation Convertible Promissory Note for Sweet as Sin (6)
Exhibit 6.12	Equine Co–Ownership Agreement for Sweet as Sin (6)
Exhibit 6.13	Profit Participation Convertible Note for Alliford Bay 21 (6)
Exhibit 6.14	Equine Co–Ownership Agreement for Alliford Bay 21 (6)
Exhibit 6.15	Profit Participation Convertible Note for Blues Corner 21 (6)
Exhibit 6.16	Profit Participation Convertible Note for Lovesick 21 (6)
Exhibit 6.17	Equine Co–Ownership Agreement for Lovesick 21 (6)
Exhibit 6.18	Profit Participation Convertible Note for Tamboz 21 (6)
Exhibit 6.19	Equine Co–Ownership Agreement for Tamboz 21 (6)
Exhibit 6.20	Profit Participation Convertible Note for Blue Curl 22 (7)
Exhibit 6.21	Equine Co–Ownership Agreement for Blue Curl 22 (7)
Exhibit 6.22	Profit Participation Convertible Note for Bitter Lemon 22 (9)
Exhibit 6.23	Equine Co–Ownership Agreement for Bitter Lemon 22 (9)
Exhibit 6.24	Profit Participation Convertible Note for Downdraft 22 (9)
Exhibit 6.25	Equine Co–Ownership Agreement for Downdraft 22 (9)
Exhibit 6.26	Profit Participation Convertible Note for Bares Tripper 22 (9)
Exhibit 6.27	Equine Co–Ownership Agreement for Bares Tripper 22 (9)
Exhibit 6.28	Profit Participation Convertible Note for Hoopskirt 22 (9)
Exhibit 6.29	Equine Co–Ownership Agreement for Hoopskirt 22 (9)
Exhibit 6.30	Profit Participation Convertible Note for Princess Samurai 22 (9)
Exhibit 6.31	Equine Co–Ownership Agreement for Princess Samurai 22 (9)
Exhibit 6.32	Profit Participation Convertible Note for Incredible (9)
Exhibit 6.33	Equine Co–Ownership Agreement for Incredible (9)
Exhibit 6.34	Profit Participation Convertible Note for Nina Fever 22 (9)
Exhibit 6.35	Equine Co–Ownership Agreement for Nina Fever 22 (9)
Exhibit 6.36	Profit Participation Convertible Note for Blue Devil (9)
Exhibit 6.37	Equine Co–Ownership Agreement for Blue Devil (9)
Exhibit 6.38	OID Convertible Note for Clair De Lune 22 (10)
Exhibit 6.39	Profit Participation Convertible Note for Brandy 22 (8)
Exhibit 6.40	Equine Co-Ownership Agreement for Brandy 22 (8)
Exhibit 6.41	OID Convertible Note for Formidable Kitt 22 (11)
Exhibit 6.42	OID Convertible Note for Stylishly 23 (12)
Exhibit 6.43	OID Convertible Note for Malibu Bonnie 23 (12)
Exhibit 6.44	OID Convertible Note for Spanxamillion 23 (12)
Exhibit 6.45	OID Convertible Note for Blip Says Bye 2023(13)
Exhibit 6.46	OID Convertible Note for Seeking A Star 23 (14)
Exhibit 6.47	Equine Co-Ownership Agreement for Joke Sisi (15)
Exhibit 6.48	Equine Co-Ownership Agreement for Natural Beauty (15)
Exhibit 6.49	Equine Co-Ownership Agreement for Tiffany’s Mo (15)
Exhibit 6.50	OID Convertible Note for STG Broodmare Band (15)
Exhibit 6.51	OID Convertible Note for Thank You Note 23 (16)
Exhibit 6.52	OID Convertible Note for Magic Belle 23 (16)
Exhibit 6.53	Equine Co-Ownership Agreement for Magic Belle 23 (16)
Exhibit 6.54	Purchase and Sale Agreement for Straight No Chaser by and between My Racehorse CA LLC Series Margarita Friday 19, a Nevada series limited liability company and Winstar Farm, LLC, Glen Hill Farm, LLC, and certain additional purchasers, dated March 28, 2025. (17)
Exhibit 6.55	Purchase and Sale Agreement for Seize the Grey by and between My Racehorse CA LLC Series Smart Shopping 2021, a Nevada series limited liability company and Gainesway Thoroughbreds Ltd., a Kentucky corporation, dated July 9, 2024. (18)
Exhibit 6.56	OID Convertible Note for Just Like Lucy 23 (19)
Exhibit 6.57	OID Convertible Note for Eyepopnruby 23 (19)
Exhibit 6.58	OID Convertible Note for Trust But Verify (19)
Exhibit 6.59	Equine Co-Ownership Agreement for Just Like Lucy 23 (19)

58

Exhibit 6.60	Equine Co-Ownership Agreement for Eyepopnruby 23 (19)
Exhibit 6.61	OID Convertible Note for Great Hot 23 (20)
Exhibit 6.62	Equine Co-Ownership Agreement for Great Hot 23 (20)
Exhibit 6.63	OID Convertible Note for Wildcat Gaze 23 (21)
Exhibit 6.64	Equine Co-Ownership Agreement for Wildcat Gaze 23 (21)
Exhibit 6.65	OID Convertible Note for Stirred 23 (21)
Exhibit 6.66	Equine Co-Ownership Agreement for Stirred 23 (21)
Exhibit 6.67	OID Convertible Note for Restless Rider 23 (21)
Exhibit 6.68	OID Convertible Note for Thesis Break 24 (22)
Exhibit 6.69	Equine Co-Ownership Agreement for Thesis Break 24 (22)
Exhibit 6.70	OID Convertible Note for Confetti 24 (22)
Exhibit 6.71	Equine Co-Ownership Agreement for Confetti 24 (22)
Exhibit 6.72	OID Convertible Note for Slam Dunk 24 (22)
Exhibit 6.73	OID Convertible Note for Bubala 24 (23)
Exhibit 6.74	Equine Co-Ownership Agreement for Bubala 24 (23)
Exhibit 6.75	OID Convertible Note for Great Sister Diane 24 (23)
Exhibit 6.76	Equine Co-Ownership Agreement for Great Sister Diane 24 (23)
Exhibit 6.77	OID Convertible Note for Bernin Midnight 24 (23)
Exhibit 6.78	Equine Co-Ownership Agreement for Bernin Midnight 24 (23)
 __________________

*	Filed herewith.

(1)	Filed with the Company’s Form 1–A dated September 10, 2018 and incorporated by reference herein.
(2)	Filed with the Company’s Post Qualification Amendment No. 13 to Form 1–A dated July 15, 2020 and incorporated by reference herein.
(3)	Filed with the Company’s Post Qualification Amendment No. 32 to Form 1–A dated January 11, 2022 and incorporated by reference herein.
(4)	Filed with the Company’s Form 1–A dated February 22, 2022 and incorporated by reference herein.
(5)	Filed with the Company’s Post Qualification Amendment No. 1 to Form 1–A dated May 6, 2022 and incorporated by reference herein.
(6)	Filed with the Company’s Post Qualification Amendment No. 10 to Form 1–A, dated May 3, 2023 and incorporated by reference herein.
(7)	Filed with the Company’s Post Qualification Amendment No. 14 to Form 1–A, dated October 13, 2023 and incorporated by reference herein.
(8)	Filed with the Company’s Post Qualification Amendment No. 15 to Form 1-A, dated October 27, 2023 and incorporated by reference.
(9)	Filed with the Company’s Post Qualification Amendment No. 16 to Form 1-A, dated December 12, 2023 and incorporated by reference.
(10)	Filed with the Company’s Post Qualification Amendment No. 18 to Form 1-A, dated June 24, 2024 and incorporated by reference.
(11)	Filed with the Company’s Post Qualification Amendment No. 19 to Form 1-A, dated July 29, 2024 and incorporated by reference herein.
(12)	Filed with the Company’s Post Qualification Amendment No. 20 to Form 1-A, dated August 22, 2024 and incorporated by reference herein.
(13)	Filed with the Company’s Post Qualification Amendment No. 21 to Form 1-A, dated November 13, 2024 and incorporated by reference herein.
(14)	Filed with the Company’s Post Qualification Amendment No. 22 to Form 1-A, dated December 11, 2024 and incorporated by reference herein.
(15)	Filed with the Company’s Post Qualification Amendment No. 23 to Form 1-A, dated January 14, 2025 and incorporated by reference herein.
(16)	Filed with the Company’s Post Qualification Amendment No. 24 to Form 1-A, dated March 19, 2025 and incorporated by reference herein.
(17)	Filed with the Company’s Current Report on Form 1-U, dated April 3, 2025 and incorporated by reference herein.
(18)	Filed with the Company’s Current Report on Form 1-U/A, dated July 15, 2024 and incorporated by reference herein.
(19)	Filed with the Company’s Post Qualification Amendment No. 25 to Form 1-A, dated April 28, 2025 and incorporated by reference herein.
(20)	Filed with the Company’s Post Qualification Amendment No. 1 to Form 1-A, dated June 18, 2025 and incorporated by reference herein.
(21)	Filed with the Company’s Post Qualification Amendment No. 2 to Form 1-A, dated July 11, 2025 and incorporated by reference herein.
(22)	Filed with the Company’s Post Qualification Amendment No. 3 to Form 1-A, dated August 19, 2025 and incorporated by reference herein.
(23)	Filed with the Company’s Post Qualification Amendment No. 4 to Form 1-A, dated September 24, 2025 and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 6, 2025	MY RACEHORSE CA LLC

By: Experiential Squared, Inc., its Manager

By: /s/ Michael Behrens
Name: Michael Behrens
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Behrens Name: Michael Behrens	Chief Executive Officer and Secretary of Experiential Squared, Inc. (Principal Executive Officer)	October 6, 2025

/s/ Matthew Hendricks Name: Matthew Hendricks	Chief Financial Officer of Experiential Squared, Inc. (Principal Financial Officer and Principal Accounting Officer)	October 6, 2025

MY RACEHORSE CA LLC By: /s/ Michael Behrens Name: Michael Behrens Title: Chief Executive Officer	Manager	October 6, 2025

60